  As filed with the Securities and Exchange Commission on October 8, 1999
                                                      Registration No. 333-84535
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                                --------------

                              AMENDMENT NO. 3
                                       to
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                --------------

                                 BE FREE, INC.
             (Exact name of registrant as specified in its charter)

         Delaware                     7374                   04-3303188
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
       jurisdiction        Classification Code Number) Identification Number)
   of incorporation or
      organization)

                             154 Crane Meadow Road
                        Marlborough, Massachusetts 01752
                                 (508) 357-8888
    (Address, including zip code, telephone number, including area code, of registrant's principal executive offices)

                              Gordon B. Hoffstein
                     President and Chief Executive Officer
                                 BE FREE, INC.
                             154 Crane Meadow Road
                        Marlborough, Massachusetts 01752
                                 (508) 357-8888
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                --------------
                                   Copies to:
         JAY E. BOTHWICK, ESQ.                   MARK H. BURNETT, ESQ.
       DAVID A. WESTENBERG, ESQ.                 JOCELYN M. AREL, ESQ.
           HALE AND DORR LLP                TESTA, HURWITZ & THIBEAULT, LLP
            60 State Street                         125 High Street
      Boston, Massachusetts 02109             Boston, Massachusetts 02110
       Telephone: (617) 526-6000               Telephone: (617) 248-7000
        Telecopy: (617) 526-5000                Telecopy: (617) 248-7100
   Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date hereof.
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [X]
                                --------------

                      CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           Proposed
                                             Proposed       Maximum
 Title of each Class of                       Maximum      Aggregate   Amount of
    Securities to be        Amount to     Offering Price   Offering   Registration
       Registered        be Registered(1) Per Security(2) Price(1)(2)     Fee
--------------------------------------------------------------------------------
Common Stock, $.01 par
 value..................    6,440,000         $10.00      $64,400,000   $17,904

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) Includes 840,000 shares which the Underwriters have the option to purchase to cover over-allotments of shares. See "Underwriting."

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) under the Securities Act of 1933, as amended.

(3) The fee of $16,625 was previously paid with the initial filing of this Registration Statement with the Commission on August 5, 1999. A fee of $1,279 is hereby paid in connection with this filing.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+We will amend and complete the information in this prospectus. Although we + +are permitted by U.S. federal securities laws to offer these securities using + +this prospectus, we may not sell them or accept your offer to buy them until + +the documentation filed with the SEC relating to these securities has been + +declared effective by the SEC. This prospectus is not an offer to sell these + +securities or our solicitation of your offer to buy these securities in any +
+jurisdiction where that would not be permitted or legal.                      +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   SUBJECT TO COMPLETION-OCTOBER 8, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Prospectus

     , 1999

                          [Be Free logo appears here]

                     5,600,000 Shares of Common Stock
--------------------------------------------------------------------------------


The Company:                 The Offering:

 . We are a leading           . We are offering 5,600,000 shares of our common
  provider of services         stock.
  that enable our
  customers to generate,     . The underwriters have an option to purchase up
  place and manage             to an additional 840,000 shares from us to
  hyperlink promotions         cover over-allotments.
  for their products and
  services in tens of        . This is our initial public offering. We
  thousands of locations       anticipate that the initial public offering
  on the Internet. Our         price will be between $8.00 and $10.00 per
  customers pay us for         share.
  these promotions only
  when they generate         . Closing:     , 1999
  sales or traffic.

Proposed Symbol & Market: . BFRE/NASDAQ


    -----------------------------------------
                              Per Share Total
    -----------------------------------------
      Public offering price:    $       $
      Underwriting fees:
      Proceeds to Be Free:
    -----------------------------------------


  This investment involves risk. See "Risk Factors" beginning on page 7.

--------------------------------------------------------------------------------

Neither the SEC nor any state securities commission has determined whether this prospectus is truthful or complete. Nor have they made, nor will they make, any determination as to whether anyone should buy these securities. Any representation to the contrary is a criminal offense.

--------------------------------------------------------------------------------

Donaldson, Lufkin & Jenrette

             Hambrecht & Quist

                          Dain Rauscher Wessels
                           a division of Dain Rauscher Incorporated

                                                                  DLJdirect Inc.

                               TABLE OF CONTENTS

                                                                            Page
Prospectus Summary........................................................    1
Risk Factors..............................................................    7
Use of Proceeds...........................................................   19
Dividend Policy...........................................................   19
Capitalization............................................................   20
Dilution..................................................................   21
Selected Consolidated Financial Data......................................   22
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   24
Business..................................................................   33

                                                                            Page
Management.................................................................  47
Transactions with Related Parties..........................................  54
Principal Stockholders.....................................................  57
Description of Capital Stock...............................................  59
Shares Eligible for Future Sale............................................  63
Underwriting...............................................................  65
Legal Matters..............................................................  67
Experts....................................................................  68
Where You Can Find More Information........................................  68
Index to Financial Statements.............................................. F-1

                              [Gatefold Artwork]

     [Graphic of a promotion featured on the Web site of a marketing affiliate. This graphic is being viewed by a crowd of miniature people and is connected by arrows flowing through a graphic of Be Free's Data Interchange to a graphic of an online merchant customer's Web site. These three graphics together represent the exchange of information between Be Free, its customers and their marketing partners, and illustrate how performance marketing works in the Internet.]

                               PROSPECTUS SUMMARY

   This summary may not contain all of the information that is important to you. You should read the entire prospectus, including the financial statements and related notes, before making an investment decision. Unless otherwise indicated, all information in this prospectus:


  .  reflects a 1-for-2 reverse stock split effective October 6, 1999;

  . assumes that the underwriters will not exercise their over-allotment option;

  . gives effect to the conversion of all outstanding shares of preferred stock into 11,898,261 shares of common stock upon the completion of this offering; and

  . assumes the effectiveness of our amended and restated certificate of incorporation.


                                    Be Free

Our Business

   We are a leading provider of services that enable our customers to generate, place and manage hyperlink promotions for their products and services in tens of thousands of locations on the Internet. Our customers pay us for these promotions only when they generate sales or traffic. Our customers include both online merchants, which sell goods or services over the Internet, and portals, which are high traffic Web sites designed to provide content and Internet search capabilities. Our leadership position is supported by the online traffic or transaction levels of our customers. Our customers use our services to establish and manage their own marketing relationships directly with third parties that host Web sites or send e-mail messages. We refer to these third parties as our customers' marketing partners and our customers sometimes refer to them as their affiliates. We enable these marketing partners to choose from among a variety of hyperlink promotions made available by our customers. These marketing partners can then integrate the promotions they choose anywhere within the content contained in their Web sites and e-mail messages that is relevant to our customers' products or services being promoted. We track the sales or traffic generated for our customers by these hyperlink promotions and report this information to our customers and to their marketing partners.

   Our customers pay their marketing partners only for those promotions that perform by generating sales or traffic. We call this performance marketing. In contrast, businesses that use more traditional Internet marketing, such as banner advertising, pay for their promotions based upon the number of times the advertisment is viewed, without regard to any sales or traffic generated. Because of this difference and because marketing partners can choose the promotions and the way they are integrated into relevant content in the marketing partner's Web site or e-mail message, our customers generally view their establishment of these marketing relationships as a separate online sales channel for their goods and services. These are commonly known as performance marketing sales channels. We provide customers with a solution that allows them to cost-effectively establish, manage and reward these performance marketing sales channels. We enable our customers to increase their sales and traffic and decrease their cost of customer acquisition.

   Our services are critical to performance marketing because they:

  . provide a data interchange, consisting of a centralized database, that enables the exchange of data between our customers' catalog, transactional and fulfillment systems with their marketing partners' Web sites and e-mail messages;

  . enable our customers to manage promotions that we store on our servers, consisting of hyperlinks in a variety of formats for each of our customers' products or services;

  . enable each of our customer's marketing partners to select and generate those promotions from our servers that are relevant to the content on its Web site or within its e-mail messages and integrate those promotions within that content;

  . track the effectiveness of each individual promotion by recording each time a user views it on a marketing partner's site, clicks on it and is directed to our customer's site, and makes a purchase on that customer's site; and

  . collect, store and analyze viewing, click-through and sales data to improve the effectiveness of online marketing and to reduce the cost of customer acquisition.

   Using our services, our customers pay only for those individual promotions that generate sales or traffic. Our online merchant customers typically pay us fees based upon the sales resulting from promotions hosted by their marketing partners. Our portal customers typically pay us fees based upon the traffic resulting from promotions hosted by their marketing partners. Our customers enter into separate agreements directly with their marketing partners and pay them separate fees based on the level of sales or traffic they generate by hosting the promotions. As a result, our economic interests are closely aligned with the economic interests of our customers and their marketing partners.

   Our performance marketing services to date have focused on enabling our customers to establish and manage marketing relationships with third party Web sites that include on their sites hyperlinks to our customers' Web sites. We also provide performance marketing services which enhance more traditional online marketing, such as the serving of ad banners, by tracking their effectiveness through to a sale rather than merely tracking the number of times they are viewed. Recently, we expanded our services to enable the inclusion of hyperlinks in e-mail messages sent by businesses and individuals and to track their effectiveness through to a sale. To date, our banner ad serving and e-mail services have not generated a material amount of our revenue.

   The promotions we tracked for our customers were shown more than 400 million times in September 1999 through our customers' more than one million performance marketing relationships. Jupiter Communications, an Internet research firm, estimates that online merchants that have established performance marketing relationships with Web site publishers generate on average 17% of their online sales through these relationships. We believe that performance marketing sales channels will constitute an increasingly significant revenue source for our customers.

Our Market Opportunity

   The Internet has experienced rapid growth both in terms of the number of users online and in the amount and dispersion of content available to them there. The Internet has also emerged as a significant sales channel for goods and services to consumers, with total U.S. online consumer spending projected to increase from $7.8 billion in 1998 to $108.0 billion in 2003.

   Online merchants and portals use online promotions to reach a global audience for their products and services, drive traffic to their Web sites, attract customers and facilitate transactions. Initially, these online promotions took the form of banner advertisements. Under this model an advertiser pays fees based on the number of times its ad is displayed and typically evaluates the performance of that ad based on the rate at which viewers click on it and are directed to the advertiser's Web site.

   As a result of decreases in these click-through rates and a need to reach a broader audience viewing more widely dispersed content, online merchants and portals sought to pay for their marketing programs based on the sales or traffic they generated.

   However, online merchants and portals face several challenges in establishing and managing performance marketing sales channels. These challenges include the internal development and operation of software and hardware to exchange data with thousands of marketing partners that operate disparate systems, generating and placing hyperlinks and managing relationships with large numbers of marketing partners. In addition, marketing partners want to minimize the time and expense associated with enrolling in performance marketing sales channels and creating and changing hyperlinks for a particular online merchant or portal. We believe these challenges provide a significant opportunity for our comprehensive solutions that are designed to help online merchants and portals establish and manage performance marketing sales channels and to help marketing partners enhance their revenue.

Our Strategy

   Our objective is to be the leading provider of online performance marketing solutions. We are focusing on the following strategic initiatives to achieve this objective:

  . continue our technology leadership and expertise to enhance and extend our comprehensive solutions for performance marketing programs;

  . rapidly expand our targeted customer base, both in the U.S. and selected markets abroad;

  . continue to provide customer branded and controlled solutions;

  . increase the size and effectiveness of our customers' sales channels; and

  . expand our services to existing customers.

Our History

   We were incorporated in 1996 in Delaware under the name Freedom of Information, Inc. and changed our name to Be Free, Inc. in March 1999. In August 1998 we combined with two affiliated companies under common control and management. One affiliated company was incorporated in 1985 in Pennsylvania and the other was incorporated in 1996 in Delaware. All of our financial statements and data in this prospectus are presented on a consolidated basis for all three entities.

   We have invested in the expansion of our business in order to become a leading provider of performance marketing services and pursue our market opportunity. As a result, we have a history of operating losses equaling an accumulated deficit of $19.5 million as of September 30, 1999. See "Summary Consolidated Financial Data" and "Risk Factors--We have a history of losses and expect future losses."

                                ----------------

   Our principal executive office is located at 154 Crane Meadow Road, Marlborough, Massachusetts 01752, and our telephone number is (508) 357-8888. Our corporate Web sites are located at www.befree.com and www.affiliaterecruiters.com. The information contained on our Web sites is not a part of this prospectus.

   Be Free, BFAST, BFIT, B-INTOUCH and e-nabled are our servicemarks. This prospectus also contains other trademarks, servicemarks and tradenames that are the property of other parties.

                                  The Offering

Common stock offered by Be Free.... 5,600,000 shares

Common stock to be outstanding
 after this offering............... 26,218,444 shares

Use of proceeds.................... Working capital and other general corporate purposes

Proposed Nasdaq National Market
 symbol............................ BFRE

   The common stock outstanding after the offering is based on the number of shares outstanding as of September 30, 1999, and excludes:

  . 1,617,304 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $0.91 per share;

  . 738,643 shares available for issuance and grant under our 1998 Stock Incentive Plan, net of outstanding options and restricted stock;

  . 1,749,000 shares issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted average exercise price of $3.00 per share; and

  . 350,000 shares issuable upon the exercise of outstanding warrants, which previously had been warrants to purchase Series A preferred stock, at a weighted average exercise price of $2.00 per share.

                      Summary Consolidated Financial Data
                     (In thousands, except per share data)

   The financial data set forth below should be read with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes, all included elsewhere in this prospectus.

   Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of preferred stock to redemption value has not been included in the calculation of unaudited pro forma basic and diluted net loss per share.

                                                               Nine Months
                                                             Ended September
                                  Year Ended December 31,          30,
                                  -------------------------  -----------------
                                   1996     1997     1998     1998      1999
Statement of Operations Data:
Revenue:
 Performance marketing services.. $   --   $   216  $ 1,319  $   933  $  2,709
 Other...........................     196       60        8        8       --
                                  -------  -------  -------  -------  --------
  Total revenue..................     196      276    1,327      941     2,709
Total operating expenses.........   1,461    1,211    5,866    3,803    14,999
                                  -------  -------  -------  -------  --------
Operating loss...................  (1,265)    (935)  (4,539)  (2,862)  (12,290)
Interest expense, net............     (26)     (99)    (224)     (86)     (193)
                                  -------  -------  -------  -------  --------
Net loss.........................  (1,291)  (1,034)  (4,763)  (2,948)  (12,483)
Accretion of preferred stock to
 redemption value................     --       --      (130)     (32)   (1,297)
                                  -------  -------  -------  -------  --------
Net loss attributable to common
 stockholders.................... $(1,291) $(1,034) $(4,893) $(2,980) $(13,780)
                                  =======  =======  =======  =======  ========

Basic and diluted net loss per
 share........................... $ (0.13) $ (0.08) $ (0.61) $ (0.35) $  (2.18)

Shares used in computing basic
 and diluted net loss per share..   9,772   13,569    8,009    8,547     6,331
Unaudited pro forma basic and
 diluted net loss per share......                   $ (0.49)          $  (0.78)

Shares used in computing
 unaudited pro forma basic and
 diluted net loss per share......                     9,820             16,054

   The pro forma as adjusted balance sheet data as of September 30, 1999 give effect to the conversion of all outstanding shares of preferred stock into shares of common stock and have been adjusted to give effect to the sale of 5,600,000 shares of common stock offered hereby at the assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and offering expenses.

                                                           As of September 30,
                                                                   1999
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
Balance Sheet Data:
 Cash, cash equivalents and marketable securities......... $ 19,338    $65,210
 Working capital..........................................   10,775     56,647
 Total assets.............................................   30,560     76,432
 Long-term debt, net of current portion...................    5,453      5,453
 Convertible preferred....................................   35,028        --
 Total stockholders' equity (deficit).....................  (21,291)    60,149

                                  RISK FACTORS

   You should consider carefully the following risks, together with all other information included in this prospectus, before you decide to buy our common stock. Please keep these risks in mind when reading this prospectus, including any forward-looking statements appearing in this prospectus. If any of the following risks actually occurs, our business, financial condition or results of operations would likely suffer materially. As a result, the trading price of our common stock may decline, and you could lose all or part of the money you paid to buy our common stock.

Our limited operating history makes the evaluation of our business and prospects difficult

   We introduced our first performance marketing services and recorded our first revenue from these services in the third quarter of 1997. Accordingly, you have limited information about our company with which to evaluate our business, strategies and performance and an investment in our common stock. Before buying our common stock, you should consider the risks and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, particularly those companies whose business depends on the Internet. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

We have a history of losses and expect future losses

   Our accumulated deficit as of September 30, 1999 was $19.5 million. Our current business has never achieved profitability and we expect to continue to incur losses for the foreseeable future in light of the level of our planned operating and capital expenditures. We also expect to experience negative operating cash flow for the foreseeable future as we fund our operating losses and capital expenditures. If our revenue grows more slowly than we anticipate, or if our operating expenses exceed our expectations and cannot be adjusted in a timely manner, our business, results of operations, financial condition and prospects would be materially and adversely affected. To support our current and future lines of business, we plan to invest in our technology and infrastructure, including an expansion of our existing data center and the opening of new data centers. We also intend to increase our expenditures relating to sales and marketing and product development activities. The timing of our investments and expansion could cause material fluctuations in our results of operations. We also plan to purchase additional capital equipment, which will result in additional depreciation expense. Our losses may increase in the future and we may not be able to achieve or sustain profitability. We will need to generate significant additional revenue to achieve profitability. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis in the future. See "Selected Consolidated Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

If the Internet fails to grow as an advertising, marketing and sales medium, our future revenue and business prospects would be materially and adversely affected

   Our future revenue and business prospects depend in part on a significant increase in the use of the Internet as an advertising, marketing and sales medium. Internet advertising and marketing is new and rapidly evolving, and it cannot yet be compared with traditional advertising media or marketing programs to gauge its effectiveness. As a result, demand for and market acceptance of Internet advertising and marketing solutions are uncertain. Further, the Internet is still emerging as a significant channel for selling goods and services to consumers. Our business and prospects will be materially and adversely affected if the Internet does not become accepted as an advertising and marketing medium or if consumers do not increasingly purchase goods and services online. The adoption of Internet advertising and marketing, particularly by entities that have historically relied upon more traditional methods, requires the acceptance of a new way of advertising and marketing. These customers may find Internet advertising and marketing to be less effective for meeting their business needs than other methods of advertising and marketing.

Because our business model is new and unproven, we do not know if we will generate significant revenue on a sustained basis or achieve profitability

   Substantially all of our revenue is derived from a new business model. Our revenue depends on whether the online marketing that we facilitate generates sales or traffic for our customers. In contrast, others earn fees based merely on placing online advertisements for customers. Our customers' marketing partners may not generate substantial volumes of sales or traffic for our customers. Similarly, our customers' product and service offerings may not be sufficient to attract or retain their marketing partners. In either situation, we may lose revenue and, ultimately, customers. If the assumptions underlying our business model are not valid or we are unable to implement our business plan, achieve the predicted level of market penetration or obtain the desired level of pricing of our services for sustained periods, our business, prospects, results of operations and financial condition will be materially and adversely affected.

Most of our revenue is derived from a small number of customers. If we lose any of these major customers, our revenue could dramatically decline

   We derive a substantial portion of our revenue from a small number of customers. Our largest customer, barnesandnoble.com, represented 78%, 73% and 30% of our revenue in 1997, 1998 and the first nine months of 1999, respectively. In the first nine months of 1999, GeoCities, a subsidiary of Yahoo! Inc., and Network Solutions, Inc., each accounted for in excess of 10% of our revenue. Our revenue would be materially and adversely affected by the loss of any of these customers, any significant reduction in net revenue generated from these customers or any system or other disruptions related to these customers or their significant marketing partners. Our contract with barnesandnoble.com expires in January 2001. Our contract with GeoCities expires in January 2002 and our contract with Network Solutions, Inc. expires in July 2000. GeoCities has the right to terminate its contract prior to the expiration of its term by giving us notice and paying a penalty. These contracts provide that either party may terminate upon a material breach. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note B to the Consolidated Financial Statements included elsewhere in this prospectus.

System disruptions and failures may result in customer dissatisfaction, customer loss or both, which could materially and adversely affect our reputation and business

   The continued and uninterrupted performance of the computer systems used by us, our customers and their marketing partners is critical to our success. Customers may become dissatisfied by any system failure that interrupts our ability to provide our services to them. These failures could affect our ability to deliver and track promotions quickly and accurately to the targeted audience and deliver reports to our customers and their marketing partners. Sustained or repeated system failures would reduce the attractiveness of our services significantly. Our operations depend on our ability to protect our computer systems against damage from fire, power loss, water damage, telecommunications failures, vandalism and similar unexpected adverse events. In addition, interruptions in our services could result from the failure of telecommunications providers to provide the necessary data communications capacity in the time required. Our critical computer hardware and software is housed at Exodus Communications, Inc., a third party provider of Internet hosting and communication services located in the Harborside, New Jersey area. Any system failure by us or Exodus, or any of the above factors affecting the Harborside, New Jersey area specifically, would have a material adverse effect on our business. Further, despite our efforts to implement network security measures, our systems are vulnerable to computer viruses, break-ins and similar disruptions from unauthorized tampering. We do not carry enough business interruption insurance to compensate for any significant losses that may occur as a result of any of these events.

   We have experienced systems outages in the past, during which we were unable to route transactions to our customers from their marketing partners or provide reports. We expect to experience additional outages in the future. To date, these outages have not had a material adverse effect on us. However, in the future, a prolonged outage or frequent outages could cause harm to our reputation and could cause our customers or their marketing partners to make claims against us for damages allegedly resulting from an outage. The expansion of our existing data center and the opening of additional data centers may not eliminate systems outages or prevent the loss of sales when system outages occur. Any damage or failure that interrupts or delays our operations could result in material harm to our business and expose us to material liabilities. See "Business--Technology Infrastructure."

Intense competition in our markets may reduce the number of our customers and the pricing of our services

   We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing. We compete against larger companies with respect to our BFIT services, the banner ad serving portion of our business. We compete more broadly against similar sized, private companies. We face competition in the overall performance marketing solutions market, as well as in the affiliate sales channel and banner advertising delivery segments of the Internet advertising and marketing markets. In addition, we have recently entered the online e-mail referral services market and expect to face competition in this market. We have experienced and expect to continue to experience increased competition from current and potential competitors. We believe our principal competitors are Commission Junction, LinkShare and Microsoft's LinkExchange. See "Business--Competition."

   Our competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements than we can. In addition, our current and potential competitors may bundle their products with other software or services, including operating systems and Internet browsers, in a manner that may discourage users from purchasing services offered by us. Also, many current and potential competitors have greater name recognition and significantly greater financial, technical, marketing and other resources than we do. Increased competition could result in price reductions, fewer customer orders, reduced gross margins and loss of market share.

Some online merchants and portals may regard information about their online sales and traffic that result from their marketing partners to be too sensitive to share with anyone outside their company, including Be Free. If this view became widespread, our business and prospects would be materially and adversely affected.

   Our performance marketing services require our customers to permit us access to their catalog, transactional and fulfillment systems, so we can track, store and analyze the sales and traffic that result from their promotions on their marketing partners' Web sites. Some online merchants and portals may regard this information as too important from a business or competitive perspective to share with any third-party, including Be Free. If this view became widespread, businesses might forgo performance marketing services entirely or seek to establish and manage their own performance marketing sales channel using internal resources. This would materially and adversely affect our business and prospects.

Any breach of our system's security measures that results in the release of confidential customer data could cause customer dissatisfaction, customer loss, or both and expose us to lawsuits

   Third parties may attempt to breach our security. If they are successful, they could obtain our customers' or their marketing partners' confidential information, including marketing data, sales data, passwords, and financial account, performance and contact information. A breach of security could materially and adversely affect our reputation, business and prospects. We rely on encryption technology licensed from third parties. Our systems are vulnerable to computer viruses, physical or electronic break-ins and similar disruptions, which could lead to interruptions, delays or loss or theft of data. We may be required to expend significant capital and other resources to license encryption technology and additional technologies to protect against security breaches or to alleviate problems caused by any breach. We may be liable for any breach in our security and any breach could harm our reputation, reduce demand for our services or cause customers to terminate their relationships with us.

If our system produces inaccurate information about the transactions we track, we may experience customer dissatisfaction, customer loss, or both and be exposed to lawsuits

   Software defects or inaccurate data may cause incorrect recording, reporting or display of information about transactions to our customers, their marketing partners or both. This may cause us to pay, on our customer's behalf, incorrect transaction fees to their marketing partners. See "Business--Services--Related Services" on page 41 for a description of the payment service we offer our customers. It may also provide us with an inaccurate basis on which to extend, terminate or alter our customer relationships and may lead to customer dissatisfaction. As a result, we could lose customers or mismanage our customer relationships. We could also be sued for losses incurred by our customers, their marketing partners or both caused by inaccurate data. Our services depend on complex software that we have internally developed or licensed from third parties. Software often contains defects, particularly when first introduced or when new versions are released, which can adversely affect performance or result in inaccurate data. We may not discover software defects that affect our new or current services or enhancements until after they are deployed. In addition, our services depend on our customers and their marketing partners supplying us with data regarding contacts, performance and sales. They may provide us with erroneous or incomplete data.

To be competitive, we must continue to develop new and enhanced services, and our failure to do so may adversely affect our prospects

   Our market is characterized by rapid technological change, frequent new service introductions, changes in customer requirements and evolving industry standards. The introduction of services embodying new technologies and the emergence of new industry standards could render our existing services obsolete. Our revenue growth depends upon our ability to develop and introduce a variety of new services and service enhancements to address the increasingly sophisticated needs of our customers. We have experienced delays in releasing new services and service enhancements and may experience similar delays in the future. To date, these delays have not had a material effect on our business. If we experience material delays in introducing new services and enhancements, customers may forgo purchasing or renewing our services and purchase those of our competitors.

If government regulations and legal uncertainties related to doing business on the Internet cause a decline in e-commerce and Internet advertising and marketing, our business and prospects could be materially and adversely affected

   Laws and regulations directly applicable to Internet communications, commerce and marketing are becoming more prevalent. If any of these laws hinders the growth in use of the Web generally or decreases the acceptance of the Web as a medium of communications, commerce and marketing, our business and prospects may suffer materially. The United States Congress has enacted Internet laws regarding children's privacy, copyrights and taxation. Other laws and regulations may be adopted covering issues such as user privacy, pricing, content, taxation and quality of products and services. The governments of states and foreign countries might attempt to regulate our transmissions or levy sales or other taxes relating to our activities. The laws governing the Internet remain largely unsettled, even in areas where legislation has been enacted. It may take years to determine whether and how existing laws such as those governing intellectual property, privacy, libel and taxation apply to the Internet and Internet advertising and marketing services. In addition, the growth and development of the market for Internet commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, that may impose additional burdens on companies conducting business over the Internet.

If privacy concerns prevent us from effectively tracking Internet users on the Web sites of our customers, their marketing partners or both, our business prospects could decline significantly

   Our services depend on our being able to track when an Internet user views our customers' promotions, clicks on them, and, in the case of our online merchant customers, makes a purchase as a result of the click-through. If we became unable to track this information effectively, our business and prospects would be materially and adversely affected. Currently, we track this information by a variety of methods including the use of "cookies" and the assignment of unique tracking numbers when a user clicks on a promotion. A cookie is a small file of information that uniquely identifies a user. It is stored on the hard drive of the user's computer and passed through the user's browser. Due to privacy concerns, Internet users may avoid Web sites where their online behavior is likely to be tracked. If this occurred on a widespread basis, it could have a material adverse effect on our business and prospects.

If a significant number of Internet users use software to block online advertising, our business and prospects could decline materially

   Software programs exist that limit or prevent advertising from being delivered to a user's computer. Widespread adoption of this software by Web users would significantly undermine the commercial viability of Internet advertising and marketing. This development could cause our business and prospects to decline materially.

If we fail to protect our intellectual property rights, our business and prospects could be materially and adversely affected

   We seek to protect our proprietary rights through a combination of patent, copyright, trade secret and trademark law and assignment of invention and confidentiality agreements. The unauthorized reproduction or other misappropriation of our proprietary rights could enable third parties to benefit from our technology without paying us for it. If this occurs, our business could be materially and adversely affected. We have also filed applications to register various servicemarks. We cannot assure you that any of our servicemark registrations will be approved.

If we infringe upon the intellectual property rights of others, we could be exposed to significant liability

   We cannot assure you that our patent or any future patents or servicemark registrations we receive will not be successfully challenged by others or invalidated. In addition, we cannot assure you that we do not infringe any intellectual property rights of third parties or that we will be able to prevent misappropriation of our technologies, particularly in foreign countries where laws or law enforcement practices may not protect our proprietary rights as fully as in the United States.

If we fail to manage effectively the rapid growth in our operations, our business and prospects will be materially and adversely affected

   We have experienced rapid growth and expansion in our operations that have placed a significant strain on our managerial, operational and financial resources. Many members of our management have only recently joined us. We have grown from 12 employees as of June 30, 1998 to 154 employees as of September 30, 1999, and we expect the number of employees to increase in the future. To compete successfully, we must:

  .  continue to improve our financial and management controls;

  .  enhance our reporting systems and procedures;

  .  continue to scale our performance marketing systems;

  .  expand, train and manage our work force;

  .  integrate new customers effectively; and

  .  expand our sales, marketing and customer support departments.

If we fail to attract and retain key personnel, our business will be materially and adversely affected

   We depend on the continued services of our key technical, sales and senior management personnel, including our President and Chief Executive Officer, Gordon B. Hoffstein. Any officer or employee can terminate his or her relationship with us at any time. Our future business also depends on our ability to attract, train, retain and motivate highly qualified technical, marketing, sales and management personnel. Competition for these personnel is intense, and we may not be able to attract and retain them.

If our services are disrupted by the year 2000 problem, our business would be materially and adversely affected and we could be exposed to material liabilities from lawsuits against us

   Beginning in the year 2000, the date fields coded in some computer systems and software products will need to accept four-digit entries in order to distinguish between 21st century and 20th century dates. There is significant uncertainty regarding the potential effects of this issue. We have not had any independent verification of our Year 2000 readiness or assessment of potential costs associated with Year 2000 risks. We also have not procured any Year 2000 specific insurance or made any contingency plans to address Year 2000 risks. Unanticipated costs associated with any Year 2000 compliance may exceed our present expectations and have a material adverse effect on our business, results of operations and financial condition.

   We depend on the uninterrupted availability of the Internet infrastructure to conduct our business. We also rely on the continued operations of our customers, in particular their e-commerce sites where commercial transactions are performed, and our customers' marketing partners, in particular the Web sites and e-mail systems that host and distribute promotions, for our revenue. We are thus dependent upon the success of the Year 2000 compliance efforts of the service providers that support the Internet, our customers and their marketing partners. Interruptions in the Internet infrastructure affecting us, our customers or their marketing partners, or the failure of the Year 2000 compliance efforts of one or more of our customers or their marketing partners, could have a material adverse effect on our business, results of operations and financial condition. Further, the marketing initiatives pursued by our prospective customers could be affected by Year 2000 issues as companies expend significant resources to correct their current systems for the year 2000. These expenditures may result in reduced funds available for Internet advertising. This could materially and adversely affect our business, results of operations and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."

We depend on a limited number of hardware and software vendors for essential products. If we were unable to purchase or license these essential products on acceptable terms or if we had to obtain substitutes for these essential products from different vendors, we might suffer a loss of revenue due to business interruption and might incur higher operating costs.

   We buy and lease hardware, including our servers and storage arrays from Sun Microsystems and EMC Corporation. We also license software, including our servers' operating systems, Web server technology, database technology, graphical user interface technology and encryption technology, primarily from Sun Microsystems, Oracle Corporation and PowerSoft. If these vendors changed the terms of our license arrangements with them so that it would be uneconomical to purchase our essential products from them, or if they were unable or unwilling to supply us with a sufficient quantity of properly functioning products, our business could be materially and adversely affected due to:

  . business interruption caused by any delay in product and service development until equivalent technology can be identified; and

  .  the cost of integrating new technology.

We may be exposed to liability for information displayed on our customers' Web sites or within their marketing partners' Web sites or e-mail messages

   Because the provision of our services requires us to provide a connection to the Web sites of our customers and their marketing partners, we may be perceived as being associated with the content of these Web sites. We do not and cannot screen all of the content generated by our customers and their marketing partners. As a result, we may face potential liability for defamation, negligence, copyright, patent or trademark infringement and other claims based on the materials displayed on our customers' sites and on their marketing partners' sites and e-mail messages. For example, if one of our customers is sued for posting information on its Web site that is alleged to be defamatory, we may also be named as a defendant in that legal action based solely on our limited association with that customer's Web site. As a result, we could be involved in legal proceedings and disputes that are costly to resolve, regardless of their lack of merit. We may also suffer a loss of customers or reputational harm based on this information or resulting from our involvement in these legal proceedings. Furthermore, some foreign governments have enforced laws and regulations related to content distributed over the Internet that are more strict than those currently in place in the United States.

   Our insurance may not cover claims of these types or may not be adequate to indemnify us for all liability that may be imposed. There is a risk that a single claim or multiple claims, if successfully asserted against us, could exceed the total of our coverage limits. There is also a risk that a single claim or multiple claims asserted against us may not qualify for coverage under our insurance policies as a result of coverage exclusions that are contained within these policies. Any imposition of liability, particularly liability that is not covered by insurance or is in excess of insurance coverage could have a material adverse effect on our reputation and our business and operating results, or could result in the imposition of criminal penalties.

We expect our operating results to fluctuate and the price of our common stock could fall if quarterly results are lower than the expectations of securities analysts or stockholders

   We believe that quarter-to-quarter comparisons of our operating results are not necessarily meaningful. You should not rely on the results of one quarter as an indication of our future performance. If our quarterly operating results fall below the expectations of securities analysts or stockholders, however, the price of our common stock could fall. We have experienced significant fluctuation in our quarterly operating results and may continue to experience significant fluctuation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Consolidated Quarterly Results of Operations" for a discussion of the factors causing fluctuation of quarterly operating results.

We may be unable to fund our operating and capital requirements and service our debt satisfactorily

   We expect the net proceeds from this offering, our current cash and cash equivalents and borrowings to meet our operating and capital requirements and service our debt for at least the next 12 months. After that, we may need to raise additional funds. We cannot be certain that we will be able to obtain additional financing on favorable terms, if at all. If we cannot raise funds when needed, on acceptable terms, we may not be able to develop or enhance our services, take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. This could seriously harm our business, results of operations and financial condition.

   We plan to devote substantial resources to expand our existing data center and open additional data centers in 1999 and 2000. In addition, we expect to make significant investments in sales and marketing and the development of new services as part of our business strategy. The failure to generate sufficient cash from operations or to raise sufficient funds to finance this growth could require us to delay or abandon some or all of our plans or otherwise forgo market opportunities. This could make it difficult for us to respond to competitive pressures.

If we are not able to overcome the challenges of our planned international expansion, our revenue and our prospects for profitability may be materially and adversely affected

   We intend to expand our international operations and international sales and marketing efforts. To date, we have limited experience in developing localized versions of our services and in marketing, selling and distributing our services internationally. We have agreed to provide performance marketing services for an existing customer in Europe and may agree to provide services in additional European countries and Japan. Our success in these markets will depend on the success of our customers in these countries.

   International operations are subject to other inherent risks, including:

  .  the impact of recessions in economies outside the United States;

  .  changes in regulatory requirements;

  .  potentially adverse tax consequences;

  .  difficulties and costs of staffing and managing foreign operations;

  .  political and economic instability;

  .  compliance with foreign regulations regarding Internet privacy concerns;

  .  fluctuations in currency exchange rates; and

  . seasonal reductions in business activity during the summer months in Europe and some other parts of the world.

We have not identified specific uses for a substantial portion of the net proceeds of this offering. Management may invest or spend the proceeds of this offering in ways with which you may not agree

   Our board of directors and management will have significant flexibility in applying the net proceeds of this offering. As of the date of this prospectus, we do not have plans for using most of the proceeds from this offering other than for working capital and general corporate purposes, which may include the prepayment of our existing indebtedness.

We depend on the continued viability of the Internet infrastructure

   Our business depends upon the development and maintenance of a viable Internet infrastructure. The current Internet infrastructure may be unable to support an increased number of users. The timely development of products such as high-speed modems and communications equipment will be necessary to continue reliable Internet access. Furthermore, the Internet has experienced outages and delays as a result of damage to portions of its infrastructure. Outages and delays, including those resulting from Year 2000 problems, could adversely affect Web sites, e-mail and the level of traffic on the Web sites of our customers and their marketing partners. We also depend upon Internet access providers that provide consumers with access to our services. In the past, users have occasionally experienced difficulties due to system failures unrelated to our systems. Any disruption in the Internet access provided by third-party providers or any failure of third-party providers to handle higher volumes of user traffic could have a material adverse effect on our business, results of operations and financial condition. Finally, the effectiveness of the Internet may decline due to delays in the development or adoption of new standards and protocols designed to support increased levels of activity. If new standards or protocols are developed, we may be required to incur substantial expenditures to adapt our products.

Projections included in this prospectus relating to the growth of e-commerce and the Internet are based on assumptions that could turn out to be incorrect and actual results could be materially different from the projections

   This prospectus contains various third-party data and projections, including those relating to revenue generated by electronic commerce, the number of Internet users and the amount of Internet advertising. See "Prospectus Summary- -Our Market Opportunity" on page 3 and "Business-Industry Background" on pages 33 and 34. These data and projections have been included in studies prepared by independent market research firms, and the projections are based on surveys, financial reports and models used by these firms. Actual results or circumstances may be materially different from the projections. This could reduce our revenue and harm our operating results. These data and projections are inherently imprecise and investors are cautioned not to place undue reliance on them.

Our stock price may be extremely volatile which may prevent you from reselling your shares at or above the initial public offering price

   The market price of the common stock after this offering may vary from the initial public offering price. Fluctuations in market price and volume are particularly common among securities of Internet and other technology companies. As a result, you may not be able to resell your shares at or above the initial offering price. The market price of our common stock may fluctuate significantly in response to the following factors, some of which are beyond our control:

  .  variations in quarterly operating results;

  .  changes in market valuations of Internet and other technology companies;

  . our announcements of significant contracts, acquisitions, strategic partnership, joint ventures or capital commitments;

  .  failure to complete significant sales;

  .  additions or departures of key personnel;

  .  future sales of common stock; and

  .  changes in financial estimates by securities analysts.

If our stock price is volatile, we may be subject to securities class action litigation

   In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its stock. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert management's attention and resources.

If substantial sales of our common stock occur, our stock price could decline

   Sales of a substantial number of shares of common stock after this offering could adversely affect the market price of the common stock. On completion of this offering, we will have 26,218,444 shares of common stock outstanding, 1,617,304 shares subject to outstanding options and 2,099,000 shares subject to outstanding warrants. The shares sold in this offering will be freely tradable without restriction or further registration under the federal securities laws unless purchased by our "affiliates" as that term is defined in Rule 144. The remaining 20,618,444 shares, or 78.64 %, of common stock outstanding on completion of the offering will be "restricted securities" as that term is defined in Rule 144. Our directors, executive officers and existing stockholders have entered into lock-up agreements that limit their ability to sell common stock. These stockholders have agreed not to sell or otherwise dispose of any shares of common stock for a period of 180 days after the date of this prospectus without the prior written approval of Donaldson, Lufkin & Jenrette Securities Corporation. When the lock-up agreements expire, most of the restricted securities will become eligible for sale.

Our existing stockholders will be able to control all matters requiring stockholder approval and could delay or prevent someone from acquiring or merging with us on terms favored by a majority of our independent stockholders

   On completion of this offering, our executive officers and directors and their affiliates will beneficially own approximately 62.70% of our outstanding common stock. As a result, these stockholders will be able to exercise control over the company's operations and all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. This could delay or prevent a third party from acquiring or merging with us.

If we issue more equity securities in the future, your influence over corporate matters that require stockholder approval may be diluted

   If we raise additional capital by selling more equity securities, your percentage ownership may decrease and any additional equity securities may have rights, preferences or privileges senior to those of existing holders of common stock. As a result, your ability to influence corporate matters that require stockholder approval may be reduced.

Anti-takeover provisions in our charter documents and Delaware law could prevent or delay a change in control of our company

   Some provisions of our amended and restated certificate of incorporation and by-laws may discourage, delay or prevent a merger or acquisition that a stockholder may consider favorable, which could reduce the market price of our common stock. These provisions include:

  . authorizing the issuance of blank check preferred stock or additional shares of common stock;

  . providing for a classified board of directors with staggered, three-year terms;

  . providing that directors may only be removed for cause by a two-thirds vote of stockholders;

  .  limiting the persons who may call special meetings of stockholders;

  .  prohibiting stockholder action by written consent; and

  . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by stockholders at stockholder meetings.

   Delaware law may also discourage, delay or prevent a third party from acquiring or merging with us.

Investors will experience immediate dilution in the book value of their shares

   The initial public offering price is expected to be substantially higher than the book value per share of the outstanding common stock immediately after this offering. Accordingly, if you purchase common stock in the offering, you will incur immediate dilution of approximately $6.71 in the book value per share of the common stock from the price you pay for the common stock.

The forward-looking statements we make in this prospectus might prove inaccurate. As a result, our actual results, levels of activity, performance or achievements may differ materially from those expressed in the forward-looking statements

   Some of the statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as "may," "might," "will," "should," "could," "expects," "plans," "intends," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or other comparable terminology. These statements involve known and unknown risks and uncertainties that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. These factors include, among other things, the risk factors discussed above.

   We cannot guarantee any future results, levels of activity, performance or achievements. Moreover, neither we nor anyone else assumes responsibility for the accuracy and completeness of these statements. We do not intend to update any of the forward-looking statements after the date of this prospectus.

                                USE OF PROCEEDS

   We estimate that the net proceeds from our sale of 5,600,000 shares of common stock at an assumed initial public offering price of $9.00 per share to be $45,872,000, after deducting estimated underwriting discounts and offering expenses. If the underwriters' over-allotment option is exercised in full, we estimate that the net proceeds will be approximately $52,903,000, after deducting the estimated underwriters discounts and offering expenses.

   Our primary purposes for this offering are to increase our equity capital, create a public market for our common stock and facilitate our future access to public equity markets. We intend to use our net proceeds of this offering for working capital and other general corporate purposes, including expansion of our existing data center and the addition of new data centers. As of September 30, 1999, we had outstanding the following principal amounts under our credit arrangements with Comdisco, Inc. that we may repay, in whole or in part, with a portion of the proceeds of this offering:

  . $5,000,000 with an interest rate of 12% per annum under a subordinated debt agreement, to be repaid in equal monthly installments of principal beginning December 1999 and ending November 2001; and

  . $1,905,258 with an interest rate of 6.8% per annum under a revolving capital equipment line of credit with each borrowing under the line to be repaid in equal monthly installments of principal over four years from the date of that borrowing.

These borrowings were used to provide working capital and to acquire computer equipment, furniture and fixtures.

   We have not identified specific uses for a substantial portion of our net proceeds of this offering, and we will have discretion over their use and investment. Pending use of the net proceeds, we intend to invest these proceeds in short-term, investment grade, interest-bearing securities.

                                DIVIDEND POLICY

   We currently intend to retain future earnings, if any, to finance our growth. We have not paid any cash dividends since January 1, 1996 and do not anticipate paying cash dividends on our common stock in the foreseeable future. Payment of future dividends, if any, will be at the discretion of our board of directors after taking into account various factors, including our financial condition, operating results, current and anticipated cash needs, restrictions in financing agreements and plans for expansion.

   Under the terms of our existing subordinated debt agreement, we are prohibited from paying any cash dividends without the prior consent of our lenders.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of September 30, 1999 on an actual basis and pro forma as adjusted basis. This information should be read in conjunction with our consolidated financial statements and related notes, all included elsewhere in this prospectus.

   The pro forma as adjusted basis:

  . gives effect to the automatic conversion of all outstanding shares of preferred stock into 11,898,261 shares of common stock upon the closing of this offering; and

  . reflects our receipt and application of the estimated net proceeds from the sale of 5,600,000 shares of common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting the estimated underwriting discounts and offering expenses payable by us.

   Shares of common stock reflected by this table exclude:

  . 1,617,304 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $0.91 per share;

  . 738,643 shares available for issuance and grant under our 1998 Stock Incentive Plan, net of outstanding options and restricted stock;

  . 1,749,000 shares issuable upon the exercise of outstanding warrants to purchase shares of common stock at a weighted average exercise price of $3.00 per share; and

  . 350,000 shares issuable upon the exercise of outstanding warrants, which previously had been warrants to purchase Series A preferred stock, at a weighted average exercise price of $2.00 per share.

                                                     As of September 30, 1999
                                                     -------------------------
                                                                    Pro Forma
                                                        Actual     As Adjusted
Cash, cash equivalents and marketable securities...  $ 19,338,226  $65,210,226
                                                     ============  ===========
Current portion of long-term debt..................  $  2,501,895  $ 2,501,895
                                                     ============  ===========
Long-term debt, net of current portion.............  $  5,452,825  $ 5,452,825
Series A Convertible Participating Preferred Stock;
 $.01 par value; 11,300,000 shares authorized,
 actual: 10,600,000 shares issued and outstanding,
 actual; none authorized, issued and outstanding,
 pro forma as adjusted.............................     9,077,519          --
Series A Convertible Participating Preferred Stock
 Warrants: 700,000 warrants, exercise price $1.00..       540,000          --
Series B Convertible Participating Preferred Stock;
 $.01 par value; 13,196,522 shares authorized,
 actual: 13,196,522 shares issued and outstanding,
 actual; none authorized, issued and outstanding,
 pro forma as adjusted.............................    25,950,155          --
Preferred stock, $0.01 par value; no shares
 authorized, actual; 10,000,000 shares authorized,
 pro forma as adjusted; no shares issued and
 outstanding, actual and pro forma as adjusted.....           --           --
Stockholders' equity (deficit):
 Common stock, $0.01 par value; 27,500,000 shares
  authorized, actual; 75,000,000 shares authorized,
  pro forma as adjusted: 9,750,000 shares issued,
  actual; 27,248,261 shares issued pro forma as
  adjusted.........................................        97,500      272,483
 Additional paid-in capital........................     6,462,077   87,726,768
 Unearned compensation.............................    (6,503,315)  (6,503,315)
 Shareholders notes receivable.....................      (208,072)    (208,072)
 Accumulated deficit...............................   (19,524,994) (19,524,994)
 Treasury stock, at cost (1,029,817 shares, actual
  and pro forma as adjusted).......................    (1,613,860)  (1,613,860)
                                                     ------------  -----------
Total stockholders' equity (deficit)...............   (21,290,664)  60,149,010
                                                     ------------  -----------
Total capitalization...............................  $ 19,729,835  $65,601,835
                                                     ============  ===========

                                    DILUTION

   The pro forma net tangible book value of our common stock as of September 30, 1999 was $14,277,010, or $0.69 per share, after giving effect to the automatic conversion of all outstanding shares of preferred stock into 11,898,261 shares of common stock upon the closing of this offering. After giving effect to the sale of common stock pursuant to this offering at an assumed initial public offering price of $9.00 per share, assuming the underwriters' option to purchase additional shares in this offering is not exercised, and after deducting estimated underwriting discounts and offering expenses, the adjusted pro forma net tangible book value as of September 30, 1999 would have been $60,149,010 or $2.29 per share.

   Pro forma net tangible book value per share before the offering has been determined by dividing pro forma net tangible book value, which is calculated as total tangible assets less total liabilities, by the pro forma number of shares of common stock outstanding as of September 30, 1999. This offering will result in an increase in pro forma net tangible book value per share of $1.60 to existing stockholders and dilution in pro forma net tangible book value per share of $6.71 to new investors who purchase shares in this offering. Dilution is determined by subtracting pro forma net tangible book value per share from the assumed initial public offering price of $9.00 per share. The following table illustrates this dilution:

  Assumed initial public offering price per share..................       $9.00
   Pro forma net tangible book value per share as of September 30,
   1999............................................................ $0.69
   Increase attributable to sale of common stock in this offering..  1.60
                                                                    -----
  Pro forma net tangible book value per share after this offering..        2.29
                                                                          -----
  Dilution of net tangible book value per share to new investors...       $6.71
                                                                          =====

   If the underwriters exercise their option to purchase additional shares in this offering, the pro forma net tangible book value per share after the offering would be $2.48 per share, the increase in net tangible book value per share to existing stockholders would be $1.79 per share and the dilution to new investors would be $6.52 per share.

   The following table summarizes, on a pro forma basis as of September 30, 1999, the differences between the total consideration paid and the average price per share paid by the existing stockholders and the new investors with respect to the number of shares of common stock purchased from us based upon an assumed initial public offering price of $9.00 per share:

                             Shares Purchased  Total Consideration Average Price
                            ------------------ -------------------   Per Share
                              Number   Percent   Amount    Percent
Existing stockholders...... 20,618,444  78.6%  $36,358,436  41.9%      $1.76
New investors..............  5,600,000  21.4    50,400,000  58.1       $9.00
                            ----------  ----   -----------  ----
  Total.................... 26,218,444   100%  $86,758,436   100%
                            ==========  ====   ===========  ====

   These tables assume no exercise of stock options or warrants outstanding as of September 30, 1999. At September 30, 1999, there were 1,617,304 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $0.91 per share. Upon completion of this offering, there will be outstanding warrants to purchase 2,099,000 shares of common stock at a weighted-average exercise price of $2.83 per share. To the extent that outstanding options or warrants are exercised in the future, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

   The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus. The consolidated statement of operations data for the fiscal years ended December 31, 1996, 1997 and 1998 and the consolidated balance sheet data as of December 31, 1997 and 1998 are derived from our consolidated financial statements audited by PricewaterhouseCoopers LLP, independent accountants. The consolidated statement of operations data for the nine months ended September 30, 1998 and 1999 and the consolidated balance sheet data as of September 30, 1999 are derived from our unaudited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the consolidated balance sheet data as of December 31, 1994, 1995 and 1996 are derived from our unaudited consolidated financial statements not included elsewhere in this prospectus. The unaudited consolidated financial statements have been prepared on the same basis as our audited consolidated financial statements and, in our opinion, include all adjustments, consisting only of normal recurring adjustments, which we consider necessary for a fair presentation of our results of operations and financial position for these periods. These historical results are not necessarily indicative of results to be expected for any future period.

   In the third quarter of 1997 we began providing performance marketing services. Prior to that time, we provided customers software development services which are reflected as other revenue.

   Unaudited pro forma basic and diluted net loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into shares of common stock, as if the shares had converted immediately upon issuance. Accordingly, accretion of preferred stock to redemption value has not been included in the calculation of unaudited pro forma basic and diluted net loss per share.

                      Selected Consolidated Financial Data
                     (In thousands, except per share data)

                                                                       Nine Months Ended
                                 Year Ended December 31,                 September 30,
                          -----------------------------------------  ----------------------
                           1994    1995    1996     1997     1998     1998        1999
Statement of Operations
 Data:

Revenue:
 Performance marketing
  services..............  $  --   $  --   $   --   $   216  $ 1,319  $   933    $  2,709
 Other..................     587     481      196       60        8        8         --
                          ------  ------  -------  -------  -------  -------    --------
  Total revenue.........     587     481      196      276    1,327      941       2,709

Operating expenses:
 Cost of revenue........     --      --       --       273      424      226         437
 Sales and marketing....      83      49      398      180    1,454      539       8,334
 Development and
  engineering...........     210     274      505      426      728      398       3,135
 General and
  administrative........     111     115      558      332      875      433       1,652
 Equity related
  compensation..........     --      --       --       --     2,385    2,207       1,441
                          ------  ------  -------  -------  -------  -------    --------
  Total operating
   expenses.............     404     438    1,461    1,211    5,866    3,803      14,999
Operating income (loss).     183      43   (1,265)    (935)  (4,539)  (2,862)    (12,290)
Interest income
 (expense), net.........      (5)     (4)     (26)     (99)    (224)     (86)       (193)
                          ------  ------  -------  -------  -------  -------    --------
Net income (loss).......     178      39   (1,291)  (1,034)  (4,763)  (2,948)    (12,483)

Accretion of preferred
 stock to redemption
 value..................     --      --       --       --      (130)     (32)     (1,297)
                          ------  ------  -------  -------  -------  -------    --------

Net income (loss)
 attributable to common
 stockholders...........  $  178  $   39  $(1,291) $(1,034) $(4,893) $(2,980)   $(13,780)
                          ======  ======  =======  =======  =======  =======    ========


Basic and diluted net
 income (loss) per
 share..................  $ 0.10  $ 0.02  $ (0.13) $ (0.08) $ (0.61) $ (0.35)   $  (2.18)

Shares used in computing
 basic and diluted net
 income (loss) per
 share..................   1,761   1,761    9,772   13,569    8,009    8,547       6,331

Unaudited pro forma
 basic and diluted net
 loss per share.........                                    $ (0.49)            $  (0.78)

Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                                      9,820               16,054

                                   As of December 31,                             As of
                          -----------------------------------------           September 30,
                           1994    1995    1996     1997     1998                 1999
Balance Sheet Data:
Cash, cash equivalents
 and marketable
 securities.............  $  170  $   90  $    25  $    76  $ 4,327             $ 19,338
Working capital
 (deficit)..............     128     169     (443)    (502)   3,422               10,775
Total assets............     257     294      140      254    5,971               30,560
Long-term debt, net of
 current portion........      48      62      751      333    4,949                5,453
Convertible preferred...     --      --       --       --     8,786               35,028
Total stockholders'
 equity (deficit).......     129     168   (1,104)  (1,897)  (9,496)             (21,291)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   This prospectus contains forward-looking statements that involve risks and uncertainties. Actual results may differ materially from those indicated in the forward-looking statements.

Overview

   We are a leading provider of services that enable our customers to promote their products and services in tens of thousands of locations on the Internet and to pay for these promotions based on performance. Our solutions-BFAST affiliate marketing services, B-INTOUCH e-mail referral services and BFIT advertising services-are designed to increase our customers' online sales or traffic and to decrease their cost of customer acquisition.

   We were originally incorporated in January 1996. Initially we provided customized software development and support services for automating marketing programs. Later in 1996 we began to change our focus to performance marketing services, although we continued to provide customized software and support services on a limited basis through the third quarter of 1998. The financial statements and data for us and these two affiliated companies, including the description of our financial condition and results of operations, are set forth on a consolidated basis for all periods presented.

   To date, we have generated our performance marketing services revenue primarily from our BFAST affiliate marketing services. In general, we enter into a standard service agreement that requires our BFAST customers to pay us a one-time integration fee and monthly performance fees, subject to minimum monthly or annual fees. For our online merchants, the performance fees are generally based on either a percentage of the sales generated or on the number of transactions or orders generated by their marketing partners. For our portal customers, the performance fees are generally based on the volume of click-throughs generated by their marketing partners. In addition to the core BFAST service, we also offer related service options, such as affiliate commission payment services, which customers may select on an item-by-item basis for set fees. We also generate revenue through our other performance marketing services-BFIT, a service that tracks the effectiveness of customers' banner ads, launched in the second quarter of 1998, and B-INTOUCH, an e-mail referral service, launched in the third quarter of 1999. Our BFIT customers pay us based on the number of impressions served. Our B-INTOUCH customers typically pay us based on the sales or traffic generated by these promotions. We are seeking to develop additional performance marketing services.

   We have incurred significant net losses and negative cash flows from operations since the commencement of our performance marketing business, and as of September 30, 1999, had an accumulated deficit of approximately $19.5 million. We had net losses of approximately $4.8 million for the year ended December 31, 1998 and $12.5 million in the first nine months of 1999. These losses have been funded primarily through the issuance of preferred stock and borrowings. We intend to continue to invest in our technology and infrastructure, including investment in our existing data center and new data centers. We intend to increase our expenditures relating to sales and marketing and product development activities. As a result, we believe that we will continue to incur operating losses and negative cash flow from operations for the foreseeable future and that the rate at which these losses will be incurred may increase from current levels.

Results of Operations

   The following table sets forth consolidated statement of operations data as a percentage of total revenue for the periods indicated. The historical results are not necessarily indicative of results to be expected for any future period.

                                                                    Nine
                                                                   Months
                                                                    Ended
                                               Year Ended         September
                                              December 31,           30,
                                             ------------------   -----------
                                             1996   1997   1998   1998   1999
Revenue:
  Performance marketing services............  --  %   78 %   99 %   99 %  100 %
  Other.....................................  100     22      1      1    --
                                             ----   ----   ----   ----   ----
    Total revenue...........................  100    100    100    100    100
Operating expenses:
  Cost of revenue...........................  --      99     32     24     16
  Sales and marketing.......................  203     65    109     57    308
  Development and engineering...............  258    154     55     42    116
  General and administrative................  284    120     66     46     61
  Equity related compensation...............  --     --     180    235     53
                                             ----   ----   ----   ----   ----
    Total operating expenses................  745    438    442    404    554
Operating loss.............................. (645)  (338)  (342)  (304)  (454)
Interest expense (net)......................  (13)   (36)   (17)    (9)    (7)
                                             ----   ----   ----   ----   ----
Net loss.................................... (658)% (374)% (359)% (313)% (461)%
                                             ====   ====   ====   ====   ====

Revenue

   To date, performance marketing services revenue has included BFAST integration fees and monthly service fees as well as BFIT monthly service fees. Integration fees are recognized when the integration process is completed and a customer begins accepting applications from potential marketing partners. BFAST and BFIT service fees are recognized monthly. Other revenue reflects customized software development and support services. We no longer offered these services after September 30, 1998.

   Revenue from performance marketing services was first recognized in 1997 and increased to $1.3 million in 1998 from $216,000 in 1997 as a result of increased customer activity. Other revenue declined to $60,000 in 1997 from $196,000 in 1996 as a result of the continued reduction of customized software development and support services. Other revenue declined to $8,000 in 1998 when the final support contract for customized software expired.

   Revenue from performance marketing services increased to $2.7 million for the nine months ended September 30, 1999, from $933,000 for the nine months ended September 30, 1998, as a result of increased customer activity. Other revenue declined to zero for the nine months ended September 30, 1999 from $8,000 for the nine months ended September 30, 1998 when the last support contract for customized software expired.

Cost of Revenue

   Cost of revenue consists of expenses related to the operation of our data interchange. These expenses primarily include depreciation for systems and storage equipment, costs for a third-party data center facility and costs for Internet connectivity to our customers and their marketing partners.

   Cost of revenue was $273,000 in 1997 as a result of the introduction of BFAST. Cost of revenue increased to $424,000 in 1998 as we expanded our server and storage equipment and moved this equipment to a third-party facility. However, cost of revenue decreased to 32% of total revenue in 1998 from 99% of total revenue in 1997, primarily from the increased utilization of our server and storage equipment resulting from an increased customer base and usage of our services.

   Cost of revenue increased to $437,000 for the nine months ended September 30, 1999, from $226,000 for the nine months ended September 30, 1998, as a result of increased depreciation and amortization reflecting higher equipment levels. As a percentage of total revenue, cost of revenue decreased to 16% of total revenue from 24% of total revenue over these periods as a result of higher utilization of our server and storage equipment. In order to maintain targeted service levels, we will be required to add equipment in advance of anticipated future growth and this growth may not materialize as expected. Cost of revenue as a percentage of total revenue may increase in the future as we add additional equipment to support anticipated future growth.

Sales and Marketing Expenses

   Sales and marketing expenses consist of payroll and related costs for our sales, customer service, marketing and business development groups. Also included are the costs for marketing programs to promote our services to our current and prospective customers, as well as programs to recruit marketing partners for our current customers.

   Sales and marketing expenses decreased to $180,000 in 1997 from $398,000 in 1996 primarily as a result of approximately $250,000 in marketing-related license fees incurred in 1996. Sales and marketing expenses increased to $1.5 million in 1998 as the result of the establishment of direct sales and internal telesales groups and the use of third party public relations services.

   Sales and marketing expenses increased to $8.3 million for the nine months ended September 30, 1999, from $539,000 for the nine months ended September 30, 1998, primarily as a result of personnel and related expenses which increased by approximately $5.6 million. In addition, $595,000 was spent to establish a recruitment program to assist customers in attracting marketing partners and an increase in general marketing efforts resulted in incremental expenses of approximately $610,000. We expect that sales and marketing expenses will continue to increase in amount in future periods to support expected growth.

Development and Engineering Expenses

   Development and engineering expenses primarily include payroll and related costs for our product development and engineering groups and depreciation related to equipment used for development purposes. The product development group designs and develops the underlying technologies for our BFAST, B-INTOUCH and BFIT services and the engineering group develops and manages the infrastructure necessary to support our services. Prior to 1998, development and engineering expenses also included the expenses related to customized software development and support services.

   Development and engineering expenses decreased to $426,000 in 1997 from $505,000 in 1996 primarily as a result of engineering start-up expenses that were incurred in 1996 with the initial development of our performance marketing technologies. Development and engineering expenses increased to $728,000 in 1998 as a result of an increase in product development and engineering personnel.

   Development and engineering expenses increased to $3.1 million for the nine months ended September 30, 1999, from $398,000 for the nine months ended September 30, 1998. The change resulted from personnel and related cost increases of $2.1 million, and an increase of $190,000 in computer maintenance relating to additional equipment purchases.

General and Administrative Expenses

   General and administrative expenses principally consist of payroll and related costs and professional fees related to our general management, finance and human resource functions. Facility and related costs are allocated to sales and marketing, development and engineering and general and administrative expenses based upon the relative number of employees in each area.

   General and administrative expenses decreased to $332,000 in 1997 from $558,000 in 1996 primarily as a result of a higher level of professional fees incurred in 1996 in connection with a contemplated financing. General and administrative expenses increased to $875,000 in 1998 as a result of $218,000 of professional fees related to financing efforts and $277,000 of increased personnel and related costs resulting from the addition of a new executive management team.

   General and administrative expenses increased to $1.7 million for the nine months ended September 30, 1999, from $433,000 for the nine months ended September 30, 1998, as a result of increased personnel and related costs.

Equity Related Compensation Expenses

   Equity related compensation expenses are non-cash charges representing the difference between the exercise price of options to purchase common stock granted to our employees and the price paid for restricted stock sold to our employees and the fair value of these shares as of the date of grant, as subsequently determined for financial reporting purposes. These expenses also include the fair value of options granted to our consultants as of the date of grant, as subsequently determined for financial reporting purposes. These fair values were determined in accordance with Accounting Principles Board Opinion 25 and Statement of Financial Accounting Standards 123. We did not incur any equity related compensation expenses in 1996 or in 1997. Equity related compensation expenses were $2.2 million for the nine months ended September 30, 1998 and $1.4 million for the nine months ended September 30, 1999. We expect to recognize additional equity related compensation expenses of at least $475,000 per quarter through the end of 2002 as a result of earlier issuances of stock and stock options to employees and others with exercise prices per share subsequently determined to be below the fair market values per share of our common stock for financial reporting purposes at the dates of grant. The stock compensation is being expensed over the vesting period of the applicable stock awards or options.

Interest Expense (net)

   Interest expense (net) is comprised of interest expense on our borrowings, partially offset by interest income earned on our cash balances.

   As a result of increased borrowings used to finance the growth of our business, interest expense (net) increased from $26,000 in 1996 to $99,000 in 1997 and to $224,000 in 1998. Interest expense (net) increased from $86,000 for the nine months ended September 30, 1998 to $193,000 for the nine months ended September 30, 1999.

Consolidated Quarterly Results of Operations

   The following table sets forth unaudited consolidated quarterly statement of operations data for the eight quarters ended September 30, 1999. This unaudited consolidated quarterly information has been derived from our unaudited consolidated financial statements and, in the opinion of management, has been prepared on a basis consistent with the financial statements contained elsewhere in this prospectus and includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the information for the periods covered when read in conjunction with our financial statements and related notes. The operating results for any quarter are not necessarily indicative of the operating results for any future period.

                                                      Quarter Ended
                         ---------------------------------------------------------------------------
                         Dec. 31, Mar. 31, Jun. 30, Sep. 30,  Dec. 31,  Mar. 31,  Jun. 30,  Sep. 30,
                           1997     1998     1998     1998      1998      1999      1999      1999
                                                     (in thousands)
Revenue:
  Performance marketing
   services.............  $ 169    $ 237     $383   $   313   $   386   $   533   $   863   $ 1,313
  Other.................     11      --       --          8       --        --        --        --
                          -----    -----     ----   -------   -------   -------   -------   -------
    Total revenue.......    180      237      383       321       386       533       863     1,313
Operating expenses:
  Cost of revenue.......     96       89       67        70       198       101       137       199
  Sales and marketing...     33      125      147       267       915     1,734     2,762     3,838
  Development and
   engineering..........     94      116      177       105       330       562       920     1,653
  General and
   administrative.......    154       47       59       327       442       351       503       798
  Equity related
   compensation.........    --       --       --      2,207       178       450       503       488
                          -----    -----     ----   -------   -------   -------   -------   -------
    Total operating
     expenses...........    377      377      450     2,976     2,063     3,198     4,825     6,976
Operating loss..........   (197)    (140)     (67)   (2,655)   (1,677)   (2,665)   (3,962)   (5,663)
Interest income
 (expense), net.........    (32)     (33)     (28)      (25)     (138)     (216)       48       (25)
                          -----    -----     ----   -------   -------   -------   -------   -------
Net loss................  $(229)   $(173)    $(95)  $(2,680)  $(1,815)  $(2,881)  $(3,914)  $(5,688)
                          =====    =====     ====   =======   =======   =======   =======   =======

Some noteworthy aspects of the information in the table above include the following:

  . Cost of revenue changes resulted from fluctuations in connectivity costs and increases in depreciation due to the addition of capital equipment;

  . Sales and marketing expenses increased each consecutive quarter due to the continuous addition of staff, which grew from 5 employees in December 1997 to 95 employees in September 1999;

  . Development and engineering expense changes resulted from quarterly fluctuations in computer maintenance and software purchases and the increase in salary and related expenses due to the addition of staff;

  . Revenue increases from 1998 forward resulted from an increase in the number of customers as well as revenue growth of the existing clients;

  . June 1998 revenue of $383,000 included non-recurring service fees of $120,000, causing revenue to decline to $321,000 in September 1998; and

  . General and Administrative expense fluctuations resulted from varying professional service fees, legal expenses in connection with unsuccessful financing efforts in 1996 and 1998 and the addition of a senior management team during the third and fourth quarters of 1998.

   Our quarterly operating results have fluctuated in the past and may fluctuate significantly in the future due to a variety of factors, including:

  .  the continued acceptance of online commerce;

  .  demand for and the timing of sales of our services;

  . changes in the rapidly evolving market for performance marketing services;

  .  delays in introducing new services;

  . the timing of when we initially integrate our services with our new customers' systems and how long it takes them to generate significant regular online sales or traffic;

  . possible seasonality of sales of our online merchants, most of whom sell goods and service at the retail level; and

  . increased expenses, whether related to capital expenditures, sales and marketing, product development or administration.

Liquidity and Capital Resources

   We have financed our operations to date primarily through the private sale of equity securities and borrowings. Net proceeds from financing activities from January 1, 1998 through September 30, 1999 included:

  . approximately $10.4 million received upon the sale of Series A preferred stock and warrants to purchase shares of common stock in August and September 1998;

  . approximately $24.9 million received upon the sale of Series B preferred stock in March 1999; and

  . approximately $8.0 million in borrowings under various credit facilities and capital lease agreements.

   Cash used in operating activities was $2.4 million in 1998 and $9.1 million for the nine months ended September 30, 1999. Cash used in operating activities during 1998 resulted from net losses and deposits of $384,000 required primarily for our new offices and related expenditures. These amounts were partially offset by an increase of $345,000 of accounts payable and accrued expenses. In the nine months ended September 30, 1999, cash used in operating activities resulted from net losses of $12.5 million, an increase in accounts receivable of $778,000 and an increase of $801,000 in prepaid expenses primarily relating to sales commissions paid for revenue to be recognized in future periods and payments under annual hardware and software maintenance contracts. These amounts were partially offset during the nine months ended September 30, 1999 by an increase of $1.0 million in deferred revenue for payments received from several customers for future services and by an increase of $1.5 million of accounts payable.

   Our investing activities for our business have included capital expenditures totaling $610,000 and $1.1 million in 1998 and the nine months ended September 30, 1999, respectively. These capital expenditures were incurred primarily to acquire computer hardware and software for our operations and our internal use. We expect that as our customer base and employee base grow, we will require additional computer hardware and software and our related capital expenditures will increase significantly.

   During the third quarter, our capital purchases included $4.4 million of computer hardware to be used in our data center. As of September 30, 1999, this amount was included in accrued expenses. We intend to finance these equipment purchases.

   At September 30, 1999 we had $16.4 million in cash and cash equivalents, $3.0 million in marketable securities and $10.8 million in working capital. In addition, we have agreements for a $5.0 million line of credit that bears interest at 12% per annum and a $2.0 million equipment line of credit that bears interest at 6.8% per annum. The $5.0 million line of credit provides for principal payments in equal monthly installments commencing in December 1999 and ending November 2001. The $2.0 million equipment line of credit provides for principal payments in monthly installments over a period of four years from the date of each borrowing. The credit agreements prohibit us from paying cash dividends or from engaging in a merger or sale involving substantially all our assets or stock without prior lender consent. They also contain customary provisions regarding the maintenance of collateral, insurance and the provision of financial data to the lender. At September 30, 1999 we had borrowed substantially all of the amounts available under these lines of credit.

   We believe that the net proceeds of this offering, together with cash on hand, cash equivalents and borrowings, will be sufficient to meet our debt service, operating and capital requirements for at least the next 12 months. After that, we may need to raise additional funds. We may seek to raise additional funds through additional borrowings, public or private equity financings or from other sources. There can be no assurance that additional financing will be available at all or, if available, will be on terms acceptable to us.

   We have not entered into any financial derivative instruments that expose us to material market risk.

Year 2000 Compliance

   Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field. In order to distinguish 21st century dates from 20th century dates, the date code field needs to be expanded to 4 digits. As a result, many companies' software and computer systems may need to be upgraded or replaced in order to function properly with dates after December 31, 1999. The use of software and computer systems that are not Year 2000 compliant could result in system failures or miscalculations resulting in disruptions of operations, including among other things, a temporary inability to process transactions, send invoices, or engage in normal business activities.

   Our proprietary software has been developed to be Year 2000 compliant since its first version. Our services also rely on technology provided by third parties, such as Oracle-based databases, Sun Microsystems servers, and high-capacity Internet connections through Exodus Communications. We have reviewed the public written statements of Oracle, Sun Microsystems, and PowerSoft regarding Year 2000 compliance and are using versions of their products that they state will operate properly in the new millennium. Based on our review of the public written statements of Exodus Communications regarding its Year 2000 compliance, we have no reason to believe that our Internet connections through Exodus will fail to operate properly in the new millennium. We have tested elements of our system to ascertain the Year 2000 compliance of our services and expect to complete a system-wide test prior to December 31, 1999. Failure of our current service offerings to operate properly with regard to the Year 2000 and thereafter could require us to incur significant unanticipated expenses to remedy any problems or replace affected vendors and could have a material adverse effect on our business, operating results and financial condition.

   We depend on the uninterrupted availability of the Internet infrastructure to conduct our business. We also rely on the continued operations of our customers, in particular their e-commerce sites where commercial transactions are performed, and our customers' marketing partners, in particular the affiliate sites and e-mail systems that host and distribute promotions, for our revenue. We are thus dependent upon the success of the Year 2000 compliance efforts of the service providers that support the Internet and the Year 2000 compliance efforts of our customers. Interruptions in the Internet infrastructure affecting us, our customers or their marketing partners, or the failure of the Year 2000 compliance efforts of one or more of our customers or their marketing partners, could have a material adverse effect on our business, results of operations and financial condition. Further, the marketing initiatives pursued by our prospective customers could be affected by Year 2000 issues as companies expend significant resources to correct their current systems for the year 2000. These expenditures may result in reduced funds available for Internet advertising. This could materially and adversely affect our business, results of operations and financial condition.

   We have not reviewed our non-information technology systems for Year 2000 issues relating to embedded microprocessors and do not expect to conduct a formal review. We have not contacted our customers to inquire of their Year 2000 compliance status and do not expect to do so. Because our online merchant and portal customers operate computer-based businesses, we believe that they are likely to take all necessary steps to ensure that their businesses will function properly in the new millennium without any material interruption.

   Because our internal information systems, such as our payroll and accounting systems, utilize relatively new equipment and mostly new standard software applications, we believe that these internal information systems are currently Year 2000 compliant, or will be timely made Year 2000 compliant with commercially available patches or upgrades in the ordinary course of business.

   We do not separately account for Year 2000 related expenses but estimate that the expenses we have incurred to date to address Year 2000 issues have not been material and we do not expect to incur material expenses in connection with any required future remediation efforts.

   At this time, we anticipate that the worst case scenario related to Year 2000 issues would involve a major shutdown of the Internet, which would result in a total loss of revenue to us, or the significant online business interruption of one or more of our larger customers, which could result in a severe loss of revenue, until it was resolved. The most likely worst case scenario would be that we would have a problem with our data interchange with our customers that would reduce the flow of tracking information or cause this information to be incorrect. This could result in substantial delays or inaccuracies in reporting information to our customers, billing our customers, paying marketing partner commissions and preparing our financial statements.

   We have not developed a Year 2000 contingency plan. We expect to develop a plan prior to December 31, 1999.

   The information set forth above and elsewhere in this prospectus relating to Year 2000 issues constitute "Year 2000 Readiness Disclosures," as the term is defined by the Year 2000 Information and Readiness Disclosure Act of 1998, enacted October 19, 1998 (Public Law 105-271, 112 Stat. 2386).

Recent Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. To date, we have not engaged in derivative and hedging activities, and accordingly do not believe that the adoption of the SFAS No. 133 will have a material impact on our financial reporting and related disclosures. We will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of FASB Statement No. 133," in fiscal year 2000.

                                    BUSINESS

   We are a leading provider of services that enable our customers to market their products and services online through tens of thousands of marketing partners and to pay for these promotions based on performance. Our customers use our services to establish and manage their own independent performance marketing relationships directly with their marketing partners. Our online merchant customers typically pay fees to their marketing partners based on the sales they generate, as tracked through our services. Our portal customers typically pay fees to their marketing partners based on the traffic sent to the portal, as tracked through our services. We are typically paid fees by our customers based upon the level of sales or traffic generated by these marketing partners. We provide our customers a cost-effective solution for establishing, managing and rewarding these performance marketing sales channels. We enable our customers to increase their sales and traffic and decrease their cost of customer acquisition.

Industry Background

   The Internet has emerged as a significant communications and commerce medium. Nua Internet Surveys estimates that the number of Internet users worldwide has increased from 26 million in December 1995 to 201 million in September 1999, and expects this growth to continue with the number of online users reaching 350 million by 2005. In addition, as users gain online experience, they tend to increase the amount of time they spend on the Internet and spend their time online conducting a greater variety of activities.

Expansion and Dispersion of Content; Evolution of Internet User Habits

   The content available to Internet users has increased dramatically and become more widely dispersed. Increased ease and lower cost of Web publishing has permitted smaller businesses, organizations and individuals to create and host their own Web sites. The NEC Research Institute estimated that the number of pages available on the Web grew from 320 million pages in December 1997 to approximately 800 million pages in February 1999.

   More experienced Internet users tend to rely increasingly on their own lists or bookmarks of Web sites, rather than on search engines and directories to access content that is of specific interest to them. While visits to high traffic Web sites such as portals have grown in absolute numbers, they represent a minority of all online traffic. Neilsen//NetRatings reports that the top ten portals made up 20% of the average monthly page views as measured in their home Internet user sample in June 1999.

Growth of E-commerce

   The Internet has emerged as a significant sales channel for goods and services to consumers. The Internet provides a cost-effective means for online merchants to reach a global audience, and provides consumers with increased information, broad selection and greater convenience.

   In November 1998, Forrester Research projected that total online U.S. consumer spending will grow to $108 billion in 2003, accounting for about 6% of the $1.8 trillion in expected overall consumer spending that year:

                                       1998   1999   2000   2001   2002   2003
Total U.S. online consumer spending
 (billions)........................... $ 7.8 $ 18.1 $ 33.0 $ 52.2 $ 76.3 $108.0
U.S. households online (millions).....  28.6   33.5   38.3   43.5   48.6   52.8
U.S. households shopping online
 (millions)...........................   8.7   13.1   17.7   23.1   30.3   40.3
Average online expenditures per U.S.
 household............................ $ 899 $1,385 $1,864 $2,259 $2,518 $2,678

   We believe more experienced Internet users are more likely to purchase goods or services online than new Internet users.

The Evolution of Internet Marketing

   In response to increasing demand for online products and services, and as the Internet and electronic commerce expand, online merchants and portals are increasingly adopting online promotions to reach a global audience for their products and services, drive traffic to their Web sites, attract customers and facilitate transactions.

   Initially, Internet advertising took the form of banner ads, similar to advertising billboards, typically placed on portals and other high-traffic Web sites. Advertising networks then emerged to allow banner ads to be placed across multiple sites that did not have sufficient traffic individually to appeal to larger advertisers. In order to allow different advertisements to appear on the same space on a Web page, portals and advertising networks require banner ads of specific size and format, generally in a rectangular shape. Under this model, advertisers generally pay a fee each time an ad is displayed on a cost-per-thousand-impressions basis. These pay-for-display campaigns are typically evaluated based on the number of times a user clicks on the banner ad and is directed to the online merchant's Web site.

   Online merchants face an increasingly difficult and expensive task in converting viewers of banner ads into shoppers and eventually buyers. Banner ad click-through rates have decreased significantly from 2.11%, as reported by I/Pro in October 1996, to 0.41%, as reported by Nielsen//NetRatings for the week ended September 19, 1999. Forrester Research reported in September 1998 that only 38% of people online for more than 42 months have ever clicked on a banner ad. We believe that decreasing click-through rates result from the lack of integration and relevance of the banner ads with the content of the site where they are displayed.

   Online merchants also face an increasing challenge in reaching their audience. More experienced Internet users, who are more likely to buy online, spend a smaller percentage of their time on portals, and instead focus on content sites that match their interests. With millions of sites displaying hundreds of millions of pages of content, online merchants must identify and form partnerships with an increasing number of Web sites that might appeal to their buying audience. The decreased effectiveness of banner ads together with the online merchant's desire to expand promotional reach have led to the development of online promotions targeted to specific Web sites with relevant content and consumers, with the marketing partners rewarded according to the actual results they generate.

The Emergence of Affiliate Sales Channels

   By the end of 1996, a few leading online merchants began to develop marketing relationships with third-party Web sites to incorporate into their Web sites a variety of promotions via hyperlink for the online merchant's goods and services. As these relationships grew, online merchants began to view them as a separate sales channel for their goods and services and they became known as affiliate sales channels. In establishing these new affiliate sales channels, online merchants generally paid commissions to the Web site publishers based on the sales generated by the ads or promotions. These affiliate sales channels were the first widely introduced type of performance marketing program.

   These affiliate sales channels had benefits for both the online merchants and the marketing partners. Online merchants could pay for their marketing based upon the performance of the promotions, making it more cost-effective to run promotions with a broader array of third parties than under pay-for-display methods. Marketing partners could generate revenue from their Web pages at little or no cost and use ad space that might otherwise go unsold, since there was no limit to the number of promotions they could run. Marketing partners could choose among a variety of promotions and the location for each, leading to better merchandising and increased effectiveness of the promotions which would benefit both the online merchant and the marketing partner.

   Initially, online merchants developed their own software databases and used their own servers for developing, managing and tracking affiliate sales channels. Most of these internally developed systems track activity only on the online merchant's site. Using internal techniques for tracking users to point of sale, the online merchant could then determine the sales generated by promotions hosted by each marketing partner and pay commissions accordingly.

The Challenges of Internally Developing and Managing Affiliate Sales Channels

   Online merchants face many challenges in building an affiliate sales channel on a broad scale. Tracking individual transactions through to point of sale requires that online merchants and marketing partners exchange data. This is usually done by creating hyperlinks that are specific to each marketing partner and the online merchant's product or service being promoted. Recording orders, order cancellations, sales and returns requires integration of data from databases maintained on the online merchant's transactional and fulfillment systems, which are often separate. Following an initial integration, ongoing monitoring for success and accuracy is required. Developing and operating the necessary software and hardware internally, which may involve tracking promotions viewed millions of times on thousands of separate Web sites, is time consuming and expensive.

   Online merchants also face challenges in managing their relationships, often with tens of thousands of marketing partners, including:

  . creating a wide variety of promotions for each of its various products or services;

  . generating, placing and replacing the promotions selected by individual marketing partners within the context of its Web site;

  . measuring and managing the productivity and effectiveness of marketing partners;

  . analyzing and reporting on the data collected from thousands of sources to permit better merchandising by both the online merchants and the marketing partners;

  . communicating with and making payments to thousands of marketing partners; and

  . enhancing their systems to reflect changes in business models and payment methods to influence the behavior of marketing partners.

   These Web site publishers also face challenges in realizing the potential benefits offered by joining an affiliate sales channel. They want to minimize the time and expense associated with enrolling and creating and changing hyperlinks for a particular online merchant. In addition, these Web site publishers are looking for easy, cost-effective solutions for the delivery, targeting and tracking of the promotional efforts that they run to enhance their revenue.

The Be Free Solution

   We provide a comprehensive solution specifically designed to enable our customers to increase sales and decrease the cost of customer acquisition by establishing and managing their own performance marketing sales channels. We have developed, and continue to enhance, a broad set of technologies and services that provide a data interchange between disparate databases utilized by our customers and their thousands of marketing partners. Through this data interchange, we track, store and analyze the effectiveness of individual promotions and provide online data and analysis to both our customers and their marketing partners.

Merchant Connection

   We integrate our systems with each customer's often disparate catalog, transactional and fulfillment systems by establishing standard data formats and file transfer protocols. Through this connection, we receive and store information about our customer's available products and services and its Web site. We also receive order, order cancellation, sales and return data from our customer.

   Our data interchange also tracks each time a user views and clicks on a specific hyperlink placed by any of our customers' marketing partners. We track these individual viewings and clicks to unique transactions with our customers. Promotions we tracked for our customers were shown more than 400 million times in September 1999 through our customers' more than one million performance marketing relationships. This combination of customer and marketing partner data is stored at our central processing facilities and allows us to measure the sales or traffic performance of each specific promotion.

Management Solutions

   We have significant resources and expertise dedicated to the successful implementation, development, management and control of online performance marketing programs. These solutions include:

  . Establishment of marketing relationships. We provide online, automated application and approval processes for Web site publishers to become a customer's marketing partner. We also help customers identify and recruit potential marketing partners.

  . Customer control of sales channel. All of our services are designed to enable a customer to maximize the efficiency of its performance marketing sales channel. Each of our customers selects its marketing partners and determines the terms of its relationships with these marketing partners. We brand reports, communications and payments with our customer's name.

  . Development and placement of promotions. We store and deliver hyperlinks for our customers on our servers. These hyperlinks are available in a wide variety of formats, including text, dynamic displays, search boxes, pull-down menus, banner ads and buttons. Each of our customer's marketing partners can access our servers, choose among that customer's available hyperlinks, and incorporate them into their Web sites or e-mail messages through simple procedures.

  . Replacement of promotions. Since all users viewing and clicking on promotions are routed through our servers before being redirected to a customer's Web site, changes in that customer's Web site only require programming changes on our servers rather than the replacement of hyperlinks by all of its marketing partners.

  . Data collection and reporting. We collect and store data both from our customers and their marketing partners, tracking specific promotions through sales and returns. We provide extensive data and analyses online, both to our customers and to their marketing partners. Analyses can be configured to examine the performance of the entire performance marketing sales channel, a specific hyperlink or a specific marketing partner.

  . Communication and payment services. We can generate e-mail communications and payments to widely dispersed marketing partners on behalf of customers. Communications can be automatically generated and broadcast based upon customer selected criteria.

  . Merchandising assistance. Our reporting and communication services permit both our customers and their marketing partners to make and implement more effective merchandising decisions. Our best practices group monitors industry and competitive trends, as well as results achieved by customers generally, and shares this expertise with customers and their marketing partners. Our online merchant customers can use our system to identify hyperlinks or sites that are leading to high sales or return rates, manage product demand, and rank marketing partners by effectiveness.

   Using our services, our customers pay only for those individual promotions that generate sales or traffic. Our online merchant customers typically pay us fees based upon the sales resulting from promotions hosted by their marketing partners. Our portal customers typically pay us fees based upon the traffic resulting from promotions hosted by their marketing partners. Our customers enter into separate agreements directly with their marketing partners and pay them separate fees based on the level of sales or traffic they generate by hosting the promotions. As a result, our economic interests are closely aligned with the economic interests of our customers and their marketing partners.

Strategy

   Our objective is to be the leading provider of online performance marketing solutions. To achieve this objective we are focused on the following strategic initiatives:

Leverage Technology Leadership to Provide Comprehensive Solutions

   We intend to continue our focus on performance marketing solutions. We plan to both enhance our existing, as well as develop new, performance marketing technologies, expertise and services. We have made significant investments in technology and personnel to develop a comprehensive set of online services specifically designed for the development of performance marketing programs, including affiliate sales channels. We believe that customers will continue to seek cost-effective solutions to establish and manage performance marketing programs.

Rapidly Expand Our Targeted Customer Base

   We seek continued expansion of our customer base nationally and internationally, primarily through our direct sales force. Because our revenue is tied to our customers' performance, we are currently targeting large online merchants and portals in the U.S. as customers. We have recently begun to expand our sales efforts to the emerging online markets in Europe.

Continue to Provide Customer Branded and Controlled Solutions

   We enable each customer to extend its merchandising techniques to its marketing partners, with which they contract directly. Services we provide on our customers' behalf to their marketing partners, including analyses, communications and payments, are customer branded. We believe customers will find our merchant branded solutions more appealing and will invest more heavily in the development and growth of these sales channels and in performance marketing solutions provided by us.

Increase the Size of Our Customers' Sales Channels

   We will continue to identify and recruit potential affiliates on behalf of our customers. Increasing our customers' marketing reach and revenue increases our revenue. We have launched an online affiliate recruiters program, located at www.affiliaterecruiters.com, that allows Web site publishers to promote our customers' affiliate sales channels. We are extending our Web site outreach for customers by entering into strategic partnerships with companies that provide Web site creation tools and hosting services. In addition, we are continuing to develop relationships with syndicated content providers that permit them to incorporate hyperlinks to our customers in syndicated content.

Increase Our Services to Existing Customers

   We intend to continue to develop additional services to support new online performance marketing programs and new revenue sources for our customers and us, such as our recently developed e-mail referral services, B-INTOUCH. We are working with ad serving companies to utilize our technology to track the banner ads they deliver to point of sale on our customer sites.

Increase the Effectiveness of Our Customers' Sales Channels

   We intend to continue and enhance services designed to help our customers increase their sales. Our best practices research and consulting group helps our customers generate better response rates by providing industry analysis, benchmarks and merchandising expertise. We assist our customers' marketing partners to increase their traffic through various tools and techniques, such as search engine registration.

Expand Internationally

   We intend to be an early entrant and a leader in the development of performance marketing programs outside the U.S. We have expanded our services to Europe with our initial integration with Bertelsmann's online subsidiary, BOL International. We have developed German, French and Dutch interfaces for marketing partners in Europe. We will continue to develop foreign language interfaces and may establish physical operations in Europe. We may also expand our services to Japan. We will begin to target other large customers in Europe during 2000.

Services

   Our data interchange provides the communications link, technologies and services for performance marketing generally and Web-based affiliate sales channels in particular. Our customers select core transactional services-- BFAST, B-INTOUCH and BFIT--and may then select additional related services. Our core services enable the collection and tracking of data that resides on our servers in Oracle databases. Reports analyzing the data are accessible to our customers and their marketing partners from desktop computers using standard Internet protocols and standard Web browser protocols. Specifically, our core transactional services include:

Serving and Tracking Promotions and Routing Users

  . Tracking of selected links each time a link is displayed or delivery of dynamic, rotating promotions and tracking of display of these promotions each time a dynamic link is displayed;

  . Directing users clicking on any promotions to the correct location on our customer's site; and

  . Collection of order, order cancellation, sales and return information from our customer's systems and matching that information with marketing partner data collected by our systems.

Reporting and Decision Support

  . Online generation of daily customer-specific reports, including detail on orders and order cancellations, sales and returns, traffic, promotional success and payments due to marketing partners. A complete decision support system allows our customers to filter and sort these reports and to export this data for use in a spreadsheet or word processing program;

  . Modification of the available promotions and addition of new promotions instantly; and

  . Online generation of daily marketing partner reports including detail on orders and order cancellations, sales and returns, traffic, promotions used and success of each promotion, products purchased by the site's audience and commissions due to the marketing partner. Marketing partners may download these reports for use in a spreadsheet or word processing program.

   We provide these services through our BFAST, B-INTOUCH and BFIT services:

BFAST Affiliate Marketing Service

   BFAST allows our customers to build and maintain their own, branded performance marketing channels with third-party Web site publishers. Our customers use BFAST to create and build these sales channels and to evaluate their marketing partners using more than 80 online analyses. BFAST enables customers to create and offer promotions, including individual product hyperlinks, search links, product category links, coupons and other incentives appearing in a variety of formats including text, graphics, search boxes, regularly updated "top 10" lists and streaming video. Each marketing partner can select the promotions that are most likely to appeal to its audience and use BFAST to generate the code it needs to add those hyperlinks to its site. These marketing partners can check the performance of each hyperlink they implement with daily reporting.

   We also provide optional services to help recruit marketing partners for our customers and provide merchandising advice directly to marketing partners. Our outreach services include recruitment by marketing partner recruiters, direct mail to Web site managers who have requested this information, sponsorship of newsletters, and banner advertising. We also offer marketing partner application review and approval services, where we accept marketing partner applications on behalf of our customers based upon their established criteria. We can provide customer-branded support by telephone and e-mail to marketing partners to assist with applications, hyperlink generation, merchandising and analysis. We can also provide performance analysis and promotional and merchandising recommendations for the largest 250 sites in our customers' performance marketing sales channels. We have a best practices group that has developed expertise by monitoring industry and customer specific trends and provides strategic advice designed to improve the performance of these sales channels.

   In general, we enter into a standard service agreement that requires our BFAST customer to pay us a one-time integration fee and monthly performance fees, subject to minimum monthly or annual fees, for use of our data interchange. For our online merchant customers, the performance fees are generally based on either a percentage of the sales generated or a fee based on the number of transactions or orders. For our portal customers, the performance fees are generally based on the volume of click-throughs generated by their marketing partners. We currently derive most of our revenue from BFAST services.

B-INTOUCH E-mail Referral Services

   Our recently introduced B-INTOUCH services allow our customers to create performance marketing sales channels composed of individuals and corporations that send e-mail messages. B-INTOUCH lets an approved sender of e-mail messages include our customers' promotions in e-mail messages and receive fees for the sales or traffic that result from these promotions. B-INTOUCH offers a simple user interface for hyperlink placement and reporting, designed for the less technologically sophisticated e-mail user. We charge our customers for B-INTOUCH services based on the volume of sales or traffic that results from a customer's e-mail referral program.

BFIT Advertising Services

   BFIT is an enhanced banner ad delivery service that tracks our customers' banner advertising through to point of sale and determines the performance for a specific banner placed in a specific location. This may include ad placement based on specifications provided by our customers on their ad agencies. By integrating our BFIT and BFAST services, our customers' marketing partners can dedicate space on their Web sites within which our customer may determine the promotional initiative displayed and modify it at any time or upon the occurrence of specified criteria. We charge for our BFIT services based on the number of impressions served.

Related Services

   We offer related services to complement BFAST, B-INTOUCH and BFIT. These services are designed to automate aspects of the process of establishing and managing performance marketing relationships. They include the following:

  . Automated sign-up of potential marketing partners through an online application;

  . Definition and selection of marketing partners, compensation rules and methods;

  . Rapid review and approval of marketing partner applications by customers;

  . Generation of individualized messages from our customers to selected marketing partners; and

  . Payment of fees due to marketing partners. For a fixed fee per check, Be Free will cut and distribute checks to a customer's marketing partners in payment of their commissions. These checks are drawn against a Be Free bank account, which is funded by the customer prior to release of the checks.

Customers

   Our principal customers are large online merchants and portals. We have successfully targeted as customers leading online merchants and portals in a wide variety of markets. The following is a list of many of our larger online merchants and portals, all of whom have signed written contracts for our services. We have not yet implemented our services for or received revenue from all of these customers:

     American Greetings                      Gap
     Ameritech                               Lycos
     Babbages, Etc.                          Micro Warehouse
     BabyCenter                              MotherNature.com
     barnesandnoble.com                      Multiple Zones International
     Bertelsmann (bol.com)                   Network Solutions
     CNET                                    OneCore
     Compaq                                  Pets.com
     Digital Chef                            priceline.com
     eBags.com                               Reel.com
     egghead.com                             SEND.com
     Enews.com                               The SABRE Group (Travelocity.com)
     eToys(R)                                toysmart.com
     Franklin Covey                          Value America
     Fogdog Sports                           Yahoo!
     Furniture.com                           Visa, U.S.A.

   Our customers typically enter into a written agreement with us that runs for one year from program launch and renews automatically for successive one-year periods unless either party gives notice not to extend. We generally provide representations concerning our system performance and discount our fees if we fail to meet specified performance levels. We also agree to indemnify our customers for infringement of third party intellectual property rights. Our customers agree to provide information regarding merchandise or services they make available over the Internet and transactional information.

   For 1997 and 1998 and the nine months ended September 30, 1999, barnesandnoble.com accounted for more than 10% of our revenue. For the nine months ended September 30, 1999, GeoCities, a subsidiary of Yahoo!, and Network Solutions, Inc. each accounted for more than 10% of our revenue. Our contract with barnesandnoble.com expires in January 2001 and our contracts with GeoCities and Network Solutions, Inc. expire in January 2002 and July 2000, respectively. GeoCities has the right to terminate its contract prior to the expiration of its term by giving notice and paying a penalty. These contracts provide that either party may terminate upon a material breach. In addition, in 1997, Duquesne Light and Power, to whom we provided customized software development and support, accounted for more than 10% of our revenue.

Sales and Marketing

   We have a direct sales force that targets large online merchants and portals as customers. The direct sales force is assigned to different geographical regions and is supported by sales engineers. We maintain direct sales personnel in seven major metropolitan areas throughout the United States. We also have a telesales group, located in our Marlborough, Massachusetts headquarters, that targets mid-sized online merchants as customers.

   In order to achieve broader distribution of our services, we have contracted with third parties to resell our services. These resellers typically receive a percentage of our revenue derived from the online merchant accounts they generate during specified periods.

   We target potential customers through our public relations program, our Web sites, conferences, trade shows and customer referrals. While we have primarily focused on marketing efforts in the United States, we intend to extend these efforts into Europe and may extend these efforts into Japan.

Customer Service

   We provide comprehensive integration, training, consulting and support services. We provide our customers with individualized customer services designed to increase the performance of their performance marketing sales channels and their overall satisfaction with our services. We assign dedicated, knowledgeable customer development managers to each customer.

   Our best practices consulting team gathers and analyzes data from industry sources, our database and customer initiatives to provide our customers with industry-wide performance results against which they can measure their own success. This team formulates strategies for how our customers might more effectively promote their products or services. We present our best practices solutions through seminars, customer bulletins, case studies and one-on-one dialogues with customers.

   We provide integration services, both by telephone and in person, to new customers. We work with new customers to create a reliable, automated data transfer between their databases and our databases.

   We teach our customers to use our technology effectively and efficiently. We provide business training to customers, which helps them better understand the business decisions that they face in launching their performance marketing programs. We also offer regular refresher and update training.

   Our customer development managers assist our individual customers in managing their performance marketing programs, developing and interpreting their analyses, and testing new promotional methods. These customer development managers also convey emerging customer strategies, communicate customer feature requests, manage data requests and provide ongoing project management services for special customer initiatives.

Technology Infrastructure

   Our technologies are designed to provide the following advantages:

Performance, Scalability, Availability and Reliability

   Our system infrastructure has been designed as a layered architecture to yield significant benefits to our customers in performance, scalability, availability and reliability. Our software and databases run on multiple high-speed servers that are connected by high-capacity connections and are organized into multiple tiers. Each tier functions to address specific data storage and data traffic considerations to enhance reporting and real-time transactional performance. We have recently upgraded this system by adding additional servers or storage devices to each tier.

   Scalability is a term used to describe the ability of an application to handle greater traffic when additional servers are added to a system. Scalability is particularly important for growth-stage Internet applications where demand can grow rapidly and unpredictably. Our servers are connected not only within a given tier but also between tiers. This multi-tiered server design enables us to add, extend, duplicate or exchange the specific servers requiring the enhancement within the system as needed, without recompiling the rest of the system or interrupting services.

   The multi-tiered server design better enables us to provide our customers with highly-available and reliable uninterrupted service. Each tier is comprised of multiple connected servers performing similar tasks, each of which has its own power supply. If a server fails, that server's tasks are automatically reassigned to another running computer. In addition, identical data is also stored in various locations. This redundant design enhances the ability of the system to tolerate the failure of an individual server or failures in system storage without the loss of data or the ability of the computers to give our customers' real-time operating capability.

   The connections from the network data center into the multi-tiered servers are also designed to provide customers with reliable, uninterrupted service. We regularly test and maintain the multiple connections between our servers, and regularly test the connections between the network data center and the Internet. Our engineering and hosting center personnel monitor traffic patterns and congestion points and reroute traffic flows in an effort to reduce end-user response times. We provide monitoring and support services required to maintain transaction availability 24 hours a day, 365 days a year.

   Although our systems are designed to enhance reliability, system and communication failures have caused both delays and cessation of services. We recently experienced an 11-hour systems outage during which we were unable to re-direct Internet users to our customers from their marketing partners or provide reports.

   We have taken and are taking additional steps to decrease the likelihood of future outages. These steps include installing additional server and storage hardware, and adding an additional level of redundancy to all tiers of our system architecture. Our development team is modifying our software to make it more functional upon hardware failure. Even with these improvements, there can be no assurance that our services will not be interrupted in the future.

Flexibility

   Our system infrastructure uses platform systems with UNIX, a non-proprietary open operating system, and is also compatible with Microsoft's proprietary operating system, Windows NT. We currently use servers manufactured by Sun Microsystems. While we are not dependent on any single server hardware system or vendor, any change could be costly and time consuming.

Internet Access

   Our systems are developed entirely for use over the Internet. Our customers are able to access marketing, sales and merchandising data from our Oracle-based databases using their desktop computers and their standard Internet connection. Our reporting systems use standard Internet and Web protocols.

Central Operations Facility

   Our network data center is designed to optimize performance and maintain reliability. Our network data center is housed at Exodus Communications in Harborside, New Jersey. This center has multiple, physically distinct, high-capacity connections to the Internet designed to reduce the likelihood that outages within the network will materially impact customer use. The center also has duplicate systems for power, climate-control, fire protection, seismic reinforcement and continuous security surveillance. The facility utilizes manual and automated intrusion detection techniques to monitor the security of the center and its hardware. We regularly use outside security professionals to evaluate our physical and electronic security measures.

Development

   Development of new services begins with our product marketing group. Based upon customer, competitive and market analyses, our product marketing group determines functions and specifications for future services and enhancements to current services. Our development group develops new services and enhances existing services based on specifications provided by the product marketing group. Our development group is divided into strategic and tactical teams. Our strategic team develops new performance marketing services and new generations of current services. Our tactical development team focuses on extending existing functions or developing additional functions within any given release.

   We have developed a managed release process to assist customers in the adoption of new releases. This process includes testing and evaluating revisions, updating online and paper documentation to include new features, training customer support personnel and notifying and training customers.

   Our development group consists of 23 full-time employees as of September 30, 1999. For the year ended December 31, 1998 and the nine months ended September 30, 1999, we spent $304,100 and $1.6 million, respectively, on research and development activities.

Competition

   The market for online performance marketing solutions is new, rapidly evolving and highly competitive. We do not currently compete against established companies across the range of services we provide. We do, however, compete against larger companies with respect to a portion of the services we provide and compete more broadly against similar sized, private companies. We expect to face future competition across a broad range of our services from larger companies currently providing products or services that compete only with respect to a portion of the services we provide.

   For the provision of online merchant branded affiliate sales channel solutions, we compete against internally-developed performance marketing solutions and against enterprise software solution providers. Customers of enterprise software solutions must develop and maintain databases and servers to track their performance marketing channels. We also compete against multi-merchant, shared affiliate program providers, including Commission Junction, Linkshare and Microsoft's LinkExchange. A customer of a shared affiliate program shares its marketing partners with potentially all of the other customers of that program, even customers that may be competitors. We believe that LinkExchange currently focuses on providing exchange services for banner ads and, to a lesser extent, on providing services to midsize and smaller merchants to enable payments for promotions based upon traffic generated. Finally, we compete with ad server companies that provide banner ad services that might be considered an alternative marketing solution.

   We believe that the principal competitive factors in our market are:

  .  the provision of comprehensive, reliable services;

  . the ability to offer a customer ownership of and control over a significant sales channel;

  .  the provision of extensive online reports and analyses; and

  .  price.

We seek to compete against internally developed efforts and enterprise software solutions by providing more comprehensive, cost-effective services that are more easily managed. We seek to compete against multi-merchant, shared affiliate program providers on the basis of our technology, by permitting our customers greater control over their affiliate sales channel and providing individualized customer service. We seek to compete against ad serving companies by offering broader services and the ability to track promotional efforts through to resulting sales rather than merely to the number of times viewed.

Employees

   As of September 30, 1999, we had a total of 154 employees, 95 of whom were in sales and marketing, 41 in development and engineering and 18 in finance and administration. Sales and marketing employees include salespeople, sales administration personnel, customer service personnel, product marketing and marketing communications personnel. From time to time we also employ independent contractors to supplement our development staff. Our employees are not represented by a labor union and we have never experienced a work stoppage. We believe our relations with our employees are good.

Facilities

   Our headquarters are located in Marlborough, Massachusetts, where we occupy approximately 35,700 square feet under a lease that expires in August 2004. Our development and engineering departments are located in Pittsburgh, Pennsylvania, where we occupy approximately 12,000 square feet of office space under a lease that expires in January 2004. In the future, we may lease additional space as needed.

Legal Proceedings

   From time to time, we may be involved in litigation incidental to the conduct of our business. We are not currently a party to any legal proceedings.

                                   MANAGEMENT

Directors and Executive Officers

   Our executive officers and directors, and their respective ages and positions as of September 30, 1999, are set forth below:

Name                      Age                           Position
Gordon B. Hoffstein.....   47 President, Chief Executive Officer and Director
Samuel P. Gerace, Jr....   36 Executive Vice President, Research & Technology and Director
Thomas A. Gerace........   28 Executive Vice President, Business Development
Stephen M. Joseph.......   40 Chief Financial Officer and Treasurer
Ellen M. Brezniak.......   40 Vice President, Product Marketing
W. Blair Heavey.........   37 Vice President, Sales
Steven D. Pike..........   46 Vice President, Client Services
Patricia L. Travaline...   43 Vice President, Marketing Communications
Ted R.
 Dintersmith(1)(2)......   47 Director
W. Michael Humphreys(2).   47 Director
Daniel J. Nova(1)(2)....   38 Director
Jeffrey Rayport(1)......   39 Director

---------------------
(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

   Gordon B. Hoffstein has been our Chief Executive Officer and a director since August 1998. From October 1991 to April 1997, he was a co-founder and the Chief Executive Officer of PCs Compleat, Inc., a direct marketer of PCs and related products now known as CompUSA Direct. From February 1991 to June 1991, he was Chief Executive Officer of Edsun Laboratories, a semiconductor designer. He was a co-founder and the Chief Executive Officer of Microamerica, Inc., a distributor of computer hardware and software products, from November 1979 to May 1990. He currently serves as a director of various private companies. Mr. Hoffstein earned a B.S. from the University of Massachusetts and an M.B.A. from Babson College.

   Samuel P. Gerace, Jr. has been our Executive Vice President, Research & Technology and a director since August 1998. He was a founder of and has been involved in managing our business since the inception of one of our affiliated companies in September 1985. Mr. Gerace holds an A.B. from Harvard College. Samuel P. Gerace, Jr. is the brother of Thomas A. Gerace.

   Thomas A. Gerace has been our Executive Vice President, Business Development since August 1998. He was a founder of and has been involved in managing our business since inception. Previously, he served as a research analyst for Harvard Business School. During his time at Harvard Business School, he also served as a consultant for the Technology for Effective Cooperation Network, a non-profit organization, and Welty-Leger Corporation, a distribution and warehouse software provider. Mr. Gerace received an A.B. from Harvard College. Thomas A. Gerace is the brother of Samuel P. Gerace, Jr.

   Stephen M. Joseph has been our Chief Financial Officer since August 1998. From October 1991 to December 1997, he served as Chief Financial Officer of PCs Compleat, Inc. From March 1991 to

June 1991, he was Chief Financial Officer of Edsun Laboratories. Prior to that time, he held various financial positions in private companies and Ingersoll-Rand Company, a machinery and equipment manufacturer. Mr. Joseph earned a B.S. from Bentley College.

   W. Blair Heavey has been our Vice President, Sales since October 1998. From April 1995 until joining us, he held sales positions at Open Market, Inc., an Internet software developer, including Director of Sales and Director, Strategic Channel Sales. From March 1989 until March 1995, he held several sales and marketing positions at Hewlett-Packard Corporation, a manufacturer of measurement, computation and communications systems and equipment. Mr. Heavey received a B.A. from Boston College and an M.B.A. from Babson College.

   Ellen M. Brezniak has been our Vice President, Product Marketing since November 1998. From October 1996 until joining us, she was Vice President, Business-To-Business Operating Unit at Open Market, Inc. From March 1994 until September 1996, she was Director, Product Marketing and Planning with Progress Software Corporation, a supplier of application development and management technology. Prior to that time, she held various marketing positions at Cognos, Inc., which offers application development software and EIS tools, and software database companies such as Sybase, Inc. and Oracle Corporation. Ms. Brezniak holds a B.S. from Rensselaer Polytechnic Institute.

   Patricia L. Travaline has been our Vice President, Marketing Communications since October 1998. From January 1992 to February 1998, she served in positions at PCs Compleat, Inc. including Director of Marketing Communications and Director, Extended Services Development. From December 1985 to September 1991, she held positions at the public relations firm of Sharon Merrill Associates, including Vice President, Investor Relations. Ms. Travaline earned a B.A. from the University of Denver and an M.B.A. from Simmons College.

   Steven D. Pike has been our Vice President, Client Services since April 1999. From July 1998 until joining us, he served as Vice President, Customer Services at Internet Commerce Services, Inc., a commerce service provider. From September 1995 to June 1998, he held the position of Director of Technical Services at Open Market, Inc. From January 1995 to September 1995, he held the position of Manager, Product & Program Management at Progress Software Corporation and from September 1992 to January 1995 he was Manager, Product Support and Business Management at Bay Networks, a manufacturer of data networking products. Mr. Pike holds a B.S. from Franklin Pierce College.

   Ted R. Dintersmith has been a director since August 1998. Since February 1996, he has been a General Partner of Charles River Partnership VIII, a private venture capital firm. Prior to his association with Charles River, he was a General Partner of Aegis Management Corporation, a venture capital firm. Mr. Dintersmith is a director of Flycast Communications Corporation, an Internet advertising company. Mr. Dintersmith holds a B.A. degree in Physics and English from the College of William and Mary and a Ph.D. in Engineering from Stanford University.

   W. Michael Humphreys has been a director since August 1998. Mr. Humphreys has been a partner of Matrix Partners, a private venture capital firm, since 1979. He received a B.S. from the University of Oregon and an M.B.A. from Harvard Business School.

   Daniel J. Nova has been a director since March 1999. Since August 1996, Mr. Nova has served as a general partner of Highland Capital Partners, a venture capital firm. Previously, he was a general partner of CMG@Ventures from January 1995 to August 1996 and a Senior Associate at Summit Partners from June 1991 to January 1995. Mr. Nova is a director of eToys, Inc., an online retailer of toys, Lycos, Inc., an online portal, MapQuest.com, Inc., an online mapping company, and Ask Jeeves, Inc., an Internet question answering service company. Mr. Nova received a B.S. in Computer Science and Marketing with honors from Boston College and an M.B.A. from Harvard Business School.

   Jeffrey Rayport has been a director since December 1998. He has been a faculty member at Harvard Business School in the Service Management Unit since 1991. He is currently on leave from Harvard and is working at Monitor Company, a management consulting firm, as the founder and executive director of Monitor Marketplace Center, an e-commerce research and media unit established in 1998. Dr. Rayport is a director of Global Sports, Inc., a sporting goods company. Dr. Rayport earned an A.B., A.M. and Ph.D. from Harvard University and an
M. Phil. from the University of Cambridge (U.K.).

   Our board of directors is divided into three classes, with the members of each class serving for a staggered three-year term. Our board currently consists of two Class I directors, two Class II directors and two Class III directors. At each annual meeting of stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The term of the Class I directors (W. Michael Humphreys and Daniel J. Nova) expires at the annual meeting of stockholders to be held in 2000. The term of the Class II directors (Ted R. Dintersmith and Jeffrey Rayport) expires at the annual meeting of stockholders to be held in 2001. The term of the Class III directors (Gordon B. Hoffstein and Samuel P. Gerace, Jr.) expires at the annual meeting of stockholders to be held in 2002.

   Each officer serves at the discretion of our board of directors and holds office until his or her successor is elected and qualified or until his or her earlier resignation or removal.

   Messrs. Dintersmith, S. Gerace, Humphreys and Nova were elected to the board of directors pursuant to an agreement among us and some of our stockholders. The agreement obligating the stockholders to vote in favor of them as directors will terminate upon the closing of this offering.

Committees of the Board of Directors

   Our board of directors has established a compensation committee and an audit committee. The compensation committee makes recommendations concerning salaries and incentive compensation for our employees and consultants and administers our employee incentive plans. The current members of the compensation committee are Messrs. Dintersmith, Humphreys and Nova. The audit committee reviews the results and scope of the audit and other services provided by our independent public accountants. The current members of the audit committee are Messrs. Dintersmith, Nova and Rayport.

Director Compensation

   We have no present plans to pay cash compensation to directors but intend to reimburse directors for reasonable out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors or committees of the board. We have granted Mr. Rayport an option under the

1998 Stock Incentive Plan to purchase 37,500 shares of common stock that vests over four years. In addition, we may issue additional options to directors under our 1998 Stock Incentive Plan, which options would vest and become exercisable over time.

Compensation Committee Interlocks and Insider Participation

   Prior to the appointment of the compensation committee in July 1999, Be Free's full board of directors and Thomas A. Gerace were responsible for the functions of a compensation committee. Thomas A. Gerace previously was a director and Chief Executive Officer of Be Free and board members Gordon B. Hoffstein and Samuel P. Gerace, Jr. are both executive officers of Be Free. During 1998, none of our executive officers served as a member of the compensation committee, or a committee serving an equivalent function, of any entity whose executive officers served as a director of Be Free or otherwise had compensation committee responsibilities.

Executive Compensation

   The following table sets forth the total compensation paid or accrued for the year ended December 31, 1998 to our chief executive officer and to Mr. Thomas A. Gerace, an Executive Vice President, Business Development, who served as our Chief Executive Officer from January 1998 through August 1998. Neither has been granted an option to buy shares of Be Free. No other executive officers received compensation in excess of $100,000 in 1998.

                           Summary Compensation Table

                                                                    Annual
                                                                 Compensation
                                                                ---------------
Name and Principal Position                                     Salary   Bonus
Gordon B. Hoffstein(1)......................................... $49,573 $16,589
 President and Chief Executive Officer
Thomas A. Gerace(2)............................................ $77,916     --
 Executive Vice President, Business Development

---------------------
(1)  Mr. Hoffstein's current annual salary is $175,000.
(2) Mr. Thomas Gerace was Chief Executive Officer until August, 1998. His current annual salary is $120,000.

   We have never granted any stock options to Mr. Hoffstein or Mr. Thomas A. Gerace. Mr. Hoffstein purchased 1,547,851 shares of restricted stock for a purchase price of $0.30 per share under the 1998 Stock Incentive Plan on December 31, 1998. See "Transactions with Related Parties."

Employment Agreements

   On August 28, 1998 we entered into employment agreements with Samuel P. Gerace, Jr. and Thomas A. Gerace that provide for an annual base salary of not less than $110,000 and annual merit bonuses as may be determined by the board of directors. These agreements contain customary noncompetition and nonsolicitation provisions, and have an initial term of two years with a one year renewal subject to the parties' agreement.

Change of Control Arrangements

   Shares subject to options or restricted stock awards granted under our 1998 Stock Incentive Plan generally vest over four years, with 25% of the shares vesting after one year and the remaining shares vesting in equal monthly installments over the next 36 months. The option agreements under this plan generally provide accelerated vesting of 25% of the shares subject to the option upon a change of control, and full acceleration upon the termination of employment within two years after a change of control without "cause" or for "good reason" as defined in the agreement. In general terms, change of control would occur where any person acquires ownership of more than 50% of our voting shares or upon any merger or acquisition where our stockholders before the transaction hold less than a majority of the voting stock of the surviving entity outstanding after the transaction. We have issued shares of restricted stock to Gordon Hoffstein that provide for accelerated vesting of 50% of these shares of restricted stock upon a change in control, and full acceleration upon the termination of employment within two years after a change of control without "cause" or for "good reason" as defined in the agreement.

1998 Stock Incentive Plan

   Our 1998 Stock Incentive Plan was adopted by our board of directors and stockholders in November 1998. In October 1999, our board of directors and stockholders voted to increase the size of the plan by 287,500 shares. The plan currently authorizes the issuance of up to 5,054,753 shares of our common stock. As of September 30, 1999, shares of restricted stock and options to purchase an aggregate of 4,028,611 shares of common stock at a weighted average restricted stock purchase price of $0.32 per share and a weighted average option exercise price of $0.91 per share were outstanding under the plan.

   The stock incentive plan provides for the grant of incentive stock options intended to qualify under Section 422 of the Internal Revenue Code and nonstatutory stock options.

   Our officers, employees, directors, consultants and advisors are eligible to receive awards under the stock incentive plan. Under present law, however, incentive stock options may only be granted to employees. No employee may receive any award for more than 2,000,000 shares in any calendar year.

   Optionees receive the right to purchase a specified number of shares of common stock at a specified option price and subject to other terms and conditions as are specified in connection with the option grant. We may grant options at an exercise price less than, equal to or greater than the fair market value of our common stock on the date of grant. Under present law, incentive stock options and options intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code may not be granted at an exercise price less than the fair market value of the common stock on the date of grant or less than 110% of the fair market value in the case of incentive stock options granted to optionees holding more than 10% of the voting power of the company. The stock incentive plan permits our board of directors to determine how optionees may pay the exercise price of their options, including by cash, check or in connection with a "cashless exercise" through a broker, by surrender to us of shares of common stock, by delivery to us of a promissory note, or by any combination of the permitted forms of payment.

   As of September 30, 1999, approximately 158 persons were eligible to receive awards under the stock incentive plan, including eight executive officers and four non-employee directors.

   Our board of directors administers the stock incentive plan. Our board of directors has the authority to adopt, amend and repeal the administrative rules, guidelines and practices relating to the plan and to interpret its provisions. It may delegate authority under the stock incentive plan to one or more executive officers or committees of the board of directors. Our board of directors has authorized the compensation committee to administer the stock incentive plan, including the granting of options to our executive officers. Subject to any applicable limitations contained in the stock incentive plan, our board of directors, our compensation committee or any other committee to whom our board of directors delegates authority, as the case may be, selects the recipients of awards and determines:

  . the number of shares of common stock covered by options and the dates upon which the options become exercisable;

  .  the exercise price of options; and

  .  the duration of options.

   In the event of a merger, liquidation or other acquisition event, our board of directors is authorized to take one or more of the following actions:

  . provide that outstanding options be assumed or substituted for by the acquirer;

  . in the event of an acquisition in which the holders of common stock would receive a cash payment for each share surrendered, provide for a cash payment to each option holder equal to the amount by which the amount paid to common stock holders exceeds the option's exercise price, multiplied by the total number of shares of common stock subject to the option;

  . provide that any or all outstanding options become fully exercisable as of a specified time prior to the event; and

  . provide that all unexercised options terminate immediately prior to the event unless exercised before that time.

   No award may be granted under the stock incentive plan after November 2008, but the vesting and effectiveness of awards previously granted may extend beyond that date. Our board of directors may at any time amend, suspend or terminate the stock incentive plan.

   1999 Employee Stock Purchase Plan.

   Our 1999 Employee Stock Purchase Plan was adopted by our board of directors on October 5, 1999 and approved by our stockholders on October 6, 1999. The purchase plan authorizes the issuance of up to a total of 212,500 shares of our common stock to participating employees.

   All of our employees, including our directors who are employees, and all employees of any participating subsidiaries, whose customary employment is more than 20 hours per week and for more than five months in any calendar year, are eligible to participate in the purchase plan. Employees who would immediately after the grant own 5% or more of the total combined voting power or value of our stock or any subsidiary are not eligible to participate. As of September 30, 1999, substantially all of our employees would have been eligible to participate in the purchase plan.

   During each designated payroll deduction period, or offering period, each eligible employee may authorize us to deduct between 1% to 10%, in 1% increments, of his or her base pay, including sales commissions. We will hold the deducted money in a non-interest bearing account for each participating employee. On the last business day of the offering period we will use the amount in his or her account to buy shares of our common stock for each participating employee at the following purchase price. The purchase price will be 85% of the closing market price of our common stock on either (a) the first business day of the offering period or (b) the last business day of the offering period, whichever is lower. No employee is allowed to buy shares of common stock worth more than $25,000, based on the fair market value of the common stock on the first day of the offering period, in any calendar year under the plan. Except for the first offering period, each offering period will commence May 1 and November 1 and last for six months. The first offering will begin on the day on which trading of our common stock begins on the Nasdaq National Market and will end on April 30, 2000, and the closing price of the common stock on the first business day of the first offering period will equal the initial public offering price.

   An employee must be a participant on the last day of an offering period in order to purchase stock under the plan. An employee's participation in an offering terminates upon:

  . the employee's withdrawal of the balance accumulated in his or her account;

  .  termination of employment;

  .  retirement;

  .  death;

  . transfer to a subsidiary of the company which does not participate in the plan; and

  . the subsidiary for which the employee works no longer being a subsidiary of the company.

   In the event of the employee's death, the balance in the employee's account will be refunded to the employee's beneficiary or the executor or administrator of the employee's estate.

   Because participation in the purchase plan is voluntary, we cannot now determine the number of shares of our common stock to be purchased by any of our current executive officers, by all of our current executive officers as a group or by our non-executive employees as a group.

401(k) Plan

   We have adopted an employee savings and retirement plan qualified under
Section 401 of the Internal Revenue Code and covering employees who are at least 21 years of age and who have completed three months of service. Employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit and have the amount of the reduction contributed to the 401(k) plan. Although not required, we may make matching or additional contributions to the 401(k) plan in amounts to be determined annually by our board of directors. To date we have not made any matching or additional contributions.

                       TRANSACTIONS WITH RELATED PARTIES

   All information below regarding common stock and warrants to purchase common stock gives effect to Be Free's 1-for-2 reverse stock split, effective October 6, 1999. Upon the closing of this offering, all outstanding shares of Series A and Series B preferred stock and warrants to purchase Series A preferred stock will automatically convert into shares of common stock or warrants to purchase common stock on a 1-for-2 basis.

Preferred Stock and Related Transactions

   Sale of Preferred Stock. We sold preferred stock pursuant to the following transactions:

  . On August 28, 1998, we sold an aggregate of 10,500,000 shares of Series A preferred stock at a price of $1.00 per share and issued warrants to purchase 1,732,500 shares of common stock at an exercise price of $3.00 per share.

  . On September 29, 1998, we sold 100,000 shares of Series A preferred stock at a price of $1.00 per share and issued a warrant to purchase 16,500 shares of common stock at an exercise price of $3.00 and warrants to purchase up to 700,000 shares of Series A preferred stock at an exercise price of $1.00 per share; and

  . On March 31, 1999, we sold an aggregate of 13,196,522 shares of Series B preferred stock at a price of $1.89443 per share.

   The following directors, executive officers, holders of more than 5% of a class of voting securities and members of that person's immediate family purchased these shares or received these warrants to purchase common stock or Series A preferred stock.

                                                           Warrants to
                                     Shares of Warrants to  Purchase   Shares of
                                     Series A   Purchase    Series A   Series B
                                     Preferred   Common     Preferred  Preferred
Purchaser(1)                           Stock      Stock       Stock      Stock
Gordon B. Hoffstein(2)..............   500,000    82,500        --           --
Charles River Partnership(2)(3)..... 5,000,000   825,000        --     2,322,598
Highland Capital(2)(4)..............       --         --        --     5,070,139
Matrix Partners(2)(5)............... 5,000,000   825,000        --     2,322,598

---------------------
(1) See Notes to Table of Beneficial Ownership in "Principal Stockholders" for information relating to the beneficial ownership of the referenced shares.
(2) A holder of more than 5% of Be Free's Common Stock.
(3) Of the securities listed, Charles River Partnership VIII owns 4,909,475 shares of Series A preferred stock, warrants to purchase 810,063 shares of common stock and 2,280,547 shares of Series B preferred stock, and Charles River VIII-A owns 90,525 shares of Series A preferred stock, warrants to purchase 14,936 shares of common stock and 42,051 shares of Series B preferred stock. Mr. Dintersmith, a director of Be Free, is a general partner of Charles River Partnership VIII, the general partner of Charles River Partnership VIII, L.P. and an officer of Charles River VII Friends, Inc., the manager of Charles River VIII- A, LLC.
(4) Of the securities listed, Highland Capital Partners IV owns 4,867,333 shares of Series B preferred stock and Highland Entrepreneurs' Fund IV owns 202,806 shares of Series B preferred stock. Mr. Nova, a director of Be Free, is a managing member of Highland Management Partners IV, LLC, the general partner of Highland Capital Partners IV, LP and a managing member of Highland Entrepreneurs' Fund IV LLC, the general partner of Highland Entrepreneurs' Fund IV, LP.

(5) Of the securities listed above, Matrix Partners V, L.P. owns 4,500,000 shares of Series A preferred stock, warrants to purchase 742,500 shares of common stock and 2,090,338 shares of Series B preferred stock, and Matrix V Entrepreneurs Fund, L.P. owns 500,000 shares of Series A Preferred Stock, warrants to purchase 82,500 shares of common stock and 232,260 shares of Series B preferred stock. Mr. Humphreys, a director of Be Free, is a general partner of Matrix V Management Co., LLC, the general partner of both Matrix Partners V, L.P. and Matrix V Entrepreneurs' Fund.

   In connection with the sale of Series A preferred stock, the following transactions also occurred which involved executive officers, directors and/or holders of more than 5% of a class of voting securities, including persons and entities related to those listed:

   Contribution Transactions. Samuel P. Gerace, Jr., a director and executive officer, Thomas A. Gerace, an executive officer, their father Samuel P. Gerace, Sr. and a limited partnership for the benefit of members of the Gerace family, contributed to us shares of affiliated companies under common control and management, in exchange for shares of our common stock, as follows:

                                                                        Shares
      Contributor                                                      Received
      Samuel P. Gerace, Jr............................................ 2,447,978
      Samuel P. Gerace, Sr............................................   158,517
      Gerace Family L.P............................................... 3,105,419
      Thomas A. Gerace................................................ 2,447,978

   Redemption of Shares of Freedom of Information. On August 28, 1998, Be Free redeemed for a price of $2.00 per share a portion of the outstanding common stock, including the following shares of its common stock from executive officers of Be Free, including related persons and entities, as well as other stockholders of Be Free:

                                                            Number of Purchases
      Seller                                                 Shares     Price
      Samuel P. Gerace, Jr.................................   501,101 $1,002,202
      Samuel P. Gerace, Sr.................................    94,523    189,047
      Gerace Family L.P.................................... 1,851,764  3,703,528
      Thomas A. Gerace.....................................   501,101  1,002,202

   Be Free paid the purchase price for the redeemed shares by issuing a promissory note, which was paid in full on August 28, 1998 with a portion of the proceeds from the sale of the Series A preferred stock.

   Transfer Agreement. On August 28, 1998, the following executive officers, including related persons and entities, of Be Free transferred shares of common stock to a group of employees and advisors, including 24,042 shares to Kristin
L. Gerace, who is the sister of Samuel P. Gerace, Jr. and Thomas A. Gerace, and 6,649 shares to Jeffrey Rayport, a director of Be Free, in consideration for services rendered to us.

                                                                      Number of
                                                                       Shares
      Transferor                                                     Transferred
      Gerace Family L.P.............................................   341,596
      Samuel P. Gerace, Jr..........................................   269,277
      Thomas A. Gerace..............................................   269,277
      Samuel P. Gerace, Sr..........................................    17,437

Restricted Stock Awards

   On December 30, 1998 Gordon B. Hoffstein, President and Chief Executive Officer, and Stephen M. Joseph, Chief Financial Officer, purchased restricted stock under the 1998 Stock Incentive Plan. Mr. Hoffstein purchased 1,547,850 shares of common stock and Mr. Joseph purchased 348,266 shares of common stock each at a purchase price of $.30 per share. See "Management--Compensation Committee Interlocks and Insider Participation."

   Mr. Joseph paid for this restricted stock by paying $26,119 and by executing a promissory note in the amount of $78,359 in favor of Be Free. The note is due on June 30, 2003 and accrues interest at 7% per annum. The terms of the note provide that interest accrues beginning on January 1, 1999, and payments of interest commence on July 15, 1999. As of September 30, 1999, $78,360 in principal was outstanding with respect to Mr. Joseph's promissory note.

Other

   On August 28, 1998 Be Free entered into employment agreements with Samuel P. Gerace, Jr. and Thomas A. Gerace that provide for an annual base salary of not less than $110,000 and annual merit bonuses as may be determined by the board of directors. These agreements contain customary noncompetition, confidentiality and nonsolicitation provisions, and have an initial term of two years with a one year renewal subject to the parties' agreement.

   Be Free is a party to indemnification agreements with Ted R. Dintersmith, Samuel P. Gerace, Jr., W. Michael Humphreys and Daniel J. Nova pursuant to which it has agreed to indemnify these directors to the fullest extent possible under Delaware Law from liabilities arising out of their respective service as directors of Be Free.

   All future transactions between us and our officers, directors, principal stockholders and their affiliates will be approved by a majority of the board of directors, including a majority of the disinterested directors, and will be on terms no less favorable to us than could be obtained from unaffiliated third parties.

                             PRINCIPAL STOCKHOLDERS

   The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 1999 and as adjusted to reflect the sale of the shares of common stock in this offering, by:

  . each person we know to own beneficially more than 5% of our common stock;

  .  each of our directors;

  .  the Named Executive Officers; and

  .  all directors and executive officers as a group.

   Unless otherwise indicated, each person named in the table has sole voting power and investment power, or shares this power with his or her spouse, with respect to all shares of capital stock listed as owned by such person. The address of each of our executive officers and directors is c/o Be Free, Inc., 154 Crane Meadow Road, Marlborough, Massachusetts 01752.

   The number of shares beneficially owned by each stockholder is determined under rules promulgated by the Securities and Exchange Commission. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and any shares as to which the individual has the right to acquire beneficial ownership within 60 days after September 30, 1999 through the exercise of any stock option or other right. The fact that we have included these shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of the shares.

                                                         Percent of Ownership
                                                       -------------------------
                                      Voting Shares      Prior to      After
Name of Beneficial Owner            Beneficially Owned the Offering the Offering
Five Percent Stockholders:
Charles River Partnership VIII, LP
 (1)(5)...........................       4,486,299        20.92%       16.58%
Matrix Partners V, LP (2)(6)......       4,486,299        20.92%       16.58%
Highland Capital Partners IV, LP
 (3)(7)...........................       2,535,069        12.30%        9.67%

Directors and Named Executive
 Officers:
Thomas A. Gerace..................       1,702,140         8.26%        6.49%
Samuel P. Gerace, Jr..............       1,702,140         8.26%        6.49%
Gordon B. Hoffstein (4)...........       1,880,350         9.08%        7.15%
Ted R. Dintersmith (5)............       4,486,299        20.92%       16.58%
W. Michael Humphreys (6)..........       4,486,299        20.92%       16.58%
Daniel Nova (7)...................       2,535,069        12.30%        9.67%
Jeffrey Rayport (8)...............          16,024            *            *
All directors and executive
 officers as a group (12 persons).      17,601,562        78.32%       62.70%

---------------------
 *  Less than 1%

(1) Includes 66,288 shares owned by Charles River VIII-A, LLC, an affiliate of Charles River Partnership VIII, LP, 14,936 shares issuable upon exercise of a warrant in the name of Charles River VIII-A, LLC and 810,063 shares issuable upon exercise of a warrant in the name of Charles River Partnership VIII, LP. The address of Charles River Partnership VIII, LP is 1000 Winter Street, Suite 3300, Waltham, MA 02451.
(2) Includes 366,130 shares owned by Matrix V Entrepreneurs' Fund IV, LP, an affiliate of Matrix Partners V, LP, 82,500 shares issuable upon exercise of a warrant in the name of Matrix V Entrepreneurs' Fund IV, LP and 742,500 shares issuable upon exercise of a warrant in the name of Matrix Partners V, LP. Matrix Partners V, LP is located at 1000 Winter Street, Suite 4500, Waltham, MA 02451.
(3) Includes 101,403 shares owned by Highland Entrepreneurs' Fund IV, LP, an affiliate of Highland Capital Partners IV, LP. Highland Capital Partners IV, LP is located at Two International Place, Boston, MA 02110.
(4)  Includes 82,500 shares issuable upon exercise of a warrant.
(5) Mr. Dintersmith, a member of the board of directors, is a general partner of Charles River VIII GP, the general partner of Charles River Partnership VIII, LP, and an officer of Charles River VII Friends, Inc., the manager of Charles River VIII-A, LLC, and may be deemed to have beneficial ownership of 4,486,299 shares. Mr. Dintersmith has shared voting power with respect to these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.
(6) Mr. Humphreys, a member of the board of directors, is a general partner of Matrix V Management Co., LLC, the general partner of both Matrix Partners V, L.P. and Matrix V Entrepreneurs' Fund and may be deemed to have beneficial ownership of 4,486,299 shares. Mr. Humphreys has shared voting and investment power over these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.
(7) Mr. Nova, a member of the board of directors, is a managing member of Highland Management Partners IV, LLC, the general partner of Highland Capital Partners IV, LP and a managing member of Highland Entrepreneurs' Fund IV, LLC, the general partner of Highland Entrepreneurs' Fund IV, LP and may be deemed to have beneficial ownership of 2,535,069 shares. Mr. Nova has shared voting and investment power over these shares and disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest in the shares.

(8) Includes 9,375 shares issuable upon the exercise of vested options under the 1998 Stock Incentive Plan.

                          DESCRIPTION OF CAPITAL STOCK

General

   We will file our amended and restated certificate of incorporation at the closing of this offering. It authorizes the issuance of up to 75.0 million shares of common stock, par value $0.01 per share, and 10.0 million shares of preferred stock, par value $0.01 per share. The rights and preferences of the preferred stock may be established from time to time by our board of directors. As of September 30, 1999, giving effect to the conversion of all outstanding shares of preferred stock into common stock, 20,618,444 shares of common stock were outstanding. As of September 30, 1999, we had 50 stockholders of record.

Common Stock

   Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon our liquidation, dissolution or winding up, the holders of common stock are entitled to receive proportionately our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of common stock have no preemptive, subscription, redemption or conversion rights. Our outstanding shares of common stock are, and the shares offered by us in this offering will be, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Preferred Stock

   Under the terms of our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has the discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

   The purpose of authorizing our board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock may provide desirable flexibility in connection with possible acquisitions and other corporate purposes, but could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

Warrants

   As of September 30, 1999, Be Free had outstanding warrants to purchase 1,749,000 shares of common stock at an exercise price of $3.00 and, giving effect to the conversion of all preferred stock into common stock, additional warrants to purchase 350,000 shares at an exercise price of $2.00. The warrants have a net exercise provision under which the holder may, in lieu of payment of the exercise price in cash, surrender the warrant and receive a net amount of shares, based on the fair market value of Be Free's stock at the time of the exercise of the warrant, after deducting the aggregate exercise price. Of the warrants to purchase 1,749,000 shares of common stock, warrants to purchase 1,732,500 shares of common stock will expire on September 29, 2008 and the balance will expire on August 28, 2008. The additional warrants to purchase 16,500 shares of common stock will expire on the fifth anniversary of the initial public offering of the common stock of Be Free.

Registration Rights

   Pursuant to a Registration Rights Agreement, dated as of March 31, 1999, the holders of approximately 12,040,810 shares of common stock, warrants to purchase 2,016,500 shares of common stock and options to purchase 37,500 shares of common stock have the right to register those shares under the Securities Act of 1933. Subject to limitations in the Rights Agreement, some of the holders, whose shares total at least 33 1/3% of all shares of common stock then-held by the holders, or any lesser percentage with a price to the public reasonably expected to exceed $5,000,000, may require, at any time 180 days after this offering, that Be Free register these shares for public resale; furthermore, the holders of shares with sale proceeds of at least $1,000,000 may require Be Free to register all or a portion of their registrable securities on Form S-3 after this offering. Be Free shall not be required to effect more than two of these demand registrations. In addition, if Be Free registers any of its common stock for its own account or for the account of other security holders, the parties to the Rights Agreement are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

   Pursuant to a Stock Purchase and Shareholders Agreement dated as of August 28, 1998, the holders of approximately 5,250,000 shares of common stock and warrants to purchase 1,732,500 shares, have the right to demand that Be Free register those shares under the Securities Act of 1933. All of these shares and warrants, other than 250,000 shares of common stock and warrants to purchase 82,500 shares, are also entitled to be registered under the Rights Agreement. Subject to limitations in the Stock Purchase and Shareholders Agreement, at any time 180 days after this offering, any of these holders holding 33 1/3% of the common stock then-held by these holders may require Be Free to register at least 33 1/3% of the shares on Form S-1. In addition, at any time after the closing of this offering, any of these holders may require Be Free to register any of these shares with proceeds of at least $1,000,000 on Form S-3. Be Free shall not be required to effect more than two of these demand registrations. In addition, if Be Free registers any of its common stock for its own account or for the account of other securityholders, the holders of approximately 10,664,556 shares of common stock and warrants to purchase 1,732,500 shares, of which all but 4,925,707 shares and warrants to purchase 82,500 shares are entitled to be registered under the Rights Agreement, are entitled to include their shares of common stock in the registration, subject to the ability of the underwriters to limit the number of shares included in the offering.

   Finally, pursuant to a Stock Purchase Agreement dated as of September 29, 1998, if Be Free registers any of its common stock for its own account or for the account of other securityholders, a holder of 50,000 shares of common stock and warrants to purchase 366,500 shares has the right to include those shares in the registration, subject to the ability of the underwriters to limit the number of shares issued in the offering. All of these shares are entitled to be registered under the Registration Rights Agreement.

   Be Free will bear all fees, costs and expenses of these registrations, other than underwriting discounts and commissions. Upon the effectiveness of any registration statement filed to register our common stock, these shares would become freely tradable, without any restrictions imposed by the Securities Act.

Delaware Law and Our Charter and By-Law Provisions

   We are subject to the provisions of Section 203 of the General Corporation Law of Delaware. Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An interested stockholder generally is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation's voting stock.

   Our certificate of incorporation divides our board of directors into three classes with staggered three-year terms. In addition, our certificate of incorporation provides that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of our shares of capital stock entitled to vote. Under our certificate of incorporation, any vacancy on our board of directors, including a vacancy resulting from an enlargement of our board of directors, may only be filled by vote of a majority of our directors then in office. The classification of our board of directors and the limitations on the removal of directors and filling of vacancies could make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the company.

   Our certificate of incorporation also provides that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before the meeting and may not be taken by written action in lieu of a meeting. Our certificate of incorporation further provides that special meetings of the stockholders may only be called by our Chairman of the Board, President or board of directors. Under our by-laws, in order for any matter to be considered properly brought before a meeting, a stockholder must comply with advance notice requirements. These provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage a third party from making a tender offer for our common stock, because even if it acquired a majority of our outstanding voting securities, the third party would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent.

   The General Corporation Law of Delaware provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or by-laws, unless a corporation's certificate of incorporation or by-laws, as the case may be, requires a greater percentage. Our certificate of incorporation and by-laws require the affirmative vote of the holders of at least 75% of the shares of our capital stock issued and outstanding and entitled to vote to amend or repeal any of the provisions described in the prior two paragraphs.

   Our amended and restated certificate of incorporation contains provisions permitted under the General Corporation Law of Delaware relating to the liability of directors. The provisions eliminate a director's liability for monetary damages for a breach of fiduciary duty, except in circumstances involving wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions that involve intentional misconduct or a knowing violation of law. Further, our amended and restated certificate of incorporation contains provisions to indemnify our directors and officers to the fullest extent permitted by the General Corporation Law of Delaware. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Transfer Agent and Registrar

   The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Immediately prior to this offering, there was no public market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

   Upon completion of this offering, we will have outstanding an aggregate of 26,218,444 shares of common stock, assuming the issuance of 5,600,000 shares of common stock offered hereby and no exercise of options after September 30, 1999. Of these shares, the 5,600,000 shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by Affiliates of Be Free as that term is defined in Rule 144 under the Securities Act. Sales of shares purchased by affiliates would be subject to the limitations and restrictions described below.

   The remaining 20,618,444 shares of common stock held by existing stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. On the date of this prospectus, all of these shares will be subject to lock-up agreements described below or lock-up agreements with Be Free. Upon expiration of the lock-up agreements 180 days after the effective date of this offering, 938,499 shares will become eligible for sale pursuant to Rule 144(k), and the remaining shares will become eligible for sale subject in most cases to the limitations of either Rule 144 or Rule 701. In addition, holders of stock options could exercise the options and sell some or all of the shares issued upon exercise as described below.

   Number of
     Shares   Date
       0      After the date of this prospectus
   19,679,945 After 180 days from the date of this prospectus (subject in most cases to the limitations of either Rule 144 or Rule 701)
    938,499   After 180 days from the date of this prospectus without Rule 144 volume limitations

   As of September 30, 1999 there were a total of 1,617,304 options to purchase shares of common stock outstanding under our 1998 Stock Incentive Plan, approximately 217,732 of which were vested and exercisable. However, all of these shares are subject to lock-up agreements. All options held by officers and directors of Be Free are subject to 180 day lock-up agreements described below. Immediately after the completion of this offering, we intend to file registration statements on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under the 1998 Stock Incentive Plan. Based on the options outstanding as of October 7, 1999, within 180 days after the effective date of this offering, a total of approximately 573,669 shares of common stock subject to outstanding options will be vested and exercisable. After the effective dates of the registration statements on Form S-8, shares purchased upon exercise of options granted pursuant to the 1998 Stock Incentive Plan generally would be available for resale in the public market.

   As of September 30, 1999, Be Free had outstanding warrants to purchase an aggregate of 2,099,000 shares of common stock (after giving effect to the conversion of all preferred stock into common stock). These warrants are subject to lock-up agreements for a period of 180 days after the date of this offering. After that time, under certain circumstances all the shares underlying these warrants may be publicly sold under Rule 144. The holders of these warrants also have registration rights. See "Description of Capital Stock--Warrants."

   All officers and directors and substantially all of our existing stockholders agreed not to sell or otherwise dispose of any of their shares for a period of 180 days after the date of this offering. Donaldson, Lufkin & Jenrette Securities Corporation, however, may in its sole discretion, at any time without notice, release all or any portion of the shares subject to lock-up agreements.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell in broker's transactions or to market makers, within any three-month period, a number of shares that does not exceed the greater of:

  . 1% of the number of shares of common stock then outstanding; or

  . the average weekly trading volume in the common stock on the Nasdaq
    National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

1% of the number of shares of common stock outstanding immediately after this offering will equal approximately 262,184 shares. Sales under Rule 144 are generally subject to the availability of current public information about Be Free.

Rule 144(k)

   Under Rule 144(k), a person who is not deemed to have been an affiliate of Be Free at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell those shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144. Therefore, unless otherwise restricted, 144(k) shares may be sold immediately upon the completion of this offering.

Rule 701

   In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell those shares 90 days after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, volume limitation or notice filing provisions of Rule 144.

   The SEC has indicated that Rule 701 will apply to typical stock options granted by an issuer before it becomes subject to the reporting requirements of the Securities Exchange Act of 1934, along with the shares acquired upon exercise of those options, including options exercised after the issuer becomes subject to the reporting requirements. Securities issued in reliance on Rule 701 are restricted securities and, subject to the contractual restrictions described above, beginning 90 days after the date of this prospectus, may be sold by persons other than affiliates, as that term is defined in Rule 144, subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one year minimum holding period requirements.

                                  UNDERWRITING

   Subject to the terms and conditions contained in an underwriting agreement,
dated        , 1999, the underwriters named below, who are represented by
Donaldson, Lufkin & Jenrette Securities Corporation, Hambrecht & Quist LLC, Dain Rauscher Wessels, a division of Dain Rauscher Incorporated, and DLJdirect Inc. have severally agreed to purchase from us the number of shares opposite their names below:

                                                                       Number of
Underwriters                                                            Shares
Donaldson, Lufkin & Jenrette Securities Corporation...................
Hambrecht & Quist LLC.................................................
Dain Rauscher Wessels.................................................
DLJdirect Inc.........................................................
                                                                       ---------
  Total............................................................... 5,600,000
                                                                       =========

   The underwriting agreement provides that the obligations of the several underwriters to purchase and accept delivery of the shares included in this offering are subject to approval of the legal matters and to other conditions specified in the underwriting agreement. The underwriters are obligated to purchase and accept delivery of all the shares, other than those shares covered by the over-allotment option described below, if they purchase any of the shares.

   The underwriters propose to offer initially some of the shares directly to the public at the initial public offering price on the cover page of this prospectus and some of the shares to certain dealers at the initial public
offering price less a concession not in excess of $   per share. The
underwriters may allow, and those dealers may re-allow, a concession not in
excess of $   per share on sales to other dealers. After the initial offering of the shares to the public, the representatives may change the public offering price and those concessions. The underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

   The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of our common stock.

                                                                  No      Full
                                                               Exercise Exercise
Per share.....................................................  $        $
Total.........................................................

   We will pay the offering expenses, estimated to be $1.0 million.

   We have granted to the underwriters an option, exercisable for 30 days after the date of this prospectus, to purchase up to 840,000 additional shares at the initial public offering price minus the underwriting fees. The underwriters may exercise this option solely to cover over-allotments, if any, made in connection with this offering. To the extent that the underwriters exercise this option, each underwriter will become obligated, subject to certain conditions, to purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitments.

   We have agreed to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any of those liabilities.

   We, our executive officers and directors, and substantially all of our stockholders have agreed, for a period of 180 days from the date of this prospectus, not to, without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation:

  . offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or

  . enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock, regardless of whether any of these transactions is to be settled by the delivery of common stock, or other securities, in cash or otherwise.

   However, we may:

  . grant stock options under the 1998 Stock Incentive Plan; and

  . issue shares of our stock upon the exercise of options, warrants or rights or the conversion of currently outstanding securities.

   In addition, during this period, we have agreed not to file any registration statement with respect to, and each of our executive officers, directors and substantially all of our stockholders have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Donaldson, Lufkin & Jenrette Securities Corporation.

   At the request of Be Free, the underwriters have reserved at the initial public offering price up to 450,000 additional shares of common stock for sale to directors, employees and associates of Be Free. There can be no assurance that any of the reserved shares will be purchased by those persons. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not purchased by those persons will be offered to the general public on the same basis as the other shares offered hereby.

   Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the shares of our common stock included in this offering in any jurisdiction where action for that purpose is required. The shares included in this offering may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisement in connection with the offer and sale of any of these shares be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons who receive this prospectus are advised to inform themselves about and to observe any restrictions relating to the offering of our common stock and the distribution of this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any shares of our common stock included in this offering in any jurisdiction where that would not be permitted or legal.

   In connection with this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock. Specifically, the underwriters may overallot this offering, creating a syndicate short position. In addition, the underwriters may bid for and purchase shares of our common stock in the open market to cover syndicate short positions or to stabilize the price of our common stock. These activities may stabilize or maintain the market price of our common stock above independent market levels. The underwriters are not required to engage in these activities and may end any of these activities at any time.

   Prior to this offering, there has been no established public market for our common stock. The initial public offering price for the shares of our common stock offered by this prospectus will be determined by negotiation between us and the representatives of the underwriters. The factors to be considered in determining the initial public offering price include:

  . our history and the prospects for the industry in which we compete;

  . our past and present operations;

  . our historical results of operations;

  . our prospects for future earnings;

  . the recent market prices of securities of generally comparable companies;
    and

  . the general conditions of the securities market at the time of the offering.

   We have applied for quotation of our common stock on the Nasdaq National Market under the symbol BFRE.

                                 LEGAL MATTERS

   The validity of the shares of common stock offered by us hereby will be passed upon for us by Hale and Dorr LLP, Boston, Massachusetts. Legal matters will be passed upon for the underwriters by Testa, Hurwitz & Thibeault, LLP, Boston, Massachusetts.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1997 and 1998 and for each of the three years in the period ended December 31, 1998 included in this prospectus and the registration statement relating to this prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 with the SEC for the common stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. When we complete this offering, we will also be required to file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You can read our SEC filings, including the registration statement, over the Internet at the SEC's Web site at www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549; Seven World Trade Center, Suite 1300, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities.

                                 BE FREE, INC.

                       CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                           Page
Report of Independent Accountants........................................  F-2

Consolidated Balance Sheets as of December 31, 1997 and 1998 and as of
 September 30, 1999 (unaudited) and pro forma as of September 30, 1999
 (unaudited).............................................................  F-3

Consolidated Statements of Operations for the years ended December 31,
 1996, 1997 and 1998, and for the nine months ended September 30, 1998 and 1999 (unaudited)....................................................  F-4

Consolidated Statements of Stockholders' Equity (Deficit) for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended
 September 30, 1999 (unaudited)..........................................  F-5

Consolidated Statements of Cash Flows for the years ended December 31,
 1996, 1997 and 1998 and for the nine months ended September 30, 1998 and
 1999 (unaudited)........................................................  F-6

Notes to Consolidated Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Be Free, Inc. and Subsidiaries:

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows present fairly, in all material respects, the financial position of Be Free, Inc. and its subsidiaries (the "Company") at December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts

July 2, 1999, except for Footnote M

which is dated October 6, 1999

                         BE FREE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                      Pro Forma
                                December 31,                          (Note B)
                           ------------------------  September 30,  September 30,
                              1997         1998          1999           1999
          ASSETS                                             (Unaudited)
 Current assets:
 Cash and cash equiva-
  lents..................  $    75,843  $ 4,327,090  $ 16,406,076    $16,406,076
 Marketable securities...          --           --      2,932,150      2,932,150
 Accounts receivable,
  net of allowance for
  doubtful accounts of
  $0, $14,000, $71,258
  and $71,258 at
  December 31, 1997,
  1998, September 30,
  1999, and
  September 30, 1999 pro
  forma, respectively....       80,390      118,955       964,919        964,919
 Prepaid expenses........          --       144,517     1,301,985      1,301,985
 Other current assets....          343       23,222           --             --
                           -----------  -----------  ------------    -----------
    Total current assets.      156,576    4,613,784    21,605,130     21,605,130
 Property and equipment,
  net (Note D)...........       96,902      961,702     8,531,244      8,531,244
 Deposits................          550      384,991       340,012        340,012
 Other assets............          --        10,359        83,633         83,633
                           -----------  -----------  ------------    -----------
    Total assets.........  $   254,028  $ 5,970,836  $ 30,560,019    $30,560,019
                           ===========  ===========  ============    ===========
 LIABILITIES, CONVERTIBLE
       PARTICIPATING
    PREFERRED STOCK AND
   STOCKHOLDERS' EQUITY
         (DEFICIT)
 Current liabilities:
 Accounts payable........      431,756      533,524       505,142        505,142
 Accrued expenses........      106,360      349,725     6,567,221      6,567,221
 Deferred revenue........          --       121,667     1,255,926      1,255,926
 Current portion of
  long-term debt.........      120,226      187,139     2,501,895      2,501,895
                           -----------  -----------  ------------    -----------
    Total current liabil-
     ities...............      658,342    1,192,055    10,830,184     10,830,184
 Notes payable to related
  parties................    1,159,938          --            --             --
 Long-term debt, net of
  current portion........      333,040    4,949,198     5,452,825      5,452,825
                           -----------  -----------  ------------    -----------
    Total liabilities....    2,151,320    6,141,253    16,283,009     16,283,009
 Commitments and contin-
  gencies (Note G)
 Series A Convertible
  Participating Preferred
  Stock; $0.01 par value;
  11,300,000 shares
  authorized, 10,600,000
  shares issued and
  outstanding at December
  31, 1998, and September
  30,1999; none issued
  and outstanding on a
  pro forma basis
  (liquidation preference
  $10,600,000 at
  December 31, 1998 and
  September 30, 1999),
  net of issuance costs
  of $152,592............          --     8,785,981     9,077,519            --
 Series A Convertible
  Participating Preferred
  Stock Warrants.........          --       540,000       540,000            --
 Series B Convertible
  Participating Preferred
  Stock; $0.01 par value;
  13,196,522 shares
  authorized, issued, and
  outstanding at
  September 30, 1999;
  none issued and
  outstanding on a pro
  forma basis
  (liquidation preference
  $25,999,883 at
  September 30, 1999),
  net of issuance costs
  of $55,253.............          --           --     25,950,155            --
 Stockholders' equity
  (deficit) (Note H):
 Common stock, $0.01 par
  value; 27,500,000
  shares authorized;
  8,806,506 shares
  issued and outstanding
  at December 31, 1997;
  9,750,000 shares
  issued at December 31,
  1998 and September 30,
  1999; 21,648,261
  issued on a pro forma
  basis..................       88,065       97,500        97,500        216,483
 Additional paid-in cap-
  ital...................      292,839    5,461,646     6,462,077     41,910,768
 Unearned compensation...          --    (5,549,096)   (6,503,315)    (6,503,315)
 Stockholders' notes re-
  ceivable...............          --      (779,558)     (208,072)      (208,072)
 Accumulated deficit.....   (2,278,196)  (7,041,695)  (19,524,994)   (19,524,994)
                           -----------  -----------  ------------    -----------
                            (1,897,292)  (7,811,203)  (19,676,804)    15,890,870
 Treasury stock, at cost
  (842,598 shares at
  December 31, 1998;
  1,029,817 shares at
  September 30, 1999 and
  on a pro forma basis)..          --    (1,685,195)   (1,613,860)    (1,613,860)
                           -----------  -----------  ------------    -----------
    Total stockholders'
     equity (deficit)....   (1,897,292)  (9,496,398)  (21,290,664)    14,277,010
                           -----------  -----------  ------------    -----------
     Total liabilities,
      convertible
      participating
      preferred stock and
      stockholders'
      equity (deficit)...  $   254,028  $ 5,970,836  $ 30,560,019    $30,560,019
                           ===========  ===========  ============    ===========

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                    Nine Months Ended
                                Year Ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                                                                       (Unaudited)
Revenue:
  Performance marketing
   services.............  $       --   $   216,286  $ 1,319,183  $   933,268  $  2,708,873
  Other.................      196,069       60,424        7,580        7,580           --
                          -----------  -----------  -----------  -----------  ------------
    Total revenue.......      196,069      276,710    1,326,763      940,848     2,708,873
                          -----------  -----------  -----------  -----------  ------------
Operating expenses:
  Cost of revenue.......          --       272,585      423,811      226,197       437,062
  Sales and marketing...      397,819      180,108    1,453,706      538,670     8,334,835
  Development and
   engineering..........      505,509      426,329      728,538      398,258     3,134,628
  General and
   administrative.......      557,760      332,376      875,153      433,057     1,651,747
  Equity related
   compensation.........          --           --     2,385,211    2,206,932     1,440,771
                          -----------  -----------  -----------  -----------  ------------
    Total operating
     expenses...........    1,461,088    1,211,398    5,866,419    3,803,114    14,999,043
                          -----------  -----------  -----------  -----------  ------------
    Operating loss......   (1,265,019)    (934,688)  (4,539,656)  (2,862,266)  (12,290,170)
  Interest income.......        1,324        6,293       34,577       11,523       521,399
  Interest expense......      (27,566)    (105,215)    (258,420)     (97,675)     (714,528)
                          -----------  -----------  -----------  -----------  ------------
Net loss................   (1,291,261)  (1,033,610)  (4,763,499)  (2,948,418)  (12,483,299)
Accretion of preferred
 stock to redemption
 value..................          --           --      (129,573)     (32,393)   (1,297,059)
                          -----------  -----------  -----------  -----------  ------------
Net loss attributable to
 common stockholders....  $(1,291,261) $(1,033,610) $(4,893,072) $(2,980,811) $(13,780,358)
                          ===========  ===========  ===========  ===========  ============
Basic and diluted net
 loss per share.........  $     (0.13) $     (0.08) $     (0.61) $     (0.35) $      (2.18)
Shares used in computing
 basic and diluted net
 loss per share.........    9,771,602   13,569,256    8,009,129    8,547,227     6,330,565
Unaudited pro forma
 basic and diluted net
 loss per share.........                            $     (0.49)              $      (0.78)
Shares used in computing
 pro forma basic and
 diluted net loss per
 share..................                              9,819,814                 16,053,575

    The accompanying notes are an integral part of the financial statements.

                        BE FREE, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

 for the years ended December 31, 1996, 1997 and 1998 and for the nine months ended September 30, 1999 (unaudited)

                       Common Stock                                                                 Treasury Stock
                    --------------------                                            Retained    -----------------------
                                 $0.01    Additional                Stockholders'   Earnings
                                  Par      Paid-in      Unearned        Notes     (Accumulated
                      Shares     Value     Capital    Compensation   Receivable     Deficit)      Shares       Value
Balance at January
1, 1996...........   1,761,300  $ 17,613  $   33,387  $       --      $     --    $    116,578         --   $       --
  Issuance of
  Common Stock....  12,329,108   123,291     (33,387)         --            --         (69,903)        --           --
  Net loss........         --        --          --           --            --      (1,291,261)        --           --
                    ----------  --------  ----------                              ------------
Balance at
December 31, 1996.  14,090,408   140,904         --           --            --      (1,244,586)
  Contribution of
  capital by
  stockholders....         --        --      250,000          --            --             --          --           --
  Acquisition and
  retirement of
  treasury stock..  (5,283,902)  (52,839)     42,839          --            --             --          --           --
  Net loss........         --        --          --           --            --      (1,033,610)        --           --
                    ----------  --------  ----------                              ------------
Balance at
December 31, 1997.   8,806,506    88,065     292,839          --            --      (2,278,196)        --           --
  Stock issuance
  in connection
  with warrant
  exercise........     943,494     9,435     365,565          --            --             --          --           --
  Acquisition of
  treasury stock..         --        --          --           --            --             --   (3,088,441)  (6,176,881)
  Issuance of
  restricted stock
  to employees by
  controlling
  stockholders....         --        --    2,145,000     (318,554)          --             --          --           --
  Issuance of
  warrants to
  purchase Common
  Stock in
  connection with
  Series A
  Convertible
  Participating
  Preferred Stock
  financing.......         --        --    1,791,000          --            --             --          --           --
  Exercise of call
  option on Common
  Stock...........         --        --          --           --            --             --     (352,682)    (705,364)
  Forfeiture of
  unvested shares
  of restricted
  stock...........         --        --     (180,314)     180,314           --             --          --           --
  Issuance of
  restricted
  stock...........         --        --          --    (4,417,492)     (779,558)           --    2,598,525    5,197,050
  Unearned
  compensation
  related to
  option
  grants..........         --        --    1,177,129   (1,177,129)          --             --          --           --
  Amortization of
  unearned
  compensation....         --        --          --       183,765           --             --          --           --
  Net loss........         --        --          --           --            --      (4,763,499)        --           --
  Accretion to
  redemption value
  of Series A
  Preferred Stock.         --        --     (129,573)         --            --             --          --           --
                    ----------  --------  ----------  -----------     ---------   ------------  ----------  -----------
Balance at
December 31, 1998.   9,750,000    97,500   5,461,646   (5,549,096)     (779,558)    (7,041,695)   (842,598)  (1,685,195)
  Acquisition of
  treasury stock..         --        --     (453,995)     436,957        73,510            --     (262,219)     (78,665)
  Acceleration of
  vesting of
  restricted
  stock...........         --        --       77,103          --            --             --          --           --
  Issuance of
  restricted
  stock...........         --        --          --       (97,500)      (52,500)           --       75,000      150,000
  Repayment of
  receivable from
  stockholder.....         --        --          --           --        550,476            --          --           --
  Unearned
  compensation
  related to
  option grants...         --        --    2,674,382   (2,674,382)          --             --          --           --
  Amortization of
  unearned
  compensation....         --        --          --     1,380,706           --             --          --           --
  Net loss........         --        --          --           --            --     (12,483,299)        --           --
  Series B
  Preferred Stock
  dividend........         --        --     (999,994)         --            --             --          --           --
  Accretion to
  redemption value
  of Series A and
  B Preferred
  Stock...........         --        --     (297,065)         --            --             --          --           --
                    ----------  --------  ----------  -----------     ---------   ------------  ----------  -----------
Balance at
September 30, 1999
(unaudited).......   9,750,000  $ 97,500  $6,462,077  $(6,503,315)    $(208,072)  $(19,524,994) (1,029,817) $(1,613,860)
                    ==========  ========  ==========  ===========     =========   ============  ==========  ===========
                       Total
Balance at January
1, 1996...........  $    167,578
  Issuance of
  Common Stock....        20,001
  Net loss........    (1,291,261)
                    -------------
Balance at
December 31, 1996.    (1,103,682)
  Contribution of
  capital by
  stockholders....       250,000
  Acquisition and
  retirement of
  treasury stock..       (10,000)
  Net loss........    (1,033,610)
                    -------------
Balance at
December 31, 1997.    (1,897,292)
  Stock issuance
  in connection
  with warrant
  exercise........       375,000
  Acquisition of
  treasury stock..    (6,176,881)
  Issuance of
  restricted stock
  to employees by
  controlling
  stockholders....     1,826,446
  Issuance of
  warrants to
  purchase Common
  Stock in
  connection with
  Series A
  Convertible
  Participating
  Preferred Stock
  financing.......     1,791,000
  Exercise of call
  option on Common
  Stock...........      (705,364)
  Forfeiture of
  unvested shares
  of restricted
  stock...........           --
  Issuance of
  restricted
  stock...........           --
  Unearned
  compensation
  related to
  option
  grants..........           --
  Amortization of
  unearned
  compensation....       183,765
  Net loss........    (4,763,499)
  Accretion to
  redemption value
  of Series A
  Preferred Stock.      (129,573)
                    -------------
Balance at
December 31, 1998.    (9,496,398)
  Acquisition of
  treasury stock..       (22,193)
  Acceleration of
  vesting of
  restricted
  stock...........        77,103
  Issuance of
  restricted
  stock...........           --
  Repayment of
  receivable from
  stockholder.....       550,476
  Unearned
  compensation
  related to
  option grants...           --
  Amortization of
  unearned
  compensation....     1,380,706
  Net loss........   (12,483,299)
  Series B
  Preferred Stock
  dividend........      (999,994)
  Accretion to
  redemption value
  of Series A and
  B Preferred
  Stock...........      (297,065)
                    -------------
Balance at
September 30, 1999
(unaudited).......  $(21,290,664)
                    =============

   The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    Nine Months Ended
                                Year Ended December 31,               September 30,
                          -------------------------------------  -------------------------
                             1996         1997         1998         1998          1999
                                                                       (Unaudited)
Cash flows for operating
 activities:
 Net loss...............  $(1,291,261) $(1,033,610) $(4,763,499) $(2,948,418) $(12,483,299)
 Adjustments to
  reconcile net loss to
  net cash used in
  operating activities:
  Depreciation and
   amortization.........       42,067       56,999      285,794       68,704       941,060
  Compensation charge
   and amortization of
   unearned
   compensation.........          --           --     2,385,211    2,206,932     1,440,771
  Loss on disposal on
   fixed assets.........          --         3,304          --           --            --
  Acquisition of fixed
   assets in exchange
   for services.........          --           --      (202,688)    (202,688)          --
  Provisions for
   doubtful accounts....          --           --        14,000          --         57,258
  Changes in operating
   assets and
   liabilities:
  Accounts receivable...      118,072      (54,717)     (52,565)      31,518      (778,222)
  Prepaid expenses......          --           --       (75,991)     (91,368)     (801,471)
  Deposits..............          --           --      (384,441)     (64,971)       44,979
  Accounts payable......      329,044       94,570      101,768     (131,584)      (28,382)
  Accrued expenses......       25,261       46,085      243,365      (69,639)    1,537,011
  Deferred revenue......       24,508      (24,508)     121,667      266,667     1,009,259
  Other, net............         (123)        (343)     (33,238)      (5,866)      (50,052)
                          -----------  -----------  -----------  -----------  ------------
Net cash provided by
 (used in) operating
 activities.............     (752,432)    (912,220)  (2,360,617)    (940,713)   (9,111,088)
                          -----------  -----------  -----------  -----------  ------------
Cash flows for investing
 activities:
 Purchases of property
  and equipment.........      (71,232)     (67,726)    (610,064)    (346,625)   (1,078,609)
 Purchases of marketable
  securities............          --           --           --           --     (2,932,150)
                          -----------  -----------  -----------  -----------  ------------
Net cash used in
 investing activities...      (71,232)     (67,726)    (610,064)    (346,625)   (4,010,759)
                          -----------  -----------  -----------  -----------  ------------
Cash flows from
 financing activities:
 Proceeds from issuance
  of Series A
  Convertible
  Participating
  Preferred Stock, net
  of issuance costs.....          --           --     8,656,408    8,656,408           --
 Issuance of warrants
  for Common Stock in
  connection with Series
  A Preferred Stock.....          --           --     1,791,000    1,791,000           --
 Proceeds from issuance
  of Series B
  Convertible
  Participating
  Preferred Stock, net
  of issuance costs.....          --           --           --           --     24,944,635
 Proceeds from issuance
  of Common Stock.......       20,001      250,000          --           --            --
 Acquisition of common
  stock and treasury
  shares................          --       (10,000)  (6,882,245)  (6,176,881)       (5,155)
 Payments on notes
  payable to related
  parties...............          --           --    (1,159,938)    (840,463)          --
 Proceeds from notes
  receivable from
  stockholders..........          --           --           --           --        550,476
 Proceeds from
  sales/leaseback.......          --           --           --           --        240,818
 Proceeds from long-term
  debt..................      738,795      791,080    5,000,000          --            --
 Payments on long-term
  debt..................          --           --      (183,297)     (61,588)     (529,941)
                          -----------  -----------  -----------  -----------  ------------
Net cash provided by
 (used in) financing
 activities.............      758,796    1,031,080    7,221,928    3,368,476    25,200,833
                          -----------  -----------  -----------  -----------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............      (64,868)      51,134    4,251,247    2,081,138    12,078,986
Cash and cash
 equivalents at
 beginning of period....       89,577       24,709       75,843       75,843     4,327,090
                          -----------  -----------  -----------  -----------  ------------
Cash and cash
 equivalents at end of
 period.................  $    24,709  $    75,843  $ 4,327,090  $ 2,156,981  $ 16,406,076
                          ===========  ===========  ===========  ===========  ============
Supplemental disclosure
 of cash flow
 information:
 Cash paid during the
  period for interest...  $    22,823  $    53,819  $   284,561  $   148,895  $    631,753
Supplemental disclosures
 of noncash
 transactions:
 Notes receivable for
  Common Stock sold.....          --           --   $   779,558          --   $     52,500
 Elimination of note
  receivable for
  restricted stock......          --           --           --           --   $     73,510
 Issuance of warrants in
  connection with
  subordinated debt
  agreement.............          --           --   $   540,000          --            --
 Purchases of property
  and equipment under
  capital lease
  obligations and
  equipment financing...          --           --   $   285,000          --   $  7,172,591

    The accompanying notes are an integral part of the financial statements.

                         BE FREE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

A. The Company and Basis of Presentation:

   Be Free, Inc. (the "Company") is a provider of services that enable electronic commerce merchants and Internet portals to promote their products and services on the Internet. As such, the Company is subject to a number of risks similar to other companies in the Internet industry, including rapid technological change, uncertainty of market acceptance of services, competition from substitute services and larger companies, protection of proprietary technology and dependence on key individuals.

   The Company has a single operating segment, performance marketing services. The Company has no organizational structure dictated by product lines, geography or customer type. Revenue has been primarily derived from services provided through the Company's BFAST technology, which have been provided to domestic companies to date.

   The Company was incorporated on January 25, 1996 as "Freedom of Information, Inc." On March 31, 1999, the Company changed its name to Be Free, Inc.

   Prior to August 28, 1998, the Company and two affiliated companies, PCX Information Systems, Inc. ("PCX") and FOI, Inc. ("FOI"), were under common ownership and management by members of the same immediate family. On August 28, 1998, stockholders of the affiliated companies exchanged their shares of capital stock of the affiliated companies for shares of the Company's common stock which resulted in the affiliated companies becoming wholly owned subsidiaries of the Company (Note H). This combination was accounted for at historical cost due to the common control of the entities.

B. Summary of Significant Accounting Policies:

Cash and Cash Equivalents

   The Company considers all highly liquid investments with remaining maturities of three months or less at the time of acquisition to be cash equivalents. Cash equivalents, which consist of money market accounts and commercial paper, are stated at cost, which approximates market value.

Marketable Securities

   The Company's marketable securities are comprised entirely of commercial paper which are classified as available for sale at the date of purchase. Marketable securities with remaining maturities of less than twelve months from the balance sheet date are classified as short-term. Marketable securities with remaining maturities of more than twelve months from the balance sheet date are classified as long-term. These securities are carried at amortized cost, which approximates fair value.

Concentrations of Credit Risk

   Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and cash equivalents, marketable securities and accounts receivable. At

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

December 31, 1998 and September 30, 1999, substantially all of the Company's cash was invested in money market accounts and commercial paper at one and four financial institutions, respectively, which the Company believes to be of high credit quality. The Company had one customer in 1996 totaling 74% of revenue, two customers in 1997 totaling 78% and 12% of revenue, respectively, one customer in 1998 totaling 73% of revenue and three customers in the nine-month period ended September 30, 1999 totaling 30%, 15% and 10% of revenue, respectively. The Company had two customers that accounted for 40% and 11%, respectively, of accounts receivable at December 31, 1998 and two customers that accounted for 20% and 14%, respectively, of accounts receivable at September 30, 1999.

Property and Equipment

   Property and equipment are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which are five years for furniture and office equipment and three to five years for computer equipment and software. Leasehold improvements are depreciated over the shorter of related lease terms or the estimated useful lives. The cost of maintenance and repairs is charged to expense as incurred. When assets are retired or disposed, the assets and related accumulated depreciation are eliminated from accounts and any related gains or losses are reflected in income or loss for the period.

Revenue Recognition

   The Company derives revenue primarily from providing performance marketing services to customers. Customer contracts generally provide for fees on a per transaction basis with a monthly or annual minimum. Revenue under service contracts is recognized monthly over the contract period based on the contractual minimum service fee or transaction volume when such transaction volume exceeds monthly minimum requirements. The Company also charges a one time integration fee for certain services. Revenue from integration fees is recognized when the integration is complete and the service is available to the customer up to the cost of providing such service. Revenue for integration fees in excess of the cost is deferred and recognized ratably over the initial term of the service contract. Costs related to performing integration services are deferred and recognized when the integration is complete and the service is available to the customer. Other revenue consists of customized software development and support services which was recognized when the services were provided.

   The Company may discount the BFAST service fee by 5% for any calendar day that Be Free's system response time did not meet the contractual performance level for greater than 60 minutes during any calendar day. Any discounts granted will be recorded as a reduction of revenue in the period issued.

   Revenue under arrangements where multiple services are sold together under one contract is allocated to each element based on the relative fair value of each element, with fair value being determined using the price charged when the element is sold separately.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)


Cost of Revenue

   Cost of Revenue represents direct expenses relating to delivering performance marketing services to customers. Expenses primarily represent depreciation for servers and storage equipment, costs for a third-party data center facility and costs for Internet connectivity.

Development and Engineering

   Development and Engineering costs are expensed as incurred and include labor and related costs for product development and maintenance and support of system infrastructure.

   On January 1, 1999, the Company adopted American Institute of Certified Public Accountants Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). Accordingly, the Company's policy is to capitalize costs associated with the design and implementation of its operating systems, including internally and externally developed software. To date, internal costs eligible for capitalization under SOP 98-1 have been immaterial.

   During the years ended December 31, 1996, 1997 and 1998, certain engineering and development personnel performed software development services for third parties. The cost of those services were approximately $221,000, $40,000 and $0 for the years ended December 31, 1996, 1997 and 1998, respectively.

Advertising Costs

   Advertising costs are expensed as incurred. Advertising expense of approximately $265,100, $3,100, $34,900, $5,200 and $166,000 were charged to sales and marketing expenses for the years ended December 31, 1996, 1997, 1998 and the nine-month period ended September 30, 1998 and 1999, respectively.

Income Taxes

   The Company provides for income taxes using the liability method whereby deferred tax liabilities and assets are recognized based on temporary differences between the amounts presented in the financial statements and the tax bases of assets and liabilities using current statutory tax rates. A valuation allowance is established against net deferred tax assets, if based on the weighted available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Accounting for Stock-Based Compensation

   Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," encourages but does not require companies to record compensation cost for stock-based employee compensation at fair value. The Company has chosen to account for stock-based

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

compensation granted to employees using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, compensation cost for stock options granted to employees is measured as the excess, if any, of the fair value of the Company's stock at the date of the grant over the amount that must be paid to acquire the stock. Stock-based compensation issued to nonemployees is measured and recorded using the fair value method prescribed in SFAS No. 123.

Treasury Stock

   The Company has delivered treasury shares upon issuance of restricted stock and may deliver treasury shares upon the exercise of stock options. The difference between the cost of the treasury shares, on a first-in, first-out basis, and the exercise price of the options or purchase price of restricted stock is reflected in additional paid in capital. Repurchase of treasury stock is accounted for by using the cost method of accounting.

Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Estimates include accrued expenses and the valuation allowance for deferred tax assets. Actual results could differ from those estimates.

Recent Accounting Pronouncements

   In June 1998, the FASB issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which establishes accounting and reporting standards for derivative instruments and hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. The Company, to date, has not engaged in derivative and hedging activities, and accordingly does not believe that the adoption of SFAS No. 133 will have a material impact on the financial reporting and related disclosures of the Company. The Company will adopt SFAS No. 133 as required by SFAS No. 137, "Deferral of the effective date of FASB Statement No. 133," in fiscal year 2000.

Interim Financial Information

   The consolidated financial statements of the Company as of September 30, 1999 and for the nine months ended September 30, 1998 and 1999 are unaudited. All adjustments (consisting only of normal recurring adjustments) have been made, which in the opinion of management, are necessary

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

for a fair presentation. Results of operations for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999 or for any other future period.

Pro Forma Balance Sheet (Unaudited)

   Upon the closing of the Company's initial public offering, all of the outstanding shares of Series A and B convertible participating preferred stock will automatically convert on a 1-for-2 basis to shares (approximately 11,898,261 shares) of the Company's common stock assuming an offering price of greater than $7.96 per share. Upon the closing of the Company's initial public offering, warrants for the purchase of 700,000 shares of preferred stock will become exercisable for 350,000 shares of common stock. The unaudited pro forma presentation of the balance sheet has been prepared assuming the conversion of the convertible preferred stock into common stock at September 30, 1999.

C. Net Loss Per Share and Pro Forma Loss Per Share:

   Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Diluted loss per share is computed using the weighted average number of common shares outstanding during the period, plus the effect of any dilutive potential common shares. Dilutive potential common shares consist of stock options, preferred stock and warrants. Potential common shares were excluded from the calculation of net loss per share for the periods presented since their inclusion would be antidilutive. During the year ended December 31, 1996, there were no dilutive potential common shares. During the year ended December 31, 1997, there were no options to purchase common shares, no shares of preferred stock convertible into shares of common stock and warrants to purchase 943,494 shares of common stock. During the year ended December 31, 1998, there were options to purchase 692,429 shares of common stock, 10,600,000 shares of preferred stock convertible into 5,300,000 shares of common stock, warrants to purchase 1,749,000 shares of common stock and warrants to purchase 700,000 shares of preferred stock convertible into 350,000 shares of common stock. During the nine-month period ended September 30, 1999, there were options to purchase 1,617,304 shares of common stock, 23,796,522 shares of preferred stock convertible into 11,898,261 shares of common stock, warrants to purchase 1,749,000 shares of common stock and warrants to purchase 700,000 shares of preferred stock convertible into 350,000 shares of common stock.

   Pro forma basic and diluted loss per share have been calculated assuming the conversion of all outstanding shares of preferred stock into common stock, as if the shares had converted immediately upon their issuance. Accordingly, net loss has not been adjusted for the accrued dividends for preferred stock in the calculation of pro forma loss per share.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)


   The following is a calculation of pro forma net loss per share (unaudited):

                                                                    For the Nine
                                                       Year Ended   Months Ended
                                                      December 31,  September 30,
                                                          1998          1999
Pro forma net loss:
  Net loss attributable to common stockholders......  $(4,893,072)  $(13,780,358)
  Accretion of preferred stock to redemption value..      129,573      1,297,059
                                                      -----------   ------------
  Pro forma net loss................................  $(4,763,499)  $(12,483,299)
                                                      ===========   ============
Shares used in computing pro forma basic and diluted
 net loss per share:
  Weighted average number of common shares
   outstanding......................................    8,009,129      6,330,565
  Weighted average impact of assumed conversion of
   preferred stock on issuance......................    1,810,685      9,723,010
                                                      -----------   ------------
  Shares used in computing pro forma basic and
   diluted net loss per share.......................    9,819,814     16,053,575
                                                      ===========   ============
  Basic and diluted pro forma net loss per common
   share............................................  $     (0.49)  $      (0.78)
                                                      ===========   ============

D. Property and Equipment:

   Property and equipment consist of the following:

                                                December 31,
                                            ---------------------  September 30,
                                              1997        1998         1999
Furniture and office equipment............. $   1,803  $   27,778   $  569,297
Computer equipment and software............   213,906   1,285,683    8,771,789
Leasehold improvements.....................       --          --       223,575
                                            ---------  ----------   ----------
                                              215,709   1,313,461    9,564,661
Accumulated depreciation...................  (118,807)   (351,759)  (1,033,417)
                                            ---------  ----------   ----------
Property and equipment, net................ $  96,902  $  961,702   $8,531,244
                                            =========  ==========   ==========

   At December 31, 1998, cost and accumulated depreciation relating to computer equipment under a long-term financing arrangement totaled $285,000 and $47,500, respectively. At September 30, 1999, cost and accumulated depreciation relating to furniture and office equipment under long-term financing arrangements totaled $504,656 and $63,134, respectively. At September 30, 1999, cost and accumulated depreciation relating to computer equipment and software under long-term financing arrangements totaled $2,690,968 and $351,819, respectively. At September 30, 1999, cost and accumulated depreciation relating to leasehold improvements totaled $108,299 and $7,671, respectively. Depreciation expense totaled $42,067, $56,999 and $232,952 for the years ended December 31, 1996, 1997 and 1998, respectively, and for the nine months ended September 30, 1998 and 1999 was $68,704 and $681,658, respectively.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)


E. Accrued Expenses:

   Accrued expenses include the following:

                                                   December 31,
                                                 ----------------- September 30,
                                                   1997     1998       1999
      Accrued interest.......................... $ 56,140 $ 50,000  $   50,000
      Professional fees.........................   42,500  135,395   1,246,202
      Commissions...............................      --       --       49,165
      Salaries and benefits.....................      --    27,876     460,886
      Rent......................................      --    67,644      86,975
      Capital purchases.........................      --       --    4,394,485
      Other.....................................    7,720   68,810     279,508
                                                 -------- --------  ----------
        Accrued expenses........................ $106,360 $349,725  $6,567,221
                                                 ======== ========  ==========

F. Long-Term Debt:

   The following table summarizes the Company's long-term borrowings:

                                                December 31,
                                            ---------------------  September 30,
                                              1997        1998         1999
      Subordinated debt, net..............  $     --   $4,490,000   $4,625,000
      Obligations under capital leases and
       equipment financing................        --      332,510    3,329,720
      Term loans..........................    453,266     313,827          --
                                            ---------  ----------   ----------
                                              453,266   5,136,337    7,954,720
      Less current portion................   (120,226)   (187,139)  (2,501,895)
                                            ---------  ----------   ----------
        Long-term debt....................  $ 333,040  $4,949,198   $5,452,825
                                            =========  ==========   ==========

   The Company entered into term loans during 1996 and 1997 that accrued interest based on the lender's published prime rate, which was 9% and 8.5% at December 31, 1997 and 1998, respectively. These loans were paid in full in March 1999.

   On August 25, 1998, the Company entered a software and support financing arrangement with a lender totaling $376,368. Borrowings under this arrangement have an implied interest rate of 13%. The repayment period for borrowings outstanding under this arrangement concludes in September 2001.

   On September 29, 1998, the Company entered into a subordinated debt agreement totaling $5,000,000 which bears interest at 12% per annum. The Company borrowed the full amount available under this agreement on October 23, 1998. The repayment period on this agreement

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

concludes in November 2001. In connection with the subordinated debt financing, the Company also granted warrants to purchase 700,000 shares of the Company's Series A Preferred Stock at $1.00 per share. The fair value of the warrants, estimated to be approximately $540,000 at issuance, has been recorded as a discount on the carrying value of the debt to be amortized to interest expense over the term of the debt. The value of the warrants was estimated assuming a weighted average risk free interest rate of 4.51%, an expected life from date of grant of four years, a volatility of 100% and no expected dividends. The amount of expense recognized for the year ended December 31, 1998 and the nine-month period ended September 30, 1999 totaled $30,000 and $135,000, respectively.

   On September 29, 1998, the Company established a capital equipment line of credit totaling $2,000,000 which is available through September 29, 1999 and is collateralized by the asset purchases made under the line. At December 31, 1998, no amounts had been borrowed under this line. At September 30, 1999, the Company had $1,905,258 outstanding under this line which bears interest at 6.8%. Purchases under this line are financed as capital leases with terms of four years.

   During 1999, the Company entered into a sale/leaseback agreement with a vendor for $240,818 in fixed assets. There was no gain or loss on the transaction and the equipment has been accounted for as a capital lease.

   The weighted average interest rate of outstanding long-term debt at December 31, 1997, 1998 and September 30, 1999 was 9%, 11.9% and 11.0%, respectively.

   Principal payments on long-term debt are as follows:

                                                                     Long-Term
                                                                        Debt
      Year ended December 31,                                         Payments
      1999.......................................................... $  367,139
      2000..........................................................  2,563,314
      2001..........................................................  2,582,551
      2002..........................................................     57,143
      2003..........................................................     57,143
      2004 and thereafter...........................................     19,047
                                                                     ----------
        Total minimum debt payments................................. $5,646,337
                                                                     ==========

G. Commitments and Contingencies:

   The Company leases facilities and computer equipment under operating lease agreements that expire on various dates through January 31, 2004. The Company pays all insurance and pro-rated portions of certain operating expenses for certain leases. Rent expense was $72,687, $113,025 and $307,575 for the years ended December 31, 1996, 1997 and 1998, respectively, and $202,709 and $421,697 for the nine months ended September 30, 1998 and 1999, respectively.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)


   The future minimum lease payments at December 31, 1998 are as follows:

                                                                     Operating
      Year ended December 31,                                          Leases
      1999.......................................................... $  449,944
      2000..........................................................    605,377
      2001..........................................................    662,361
      2002..........................................................    694,545
      2003..........................................................    706,421
      2004 and thereafter...........................................    142,202
                                                                     ----------
        Total minimum lease payments................................ $3,260,850
                                                                     ==========

H. Capital Structure:

   The authorized capital stock of the Company consists of (i) 27,500,000 shares of voting common stock ("Common Stock") authorized for issuance with a par value of $0.01 and (ii) 24,496,522 shares of preferred stock with a par value of $0.01, of which 11,300,000 shares are designated as Series A Convertible Participating Preferred Stock ("Series A Preferred Stock") and 13,196,522 shares are designated as Series B Convertible Participating Preferred Stock ("Series B Preferred Stock").

Common Stock

   Prior to August 28, 1998, the Company and its affiliated companies, FOI, Inc. and PCX were under common control and management by immediate members of one family. On August 28, 1998, stockholders of the affiliated companies exchanged their shares of capital stock of the affiliated companies for shares of the Company's Common Stock which resulted in the affiliated companies becoming wholly owned subsidiaries of the Company. The financial statements for the Company, FOI and PCX are presented on a combined basis for the years ended December 31, 1996, 1997 and 1998.

   On August 28, 1998, the holders of warrants to purchase shares of Common Stock exercised their warrants for 943,494 shares of Common Stock. Of these shares, 352,682 shares were subject to a call option at the discretion of the Company for $2.00 per share. On October 27, 1998, the Company exercised its call option in full for $705,364.

   On August 28, 1998, the Company repurchased 3,088,441 shares of Common Stock from founders and employees of the Company in exchange for notes payable issued by the Company for $6,176,881. These notes were paid in full on August 31, 1998.

   On August 28, 1998, certain controlling stockholders of the Company transferred 1,072,500 shares of Common Stock to employees in consideration of past performance and as an incentive for continuing employment with the Company. The stock was transferred subject to certain vesting

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

restrictions and for no cash consideration. The fair value of these restricted stock awards at the date of transfer totaled $2,145,000, which the Company is recognizing as compensation expense over the defined vesting period. The vesting for the transferred shares occurs over 4 years commencing with the recipient's date of hire. The remaining unearned compensation will vest at various dates through 2002. Upon the transfer of these shares, the Company recorded a charge of $1,826,446 representing fully vested shares. In addition, the Company recorded unearned compensation related to unvested shares totaling $318,554. The Company recorded amortization of the unearned compensation totaling $34,295 and $44,707 for the year ended December 31, 1998 and for the nine months ended September 30, 1999, respectively.

   On August 28, 1998, the Company's Board of Directors authorized a 35,226.01-for-1 Common Stock split effected in the form of a stock dividend. Stockholders' equity (deficit) has been restated for all periods presented to give retroactive recognition to the split in prior periods by reclassifying from additional paid-in capital to Common Stock the par value of the additional shares arising from the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this split.

Preferred Stock

   On August 28, 1998, the Company issued 10,500,000 shares of Series A Preferred Stock for cash proceeds of $10,355,408, net of issuance costs of $144,592. On September 29, 1998, the Company issued 100,000 shares of Series A Preferred Stock for cash proceeds of $92,000, net of issuance costs of $8,000.

   Each share of Series A Preferred Stock is convertible, at the option of the holder, into one-half share of Common Stock, adjusted for certain events. The Series A Preferred Stock automatically converts to Common Stock upon the closing of a public offering raising an amount greater than $10,000,000 at a price per share of at least $7.96. In addition, the Company can elect to convert the Series A Preferred Stock to Common Stock if less than 25% of the original shares are outstanding. The Company has reserved 5,650,000 shares of Common Stock for the conversion of Series A Preferred Stock.

   The holders of the Series A Preferred Stock are entitled to voting rights equal to the number of shares of Common Stock into which the Series A Preferred Stock could be converted at the time. Two of the holders of Series A Preferred Stock have the right to elect one member each to the Board of Directors.

   On or after March 31, 2004, the Company shall, at the written election of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, (i) redeem on the date specified by such holders one-third of all the shares of Series A Preferred Stock outstanding on the date of such election and (ii) redeem on the first anniversary of such date up to an additional one-third of the shares of the Series A Preferred Stock outstanding on such date (and not previously called for redemption) and (iii) redeem on the second anniversary of such date all remaining shares

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

of Series A Preferred Stock outstanding on such date (and not previously called for redemption). The redemption price is equal to the sum of the original purchase price (adjusted appropriately for any stock dividend, stock split or similar event affecting the Series A Preferred Stock) plus the amount of any declared but unpaid dividends.

   In the event of liquidation of the Company, the holders of the Series A Preferred Stock are entitled to be paid a liquidation amount equal to $1.00 (adjusted appropriately for any stock dividend, stock split or similar event affecting the Series A Preferred Stock) plus any declared but unpaid dividends. In addition, after the liquidation preferences of the Series A and Series B Preferred Stock have been paid, the holders of Series A Preferred Stock are entitled to share in the remaining proceeds, if any, as if their shares had been converted into shares of Common Stock.

   In connection with the issuance of Series A Preferred Stock, the Company issued warrants to the holders of the Series A Preferred Stock, for the purchase of up to 1,749,000 shares of Common Stock at $3.00 per share. Of these warrants, 1,732,500 are exercisable from the date of issuance through August 28, 2008 and 16,500 are exercisable from the date of issuance through September 29, 2008. The fair value of these warrants at the date of issue was $1,791,000. This amount has been recorded as a reduction of Series A Preferred Stock and an increase to paid-in-capital. The value of the warrants was estimated assuming a weighted average risk free interest rate of 4.51%, an expected life from date of grant of four years, a volatility of 100% and no expected dividends.

   On March 31, 1999, the Company issued 13,196,522 shares of Series B Preferred Stock for cash proceeds of $24,944,635, net of issuance costs of $55,253.

   Each share of Series B Preferred Stock is convertible, at the option of the holder, into one-half share of Common Stock, adjusted for certain events. The Series B Preferred Stock automatically converts to Common Stock upon the closing of a public offering raising an amount greater than $10,000,000 at a price per share of at least $7.96. In addition, the Company can elect to convert the Series B Preferred Stock to Common Stock if less than 25% of the original shares of Series B Preferred Stock are outstanding. The Company has and will continue to reserve a sufficient number of its Common Stock to satisfy the conversion rights of the holders of the Series B Preferred Stock. The holders of the Series B Preferred Stock are entitled to receive cumulative dividends at a rate of 8% per annum.

   The holders of the Series B Preferred Stock are entitled to voting rights equal to the number of shares of Common Stock into which the Series B Preferred Stock could be converted at the time. One of the holders of Series B Preferred Stock has the right to elect one member to the Board of Directors.

   On or after March 31, 2004, the Company shall, at the written election of the holders of at least majority of the then outstanding shares of Series B Preferred Stock, (i) redeem on the date specified

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

by such holders one-third of all the shares of Series B Preferred Stock outstanding on the date of such election (the "Election Date") and (ii) redeem on March 31, 2005 one-third of the shares of the Series B Preferred Stock outstanding on the Election Date (and not previously called for redemption) and
(iii) redeem on March 31, 2006 all remaining shares of Series B Preferred Stock outstanding on such date (and not previously called for redemption). The redemption price is equal to the sum of the original purchase price (adjusted appropriately for any stock dividend, stock split or similar event affecting the Series B Preferred Stock) plus the amount of any declared or accrued but unpaid dividends.

   In the event of liquidation of the Company, the holders of the Series B Preferred Stock are entitled to be paid a liquidation amount equal to $1.89 (adjusted appropriately for any stock dividend, stock split or similar event affecting the Series B Preferred Stock) per share plus any declared or accrued but unpaid dividends. In addition, after the liquidation preference of the Series A and B Preferred Stock has been paid, the holders of Series B Preferred Stock are entitled to share in the remaining proceeds, if any, as if their shares had been converted into Common Stock.

I. Stock Options and Restricted Stock Awards:

   On November 19, 1998, the Company adopted its 1998 Stock Incentive Plan (the "Option Plan"). The Option Plan is administered by the Company's Board of Directors (the "Board"), and allows for the granting of awards in the form of incentive stock options to employees and nonqualified options and restricted stock to officers, employees, consultants, directors and advisors. The exercise prices for awards and options granted were determined by the Board of Directors of the Company to be equal to the fair value of the Common Stock on the date of grant. In reaching this determination at the time of each such grant, the Board considered a broad range of factors including the illiquid nature of an investment in the Common Stock, the Company's historical financial performance and financial position and the Company's future prospects and opportunity for liquidity events. The option plan allows for the Company to grant up to 4,767,253 options for common shares and restricted stock. Stock options may not be exercised after ten years from the date of grant. Options and restricted stock awards normally vest over 48 months as follows: 25% after 12 months from the date of grant, thereafter, an additional 2.0833% of shares vest at the end of each month until all shares are fully vested. In the event of a change of control of the Company (as defined by the Option Plan), the vesting for each option and restricted stock award will automatically be accelerated with respect to 25% of the shares subject to such options or restricted stock awards.

   During the year ended December 31, 1998, the Company granted incentive stock options for the purchase of 701,204 shares with an exercise price of $0.30 per share. During 1998, the Company sold 2,598,525 shares of restricted stock to certain employees for $0.30 per share. The weighted-average grant-date fair value of these shares of restricted stock was $2.00 per share. There were 8,775 stock option cancellations during the year ended December 31, 1998.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

   During the nine months ended September 30, 1999, the Company granted incentive stock options for the purchase of 895,225 shares and nonqualified stock options for the purchase of 37,500 shares at a weighted average exercise price of $1.36. There were 7,850 stock option cancellations during the nine months ended September 30, 1999. During the nine months ended September 30, 1999, the Company issued 75,000 shares of restricted stock for $0.70 per share in exchange for a note receivable totaling $52,500. The weighted-average grant-date fair value of these shares of restricted stock was $2.00 per share.

   The following table summarizes option activity under the Option Plan:

                             Year ended December 31,      Nine months ended
                                       1998               September 30, 1999
                             ------------------------ --------------------------
                                     Weighted-average           Weighted-average
                             Shares   Exercise Price   Shares    Exercise Price
Outstanding at beginning of
 period....................      --         --          692,429      $0.30
Granted....................  701,204      $0.30         932,725       1.36
Cancelled..................    8,775       0.30           7,850       0.62
                             -------                  ---------
Outstanding at end of
 period....................  692,429      $0.30       1,617,304      $0.91
                             =======      =====       =========      =====
Options exercisable at end
 of period.................      --         --          217,732      $0.37

   All options granted during the year ended December 31, 1998 had exercise prices which were below the estimated fair value of the Company's common stock at the date of grant (as such fair market value was subsequently determined for financial reporting purposes). During the nine months ended September 30, 1999, 770,165 options were granted below the estimated fair value of the Company's common stock at the date of grant (as such fair market value was subsequently determined for financial reporting purposes). The weighted average fair values of options granted for the year ended December 31, 1998 and the nine months ended September 30, 1999 were $1.78 and $3.68, respectively.

   The following table summarized information about stock options outstanding at September 30, 1999:

                                                     Weighted
                                                     Average
                                                    Remaining
      Exercise                                     Contractual                    Shares
       Price              Shares                   Life (Years)                 Exercisable
      $0.30                690,429                     9.1                        180,232
      $0.70                212,203                     9.3                         37,500
      $1.20                108,957                     9.5                            --
      $1.90                270,457                     9.6                            --
      $2.80                172,696                     9.8                            --
      $8.82                162,562                     9.9                            --
                         ---------
                         1,617,304                     9.4                            --
                         =========

   No options were exercisable at December 31, 1998. The weighted average remaining contractual life of the options at December 31, 1998 was 9.8 years.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)

   During the year ended December 31, 1998 and the nine months ended September 30, 1999 the Company recorded unearned compensation for restricted stock and options granted to employees below fair value of $5,594,621 and $2,771,882 respectively. The Company is recognizing the compensation expense over the vesting period. The Company recorded equity compensation expense including amortization expense relating to unearned compensation of $149,470 and $1,335,999 for the year ended December 31, 1998 and the nine months ended September 30, 1999, respectively.

   On April 30, 1999, the Company also accelerated the vesting with respect to 38,552 shares of restricted stock held by a former employee. The Company has recorded a charge of $77,103 in connection with this acceleration.

   Had compensation cost for the stock option grants been calculated based on the fair value at the date of grant for options granted in 1998 consistent with SFAS 123, the Company's net loss for the year ended December 31, 1998 would have been increased to the pro forma amounts indicated below:

      Net loss--as reported....................................... $(4,763,499)
      Net loss--pro forma under SFAS 123.......................... $(4,767,752)

   The following table presents the significant assumptions used to estimate the fair values of the options:

      Weighted average risk free interest rate.........................    4.85%
      Expected life from the date of grant............................. 7 years
      Volatility.......................................................    None
      Expected dividends...............................................    None

   The weighted average fair value of options on the date of grant for the options granted in 1998 was $1.78.

   The pro forma effects of applying SFAS 123 are not indicative of future impacts. Additional grants in future years are anticipated.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)


J. Income Taxes:

   Deferred income taxes include the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

   The components of the Company's deferred tax assets (liabilities) are as follows:

                                               December 31,
                                           ----------------------  September 30,
      Net deferred tax assets                1997        1998          1999
      Temporary differences............... $ 656,576  $   518,421   $  775,256
      Net operating losses................   261,896    1,563,194    5,742,198
                                           ---------  -----------   ----------
      Total net deferred tax asset........   918,472    2,081,615    6,517,454
      Valuation allowance.................  (918,472)  (2,081,615)  (6,517,454)
                                           ---------  -----------   ----------
        Net deferred taxes................ $     --   $       --    $      --
                                           =========  ===========   ==========

   A valuation allowance is established if it is more likely than not that all or a portion of the deferred tax asset will not be realized. Accordingly, a valuation allowance has been established for the full amount of the deferred tax asset due to the uncertainty of realization.

   The Company had net operating loss carryforwards of approximately $650,000, $3,882,000 and $14,259,000 at December 31, 1997, 1998 and September 30, 1999,
respectively. These net operating loss carryforwards begin to expire in 2010.

   Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may have limited, or may limit in the future, the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income and income tax liabilities. The amount of any annual limitation is determined based upon the Company's value prior to an ownership change.

K. Employee Benefit Plan:

   In January 1999, the Company established a savings plan for its employees which it designed to be qualified under Section 401(k) of the Internal Revenue Code. Eligible employees are permitted to contribute to the 401(k) plan through payroll deduction within statutory and plan limits. The Company may make contributions to the 401(k) plan in its discretion. No Company contributions have been made to the savings plan to date.

                         BE FREE, INC. AND SUBSIDIARIES

(the information presented relating to the nine months ended September 30, 1998 and 1999 is unaudited)


L. Related Party Transactions:

   The Company had amounts due from related parties totaling $343, $813,139 and $291,705 at December 31, 1997, 1998 and September 30, 1999, respectively. Amounts due from related parties at December 31, 1997 related to employee advances. Amounts due from related parties at December 31, 1998 was composed of $779,558 related to notes receivable from stockholders for restricted stock and $33,581 related to employee advances. The notes receivable from stockholders for restricted stock are due in June 2003 and accrue interest monthly at 7% per annum. The terms of the notes provide that interest accrues beginning January 1, 1999 and payments of interest commence on July 15, 1999. Amounts due from related parties at September 30, 1999 was composed of $208,072 related to notes receivable from stockholders executed in connection with the issuance of restricted stock and $83,633 related to employee advances.

M. Subsequent Event:

   In October 1999, the Company's Board of Directors and shareholders authorized a 1-for-2 Common Stock split. Stockholders' equity (deficit) has been restated for all periods presented to give retroactive recognition to the reverse split in prior periods by reclassifying from Common Stock to additional paid-in capital the par value of the shares removed by the split. In addition, all references in the consolidated financial statements to the number of Common Stock shares and per share amounts have been adjusted to reflect this reverse split.

   The Company's Board of Directors and shareholders also voted to increase the number of shares available for issuance under the 1998 Stock Incentive Plan by 287,500 shares. Upon this vote, the Plan authorizes the issuance of up to 5,054,753 shares of common stock.

                              [Inside Back Cover]


     [Graphic of logos of several of Be Free's online merchant and portal customers.]


The following text appears:

We earn fees when our online merchant customers generate sales and when our portal customers generate traffic from the promotions we track. Our largest customers include:

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
     , 1999


                          [Be Free logo appears here]

                     5,600,000 Shares of Common Stock

                            ----------------------
                                  PROSPECTUS
                            ----------------------

                          Donaldson, Lufkin & Jenrette

                               Hambrecht & Quist

                             Dain Rauscher Wessels
                    a division of Dain Rauscher Incorporated

                                 DLJdirect Inc.

--------------------------------------------------------------------------------

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy the securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date hereof.

--------------------------------------------------------------------------------

Until   , 1999 (25 days after the date of this prospectus), all dealers that affect transactions in these securities may be required to deliver a prospectus when acting as an underwriter in this offering and when selling previously unsold allotments or subscriptions.

--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table sets forth the various expenses, all of which will be borne by the Registrant, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

      SEC registration fee.......................................... $   16,625
      NASD filing fee...............................................      6,940
      Nasdaq National Market listing fee............................     63,725
      Blue Sky fees and expenses....................................      5,000
      Transfer Agent and Registrar fees.............................     15,000
      Accounting fees and expenses..................................    300,000
      Legal fees and expenses.......................................    350,000
      Printing and mailing expenses.................................    150,000
      Miscellaneous.................................................     92,710
                                                                     ----------
        Total....................................................... $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Article Seventh of the Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

   Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

   Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

   Article Eighth of the Registrant's Amended and Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

   Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.

   Under Section 7 of the Underwriting Agreement, the underwriters are obligated, under circumstances, to indemnify directors and officers of the Registrant against liabilities, including liabilities under the Securities Act. Reference is made to the form of Underwriting Agreement to be filed as Exhibit 1 hereto.

   The Registrant carries Directors and Officers liability insurance. Through an agreement dated as of March 31, 1999 with Daniel J. Nova, and agreements with Ted R. Dintersmith, W. Michael Humphreys and Samuel P. Gerace, Jr. dated as of August 28, 1999 the Registrant has agreed to indemnify each director against litigation risks and expenses arising out of his service to the Registrant.

   Finally, Ted Dintersmith, a director of the Registrant, is indemnified by Charles River Partnership VIII for actions he takes on its behalf.

Item 15. Recent Sales of Unregistered Securities

   Set forth is information regarding shares of common stock and preferred stock issued, and warrants issued and options granted by the Company since January 1, 1996 (without giving effect to the Company's 1-for-2 reverse stock split to be effected prior to the closing of this offering). Further included is the consideration, if any, received by the Company for such shares, warrants and options and information relating to the section of the Securities Act of 1933, as amended (the "Securities Act"), or rule of the Securities and Exchange Commission under which exemption was claimed.

   On August 28, 1998, we issued 399 shares of Freedom of Information, Inc. ("FOI") (the immediate predecessor of Be Free) common stock and $6,176,881 in promissory notes (the "Redemption Notes") of FOI in consideration for the exchange of all of the shares of Be Free, Inc. (an unrelated corporation, "Old Be Free") and PCX Systems, Inc. by shareholders of such entities.

   On August 28, 1998 we issued a total of 10,500,000 shares of Series A Preferred Stock to five private investors (including three venture capitalist firms, a bank and an individual investor) for an aggregate capital contribution of $10,500,000 and warrants to purchase a total of 3,465,000 shares of common stock at a purchase price of $1.50 per share.

   On September 29, 1998, we issued 100,000 shares of Series A Convertible Preferred Stock to Comdisco, Inc. for an aggregate capital contribution of $100,000 and a warrant to purchase 33,000 shares of common stock at a purchase price of $1.50 per share.

   On September 29, 1998, we issued to Comdisco two warrants, one to purchase 100,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 and the other to purchase up to 600,000 shares of Series A Convertible Preferred Stock at a purchase price of $1.00 per share. We issued these warrants as partial consideration for certain financing transactions between Comdisco and the Company.

   On March 31, 1999, we issued a total of 13,196,522 shares of Series B Convertible Preferred Stock to sixteen private investors for an aggregate capital contribution of $24,999,888.06.

   At various times since November 1998, we issued 5,347,050 shares of restricted common stock, at purchase prices of $0.15 and $0.35 per share and options to purchase 2,638,791 shares of common stock to employees at exercise prices ranging from $0.15 to $4.41 per share, to consultants, advisors and a director pursuant to our 1998 Stock Incentive Plan.

   No underwriters were involved in the foregoing sale of securities. Such sales were made in reliance upon an exemption from the registration provisions of the Securities Act set forth in Section 4(2) thereof relative to sales by an issuer not involving any public offering or the rules and regulations thereunder, or, in the case of restricted common stock or options to purchase common stock, Rule 701 under the Securities Act. All foregoing securities are deemed restricted securities for the purpose of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  Exhibit
    No.                                 Description
  -------                               -----------
      1    Form of Underwriting Agreement.
    **3.1  Restated Certificate of Incorporation of the Registrant, as amended and as currently in effect.
   ***3.2  Form of Amended and Restated Certificate of Incorporation of the
           Registrant to be filed on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration
           Statement.
    **3.3  By-Laws of the Registrant, as amended to date
   ***3.4  Form of Amended and Restated By-Laws of the Registrant to be
           effective on the date of the closing of the Offering.
      3.5  Certificate of Amendment, dated October 6, 1999
     *4    Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant.
    **5    Form of Opinion of Hale and Dorr LLP.
   **10.1  1998 Stock Incentive Plan
   **10.2  Stock Purchase and Shareholders Agreement, as amended, dated as of
           August 28, 1998
   **10.3  Form of Warrant dated as of August 28, 1998
   **10.4  Stock Purchase Agreement, as amended, dated as of September 29, 1998
   **10.5  Warrant Certificate for the purchase of shares of common stock issued to Comdisco, Inc.
   **10.6  Warrant Certificate A-1 for the purchase of shares of Series A
           Preferred Stock issued to Comdisco, Inc.
   **10.7  Warrant Certificate A-2 for the purchase of shares of Series A
           Preferred Stock issued to Comdisco, Inc.
   **10.8  Subordinated Loan and Security Agreement dated as of September 29,
           1998
   **10.9  Registration Rights Agreement dated as of March 31, 1999
   **10.10 Employment Agreement with Samuel P. Gerace, Jr., dated August 28,
           1998
   **10.11 Employment Agreement with Thomas A. Gerace dated August 28, 1998
   **10.12 Lease dated as of November 9, 1998 with Southwestern Pennsylvania
           Corporation
   **10.13 Lease dated October 20, 1998 with LSOF Pooled Equity L.P.
    +10.14 License and Services Agreement, effective January 13, 1999, with
           GeoCites
    +10.15 BFAST Service Order Form, as amended, with barnesandnoble.com, Inc.
           dated January 31, 1998
   **10.16 Director Indemnification Agreement dated as of March 31, 1999 with
           Dan Nova
   **10.17 Form of Indemnification Agreement dated August 28, 1998
   **21    List of Subsidiaries
     23.1  Consent of Independent Accountants.
   **23.2  Consent of Hale and Dorr LLP (included in Exhibit 5).
 ****23.3  Consent of Neilsen/NetRatings
 ****23.4  Consent of Jupiter Communications
   **24    Power of Attorney (see page II-5)
     27    Financial Data Schedule

---------------------
 *To be filed by amendment
 +Confidential Treatment Requested
**Filed with the initial filing of the Registration Statement on August 5,
  1999.
***Filed with the filing of Amendment No. 1 to the Registration Statement on September 14, 1999.

**** Filed with the filing of Amendment No. 2 to the Registration Statement on September 29, 1999.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURE

   Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment to this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Boston, Massachusetts, on this 8th day of October, 1999.

                                          Be Free, Inc.

                                              /s/ Gordon B. Hoffstein
                                          By:__________________________________
                                             Gordon B. Hoffstein
                                             President and Chief Executive
                                              Officer

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

              Signature                      Title              Date

     /s/ Gordon B. Hoffstein       President and Chief     October 8, 1999
---------------------------------   Executive Officer
       Gordon B. Hoffstein          (Principal Executive
                                    Officer) and Director

                *                  Executive Vice          October 8, 1999
---------------------------------   President, Research &
      Samuel P. Gerace, Jr.         Technology and
                                    Director

                *                  Chief Financial         October 8, 1999
---------------------------------   Officer, Secretary and
        Stephen M. Joseph           Treasurer (Principal
                                    Financial and
                                    Accounting Officer)

                *                  Director                October 8, 1999
---------------------------------
       Ted R. Dintersmith

                *                  Director                October 8, 1999
---------------------------------
      W. Michael Humphreys

                *                  Director                October 8, 1999
---------------------------------
         Jeffrey Rayport

         /s/ Daniel Nova           Director
---------------------------------
           Daniel Nova

*By: /s/ Gordon B. Hoffstein
  --------------------------------
       Gordon B. Hoffstein
         Attorney-in-Fact

                                 Exhibit Index

  Exhibit
    No.                                 Description
  -------                               -----------
      1    Form of Underwriting Agreement.
    **3.1  Restated Certificate of Incorporation of the Registrant, as amended and as currently in effect.
   ***3.2  Form of Amended and Restated Certificate of Incorporation of the
           Registrant to be filed on or immediately subsequent to the date of the closing of the Offering contemplated by this Registration
           Statement.
    **3.3  By-Laws of the Registrant, as amended to date
   ***3.4  Form of Amended and Restated By-Laws of the Registrant to be
           effective on the date of the closing of the Offering.
      3.5  Certificate of Amendment, dated October 6, 1999
     *4    Specimen certificate for shares of Common Stock, $.01 par value per share, of the Registrant.
    **5    Form of Opinion of Hale and Dorr LLP.
   **10.1  1998 Stock Incentive Plan
   **10.2  Stock Purchase and Shareholders Agreement, as amended, dated as of
           August 28, 1998
   **10.3  Form of Warrant dated as of August 28, 1998
   **10.4  Stock Purchase Agreement, as amended, dated as of September 29, 1998
   **10.5  Warrant Certificate for the purchase of shares of common stock issued to Comdisco, Inc.
   **10.6  Warrant Certificate A-1 for the purchase of shares of Series A
           Preferred Stock issued to Comdisco, Inc.
   **10.7  Warrant Certificate A-2 for the purchase of shares of Series A
           Preferred Stock issued to Comdisco, Inc.
   **10.8  Subordinated Loan and Security Agreement dated as of September 29,
           1998
   **10.9  Registration Rights Agreement dated as of March 31, 1999
   **10.10 Employment Agreement with Samuel P. Gerace, Jr., dated August 28,
           1998
   **10.11 Employment Agreement with Thomas A. Gerace dated August 28, 1998
   **10.12 Lease dated as of November 9, 1998 with Southwestern Pennsylvania
           Corporation
   **10.13 Lease dated October 20, 1998 with LSOF Pooled Equity L.P.
    +10.14 License and Services Agreement, effective January 13, 1999, with
           GeoCites
    +10.15 BFAST Service Order Form, as amended, with barnesandnoble.com, Inc.
           dated January 31, 1998
   **10.16 Director Indemnification Agreement dated as of March 31, 1999 with
           Dan Nova
   **10.17 Form of Indemnification Agreement dated August 28, 1998
   **21    List of Subsidiaries
     23.1  Consent of Independent Accountants.
   **23.2  Consent of Hale and Dorr LLP (included in Exhibit 5).
 ****23.3  Consent of Nielson/NetRatings
 ****23.4  Consent of Jupiter Communications
   **24    Power of Attorney (see page II-5)
     27    Financial Data Schedule

---------------------
 *To be filed by amendment.
 +Confidential Treatment Requested.
**Filed with the initial filing of the Registration Statement on August 5,
  1999.
***Filed with the filing of Amendment No. 1 to the Registration Statement on September 14, 1999.

**** Filed with the filing of Amendment No. 2 to the Registration Statement on September 29, 1999.